IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


HOLLINGER INTERNATIONAL INC.,       )
                                    )
                      Plaintiff,    )
                                    )
                               v.   )       Case No. 04C-0698 )
HOLLINGER INC., THE RAVELSTON       )       Hon. Blanche M. Manning
CORPORATION LIMITED, RAVELSTON      )
MANAGEMENT INC., CONRAD M.          )       Magistrate Judge Nan R. Nolan
BLACK, F. DAVID RADLER, JOHN A.     )
BOULTBEE, DANIEL W. COLSON,         )
BARBARA AMIEL-BLACK,                )
HORIZON PUBLICATIONS INC.,          )       JURY TRIAL DEMANDED
HORIZON ILLINOIS PUBLICATIONS INC., )
HORIZON HAWAII PUBLICATIONS INC.,   )
HORIZON PUBLICATIONS U.S.A. INC.,   )
HORIZON CALIFORNIA PUBLISHING       )
INC., and BRADFORD PUBLISHING       )
COMPANY,                            )
                                    )
                      Defendants.   )


                             FIRST AMENDED COMPLAINT


                                         JOHNSON AND COLMAR
                                         300 South Wacker
                                         Drive, Suite 1000
                                         Chicago, IL 60606

                                         Attorneys for Plaintiff
                                           The Hollinger International Inc.
                                           Board of Directors Special Committee


Of Counsel:

O'MELVENY & MYERS LLP

Times Square Towers
7 Times Square
New York, NY 10036

1625 Eye Street, N.W.
Washington, D.C.  20006-4001

1999 Avenue of the Stars
Los Angeles, CA 90067-6035

May 7, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

NATURE OF THE ACTION...........................................................2

INTRODUCTION AND SUMMARY.......................................................4

JURISDICTION AND VENUE........................................................30

PARTIES.......................................................................30

GENERAL ALLEGATIONS...........................................................35

         MANAGEMENT STRUCTURE.................................................35

         THE DEFENDANTS CREATED A CORPORATE CULTURE OF
         CONTROLLING SHAREHOLDER ENTITLEMENT..................................37

         THE SHAM NON-COMPETE PAYMENTS IN CONNECTION WITH
         THE COMPANY'S SALES OF ITS U.S. COMMUNITY NEWSPAPERS.................40

         THE U.S. COMMUNITY NEWSPAPER DIVESTITURES INVOLVING
         UNAUTHORIZED "NONCOMPETE" STYLED PAYMENTS............................43

         THE NOVEMBER 15, 2003 AGREEMENT TO REPAY THE UNAUTHORIZED
         U.S. COMMUNITY NEWSPAPER NON-COMPETE STYLED PAYMENTS.................51

         THE SALE TO CANWEST GLOBAL COMMUNICATIONS CORP. AND RELATED
         UNFAIR NON-COMPETE PAYMENTS..........................................53

         THE SALES TO OSPREY MEDIA GROUP AND THE UNFAIR
         NON-COMPETITION PAYMENTS.............................................62

         PAYMENTS FOR HLG'S AND RAVELSTON'S MANAGEMENT SERVICES...............66

         HISTORY OF DEFENDANTS' MANAGEMENT SERVICES AGREEMENTS................67

         SHAM "BROKER" FEES...................................................73

         UNFAIR PAYMENTS TO DEFENDANT AMIEL-BLACK.............................74

         PAYMENTS UNDER THE HOLLINGER DIGITAL MANAGEMENT INCENTIVE PLAN.......75

         OVERVIEW-- THE HORIZON CONCEPT AND THE GENESIS OF BRADFORD...........81

         HORIZON I -- THE MARCH 1999 HLR-FINANCED SALE OF 16
         HLR NEWSPAPER PROPERTIES TO HORIZON..................................88

         HORIZON II-- THE APRIL 2000 ASSET EXCHANGE WITH HORIZON..............95

         HORIZON III -- THE MAY 2000 SALE OF THE SKAGIT VALLEY
         ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON............100

         THE JULY 2000 SALE OF FOUR PUBLICATIONS TO BRADFORD.................103

         HORIZON IV-- THE SEPTEMBER 2000 SALE OF BISHOP AND
         BLACKFOOT TO HORIZON................................................110

         HORIZON V-- THE AUGUST 2001 SALE OF THE MAMMOTH TIMES
         TO HORIZON..........................................................114

         DEFENDANTS HLG'S AND RAVELSTON'S RESPONDEAT SUPERIOR
         LIABILITY FOR THE ACTIONS OF DEFENDANTS BLACK, RADLER,
         BOULTBEE, AND COLSON................................................118

         THE CIVIL CONSPIRACY DESIGNED TO IMPROPERLY ENRICH THE
         DEFENDANTS AT THE COMPANY'S EXPENSE.................................118

COUNT I......................................................................121

         VIOLATION OF RICO, 18 U.S.C. SS. 1962(C) (AGAINST DEFENDANTS
         BLACK, RADLER, HLG, RAVELSTON, HORIZON, AND BOULTBEE)...............121

         PATTERN OF RACKETEERING ACTIVITY....................................122

         DEFENDANTS' 1999 PREDICATE ACTS.....................................123

         DEFENDANTS' 2000 PREDICATE ACTS.....................................129

         DEFENDANTS' 2001 PREDICATE ACTS.....................................140

         DEFENDANTS' 2002 PREDICATE ACTS.....................................148

COUNT II.....................................................................150

         VIOLATION OF RICO, 18 U.S.C. SS. 1962(D), FOR CONSPIRING
         TO VIOLATE 18 U.S.C. SS. 1962(C)
         (AGAINST DEFENDANTS BLACK, RADLER, BOULTBEE, HLG, RAVELSTON,
         HORIZON, HORIZON ILLINOIS, HORIZON HAWAII, HORIZON USA,
         HORIZON CALIFORNIA, AND BRADFORD)...................................150

COUNT III....................................................................151

         BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE
         TO HLG IN CONNECTION WITH THE U.S. COMMUNITY NEWSPAPER SALES
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....151

COUNT IV.....................................................................152

         BREACH OF FIDUCIARY DUTY FOR THE $9.5 MILLION PAID TO THE
         HLR EXECUTIVES IN NOVEMBER 2000
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....152

COUNT V......................................................................153

         BREACH OF FIDUCIARY DUTY FOR THE $5.5 MILLION PAID TO THE HLR EXECUTIVES IN FEBRUARY 2001
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....153

COUNT VI.....................................................................154

         BREACH OF FIDUCIARY DUTY FOR THE $600,000 PAID TO THE HLR
         EXECUTIVES IN APRIL 2001
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....154

COUNT VII....................................................................155

         BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" AND OTHER
         RELATED-PARTY PAYMENTS MADE TO RAVELSTON AND THE HLR
         EXECUTIVES IN CONNECTION WITH THE SALE TO CANWEST
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....155

COUNT VIII...................................................................156

         BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE
         TO THE HLR EXECUTIVES IN CONNECTION WITH THE SALES TO OSPREY
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....156

COUNT IX.....................................................................157

         BREACH OF FIDUCIARY DUTY FOR THE MORE THAN $200 MILLION PAID
         TO HLG AND RAVELSTON IN CONNECTION WITH THE MANAGEMENT SERVICES AGREEMENTS (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER,
         BOULTBEE, AND COLSON)...............................................157

COUNT X.....................................................................158

         BREACH OF FIDUCIARY DUTY RELATED TO AT LEAST $900,000 IN
         SHAM "BROKER" FEES (AGAINST DEFENDANTS RAVELSTON, BLACK, BLACK,
         RADLER, AND BOULTBEE)...............................................158

COUNT XI.....................................................................159

         BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $5 MILLION PAID
         TO BLACK, RADLER, COLSON AND BOULTBEE UNDER THE HOLLINGER
         DIGITAL MANAGEMENT INCENTIVE PLAN (AGAINST DEFENDANTS
         RAVELSTON, BLACK, RADLER, BOULTBEE, AND COLSON).....................159

COUNT XII....................................................................160

         BREACH OF FIDUCIARY DUTY FOR THE COMPANY'S $3.1 MILLION
         INVESTMENT TRANSACTION IN WHICH RADLER HAD AN UNDISCLOSED
         FINANCIAL INTEREST  (AGAINST DEFENDANTS RAVELSTON AND RADLER).......160

COUNT XIII...................................................................161

         BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $1.14 MILLION
         PAID TO AMIEL-BLACK IN EXCESSIVE COMPENSATION
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND AMIEL-BLACK)..............161

COUNT XIV....................................................................162

         BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $1 MILLION
         UNAUTHORIZED "BONUS" PAID TO COLSON
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND COLSON)...................162

COUNT XV.....................................................................163

         BREACH OF FIDUCIARY DUTY FOR THE MARCH 1999 HLR-FINANCED
         SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)...................163

COUNT XVI....................................................................163

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE MARCH 1999 HLR-FINANCED SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
         (AGAINST DEFENDANT HORIZON).........................................163

COUNT XVII...................................................................164

         BREACH OF FIDUCIARY DUTY FOR THE APRIL 2000 ASSET EXCHANGE
         WITH HORIZON (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)......164

COUNT XVIII..................................................................165

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE APRIL 2000
         ASSET EXCHANGE WITH HORIZON (AGAINST DEFENDANTS HORIZON, HORIZON
         ILLINOIS, AND HORIZON HAWAII).......................................165

COUNT XIX....................................................................165

         BREACH OF FIDUCIARY DUTY FOR THE MAY 2000 SALE OF THE SKAGIT
         VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)...................165

COUNT XX ....................................................................166

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE MAY 2000
         SALE OF THE SKAGIT VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN
         ISLANDS TO HORIZON (AGAINST DEFENDANTS HORIZON AND HORIZON USA).....166

COUNT XXI....................................................................167

         BREACH OF FIDUCIARY DUTY FOR THE JULY 2000 SALE OF FOUR
         PUBLICATIONS TO BRADFORD (AGAINST DEFENDANTS RAVELSTON, BLACK,
         AND RADLER).........................................................167

COUNT XXII...................................................................168

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE JULY
         2000 SALE OF FOUR PUBLICATIONS TO BRADFORD
         (AGAINST DEFENDANT BRADFORD)........................................168

COUNT XXIII..................................................................168

         BREACH OF FIDUCIARY DUTY FOR THE NOVEMBER 2000 SALE OF
         BISHOP AND BLACKFOOT TO HORIZON
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)...................168

COUNT XXIV...................................................................169

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE
         NOVEMBER 2000 SALE OF BISHOP AND BLACKFOOT TO HORIZON
         (AGAINST DEFENDANT HORIZON).........................................169

COUNT XXV....................................................................170

         BREACH OF FIDUCIARY DUTY FOR THE AUGUST 2001 SALE OF
         THE MAMMOTH TIMES TO HORIZON
         (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)...................170

COUNT XXVI...................................................................171

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE
         AUGUST 2001 SALE OF THE MAMMOTH TIMES TO HORIZON
         (AGAINST DEFENDANTS HORIZON AND HORIZON CALIFORNIA).................171

COUNT XXVII..................................................................171

         BREACH OF FIDUCIARY DUTY FOR CAUSING THE COMPANY TO MAKE
         MISLEADING AND INADEQUATE DISCLOSURES TO SHAREHOLDERS
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)....171

COUNT XXVIII.................................................................172

         UNJUST ENRICHMENT
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, COLSON,
         BOULTBEE, AND AMIEL-BLACK)..........................................172

COUNT XXIX...................................................................173

         UNJUST ENRICHMENT
         (AGAINST DEFENDANTS HORIZON, HORIZON ILLINOIS, HORIZON HAWAII,
         HORIZON USA, HORIZON CALIFORNIA, AND BRADFORD)......................173

COUNT XXX....................................................................173

         ILLINOIS CIVIL CONSPIRACY
         (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, COLSON,
         BOULTBEE, AND AMIEL-BLACK)..........................................173

PRAYER FOR RELIEF............................................................174

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION



HOLLINGER INTERNATIONAL INC.,       )
                                    )
                       Plaintiff,   )
                                    )
                                 v. )      Case No. 04C-0698 )
HOLLINGER INC., THE RAVELSTON       )      Hon. Blanche M. Manning
CORPORATION LIMITED, RAVELSTON      )
MANAGEMENT INC., CONRAD M.          )      Magistrate Judge Nan R. Nolan
BLACK, F. DAVID RADLER, JOHN A.     )
BOULTBEE, DANIEL W. COLSON,         )
BARBARA AMIEL-BLACK,                )
HORIZON PUBLICATIONS INC.,          )      JURY TRIAL DEMANDED
HORIZON ILLINOIS PUBLICATIONS INC., )
HORIZON HAWAII PUBLICATIONS INC.,   )
HORIZON PUBLICATIONS U.S.A. INC.,   )
HORIZON CALIFORNIA PUBLISHING       )
INC., and BRADFORD PUBLISHING       )
COMPANY,                            )
                                    )
                       Defendants.  )


                             FIRST AMENDED COMPLAINT

         Plaintiff Hollinger International Inc. ("Hollinger," "HLR," or the "Company"), through the Special Committee (the "Special Committee") of the Hollinger board of directors1, hereby complains and alleges against Defendants Hollinger Inc. ("HLG"), The Ravelston Corporation Limited and Ravelston Management Inc. (collectively, "Ravelston"), Conrad M. Black ("Black"), Barbara Amiel-Black ("Amiel-Black"), F. David Radler ("Radler"), John A. Boultbee ("Boultbee"), Daniel W. Colson ("Colson"), (Ravelston, Black, Radler, Boultbee, Colson, and Amiel-Black collectively are sometimes referred to herein as the "Black Group")



---------------
(1) The Special Committee was authorized and formed on June 17, 2003, and was authorized, among other things, to bring suit on HLR's behalf in resolutions of the Hollinger board dated June 17, 2003, and January 20, 2004.

Horizon Publications Inc. ("Horizon"), Horizon Illinois Publications Inc. ("Horizon Illinois"), Horizon Hawaii Publications Inc. ("Horizon Hawaii"), Horizon Publications U.S.A. Inc. ("Horizon USA"), Horizon California Publishing Inc. ("Horizon California") (the Horizon entities collectively are referred to herein as the "Horizon Defendants"), and Bradford Publishing Company ("Bradford") as follows:


                              NATURE OF THE ACTION

         1. This is an action to recover approximately $380.6 million in damages, as shown on Figure 1, suffered by Plaintiff Hollinger through Defendants' series of unlawful and improper actions, together with prejudgment interest of approximately $103.9 million, for total damages of $484.5 million. Defendants' unlawful acts as more fully described herein include making unauthorized transfers of Hollinger's cash to themselves, causing Hollinger to enter into transactions with its controlling shareholders or their associates and affiliates on terms that were not fair to Hollinger and its public, non-controlling majority shareholders, violating fiduciary duties of loyalty, care, and fair dealing, usurping corporate assets and opportunities through a variety of related-party transactions, and waste of corporate assets. Plaintiff seeks not only its common law remedies, but also its federal remedies under the Racketeer Influenced and Corrupt Organizations Act ("RICO"), Title 18 of the United State Criminal Code, Sections 1962 and 1964, because Defendants have through their continuous and related unlawful acts conducted the affairs of an enterprise through a pattern of racketeering activity. Thus, the Company seeks recovery as described herein of treble damages aggregating $1.25 billion, plus attorneys' fees.

                           FIGURE 1: SUMMARY OF CLAIMS


                                C.M. BLACK     B.A. BLACK     RADLER       BOULTBEE    COLSON
                               -------------   ----------   -----------  -----------   ------------
EXCESSIVE MANAGEMENT FEES

EXCESSIVE COMPENSATION                         $1,141,557                               $1,073,719

MOFFAT MGMT. "BROKER FEE"            $300,000                  $300,000     $300,000

PRICE REDUCTION: CANWEST-
  RAVELSTON MGMT FEE

CANWEST NON-COMPETES              $11,896,736               $11,896,736   $1,321,859

OSPREY NON-COMPETES                $2,337,700                $2,337,700     $246,074

U.S. COMMUNITY NON-COMPETES        $7,197,500                   *           $602,500

HOLLINGER DIGITAL PAYMENTS         $2,445,645                  $680,605      $50,000     $1,844,988

DIGITAL INVESTMENT LOSSES                                    $3,063,889

HORIZON TRANSACTIONS

BRADFORD TRANSACTION
                               -------------   ----------   -----------  -----------   ------------
                                  $24,177,581  $1,141,557   $18,278,930   $2,520,433     $2,918,707

                                HOLLINGER
                                   INC.        RAVELSTON       HORIZON      BRADFORD
                               ------------  -------------   ----------   -------------
EXCESSIVE MANAGEMENT FEES                     $203,528,000

EXCESSIVE COMPENSATION

MOFFAT MGMT. "BROKER FEE"

PRICE REDUCTION: CANWEST-
  RAVELSTON MGMT FEE                           $38,877,730

CANWEST NON-COMPETES                           $26,437,193

OSPREY NON-COMPETES

U.S. COMMUNITY NON-COMPETES     $16,550,000

HOLLINGER DIGITAL PAYMENTS

DIGITAL INVESTMENT LOSSES

HORIZON TRANSACTIONS                                         $31,705,998

BRADFORD TRANSACTION                                                       $14,498,514
                               ------------- -------------- ------------- -------------

                                $16,550,000   $268,842,923   $31,705,998   $14,498,514

                  GRAND TOTAL    $380,634,643
                               ===============


----------------
Notes:
----------------

* Not seeking recovery in this action Radler agreed to repay his $7.2 million liability in connection with his departure from the Company and has to date honored his reimbursement obligations by making repayments totaling $5,911,452.

All amounts shown are principal amounts of claims, before interest. Total estimated interest on these claims exceeds $100 million.

                            INTRODUCTION AND SUMMARY

         2. Hollinger is a Delaware corporation that owns and operates newspaper publishing businesses in the United States and abroad. It owns, among others, the Chicago SUN-TIMES, as well as community newspapers such as the DAILY SOUTHTOWN, the Joliet HERALD NEWS, the Waukegan COURIER NEWS, and the Aurora BEACON NEWS. HLR also owns the DAILY TELEGRAPH in London, the JERUSALEM POST, and certain other publications.

         3. Hollinger's shares are registered with the U.S. Securities and Exchange Commission, and its Class A common shares are traded on the New York Stock Exchange. At May 5, 2004, the Company had 90.13 million outstanding shares, comprised of 75.14 million Class A common shares and 14.99 million Class B common shares, with an aggregate market capitalization of approximately $1.8 billion (assuming conversion of the Class B shares). The Class B common shares are owned in their entirety directly or indirectly by HLG.

         4. During the relevant time period, HLG controlled a super-majority of voting rights in Hollinger due to the fact that each Class B common share HLG owns has the right to cast 10 votes in any matter submitted for a shareholder vote, compared to one vote per share for the Class A common shares held by the Company's public investors. This structure was created by Black and Radler at the time of Hollinger's initial public offering, thereby granting themselves control of Hollinger separate from the size of their ownership position. As a result, throughout the relevant period, HLG held 72.8% of Hollinger's voting rights while only owning 30.3% of Hollinger. Although pending sales and financings involving HLG may, on information and belief, reduce HLG's ownership of Hollinger's equity to 17.6%, HLG would still possess approximately 68% of Hollinger's voting power.

         5. HLG is an Ontario corporation whose shares are publicly traded on the Toronto stock exchange. At all times during the relevant periods, it has been an investment vehicle without actual operating activities or, to Hollinger's knowledge, any employees of its own. It is registered as a mutual fund in Canada and operates essentially as the vehicle for Black and Radler's control of Hollinger.

         6. HLG is controlled by Ravelston, a private holding company largely owned by Black and Radler. Ravelston owns 78% of HLG, and therefore during most of the events described in this Complaint, Ravelston in effect owned 23.6% of Hollinger, yet indirectly had total control of Hollinger through HLG. On information belief, Ravelston today indirectly owns approximately 13.7% of Hollinger's equity.

         7. Ravelston is a private holding company with a handful of shareholders. While its 78% stake in HLG is thought to be its largest asset, Black and its President Peter White have publicly stated that it owns certain real estate and other assets. Black owns 65.1% and Radler owns 14.2% of Ravelston. Therefore, Black and Radler today are believed to hold indirect equity stakes in Hollinger of 8.94% and 1.95% individually, and 10.89% collectively, and during all times relevant to this proceeding they owned approximately 18.7% of Hollinger collectively. Ravelston, however, has no public investors, and on information and belief Black controls most decisions and actions of Ravelston, with input from Radler. Little is known publicly about Ravelston, though on information and belief, it is the principal vehicle through which Black and Radler conducted their activities at Hollinger.

                   BLACK AND RADLER'S OWNERSHIP IN HOLLINGER
                                  1997 - 2003


             --------------------------------------          ------------------
             |                                    |          |                 |
             |          BLACK AND RADLER          |  _____   |     79% OF      |
             |             Own 79% of             |          | MANAGEMENT FEES |
             |                                    |          |                 |
             --------------------------------------          ------------------
                              | |                                    / \
                              | |                                     |
             --------------------------------------                   |
             |                                    |                   |
             |              RAVELSTON             |                   |
             |   Through Which They Own 61.6% of  |                   |
             |                                    |                   |
             --------------------------------------                   |
                              | |                                     |
                              | |                                     |
             --------------------------------------                   |
             |                                    |                   |
             |            HOLLINGER, INC.         |                   |
             |   Through Which They Own 18.7% of  |                   |
             |                                    |                   |
             --------------------------------------                   |
                              | |                                     |
                              | |                                     |
             --------------------------------------          -------------------
             |                                    |         |                  |
             |      HOLLINGER INTERNATIONAL INC.  |   _____ | 18.7% OF PROFITS |
             |                                    |         |                  |
             --------------------------------------          -------------------


         8. From its initial public offering in the mid-1990s until November 15, 2003, Hollinger was managed, controlled, and dominated by Defendants Black and Radler, who served as the Company's Chairman and Chief Executive Officer and Deputy Chairman and President, respectively.

         9. As a result of the disproportionately weighted voting interest of Class B common shares owned by HLG, which they controlled through Ravelston, Black, and Radler had the power to add or remove all members of the Hollinger board at will, irrespective of the wishes of the majority shareholders. Investors purchased stock in HLR knowing of the disproportionate voting rights of the Class B shares and of the ultimate control wielded by Black, Radler, and

Ravelston through HLG. At the same time, investors also purchased stock in HLR knowing that the use of such power had to comply with all applicable laws, including fiduciary duties under Delaware law. Even though the public majority equity shareholders at Hollinger were effectively frozen out of all participation in governance decisions, the governance system that Black and Radler set up did not confer a license on the Black Group or HLG simply to take HLR's revenues for themselves, or to cause HLR to engage in transactions beneficial to themselves that were unfair to Hollinger and its non-control shareholders. Indeed, investors purchasing shares in HLR had good reason to expect that the Black Group and HLG would adhere to the highest standards of fiduciary behavior imposed by Delaware law on controlling shareholders.

         10. Delaware corporate law imposes fiduciary duties of loyalty, care, and good faith on Defendants Black, Radler, Ravelston, and HLG as controlling shareholders. In general, controlling shareholders are held to the most stringent limits if they seek to engage in transactions with the company under their control. Any such transactions must be "entirely fair" to non-controlling shareholders. As officers and directors, Black, Radler, Colson, Amiel-Black, and Boultbee also owed fiduciary duties to Hollinger and to its majority, non-controlling public shareholders. These fundamental fiduciary duties made it unlawful for Defendants to usurp corporate opportunities for their own personal benefit, to engage in self-dealing transactions that were not entirely fair to the non-controlling shareholders, or to mislead or deceive the corporation's board of directors into approving or ratifying transactions with related parties on the basis of false, misleading, or incomplete information, yet Defendants violated all these duties repeatedly throughout the relevant period.

         11. Though they served as stewards of the investments of their shareholders -- subject to strict limits on their personal financial dealings with the Company -- Defendants Black, Radler, Colson, Boultbee and Amiel-Black evidently did not see it that way. Black and Radler in particular repeatedly referred to Hollinger as "their" company, and both appeared to confuse the power to make corporate decisions subject to fiduciary standards and limits as the power to act with impunity in their own personal interest. In the Delaware Judgment (as defined below), the Chancery Court (at page 9) characterized Black as "a formidable controlling shareholder," and found that "[a]t all times he has held himself out to the world as able to control Ravelston, [HLG] and
[Hollinger]. . . . To the extent he could, Black led the financial world to believe that the collective `Hollinger' family was firmly under his personal control."

          12. During a prolonged period, the Black Group used Hollinger as a cash cow to be milked of every possible drop of cash, often in a manner evidencing complete disregard for the rights of all Hollinger shareholders. The Black Group's systematic disregard for shareholder interests manifested itself on both large matters like transferring to themselves more than $88 million in "non-compete" fees, and on small matters such as Amiel-Black charging Hollinger to tip to the doorman of Bergdorf-Goodman, a luxury clothing store in New York. For example, from 2000-2003 Hollinger was billed approximately $90,000 to refurbish a 1958 Silver Wraith Rolls Royce limousine that is owned and titled in the name of Ravelston, apparently so that Black and Amiel-Black could travel London in classic style without paying for the ride. Similarly, Black billed Hollinger for the cost of numerous personal household staff -- including chefs, Senior Butlers, Butlers, Under Butlers, chauffeurs, Housemen, Footmen and security personnel. Charitable donations were made in the name of Black, Amiel-Black or Radler, but paid for by Hollinger. The Company was charged nearly $9 million to acquire historic papers of former President Franklin D. Roosevelt, most of which were stored in Black's and Amiel-Black's personal residences at a time when Black was coincidentally writing a 900-page biography of FDR (while also being paid to be the Company's full-time CEO, not an author).

          13. Although Hollinger was a modest-sized company, it maintained two corporate jets to transport Black, Amiel-Black, and Radler to and from their personal residences at a cost to the Company of $4.7 - $6.5 million per year. Black noted in an August 2002 e-mail message to Peter Atkinson, a shareholder of Ravelston and officer of both HLR and HLG:

         There has not been an occasion for many months when I got on our plane without wondering whether it was really affordable. But I'm not prepared to reenact the French Revolutionary renunciation of the rights of nobility.

The jets were used indiscriminately for personal rather than business purposes, such as to fly Black and Amiel-Black to Bora Bora, and to shuttle between their collection of international houses, or to carry Radler to his vacation home in Palm Springs. Interestingly, up until 2000 Ravelston paid the cost of private jets for Black and Radler out of the management fees it received. Beginning in 2000, Ravelston imposed the cost on the Company, even though Black and Radler were employees of Ravelston, not Hollinger. In effect this represented a $6 million increase in the annual management fee. Despite Ravelston charging Hollinger $26 million in 2003 to provide management services, it also charged Hollinger the cost of ferrying Ravelston employees amongst their residences and to and from work.

          14. More than mere abuse of perquisites was involved, however. Black's attitude toward shareholder property was displayed in an August 3, 2002 e-mail to Atkinson and Boultbee, where he noted "[w]e have said for some time that Hollinger served no purpose as a listed company other than relatively cheap use of other people's capital..."

          15. The scale of income diverted by the Black Group into their own pockets during the period 1997-2003 was largely if not wholly without precedent as a proportion of the operating income of a widely held public corporation. From 1997-2003 (estimated for 2003), Hollinger reported net income (the money left in the Company and available to other equity shareholders) of $155.4 million, after paying Black, Radler, Colson, Boultbee, Amiel-Black, Ravelston, and HLG fees or compensation of one type or another aggregating approximately $390.7 million. Thus, as shown on Figure 2, Black and Radler used their control powers to cause the Company to pay themselves and their top associates almost 72% of the Company's total net income (after adding back the payments received by Black, Radler, ET AL). By contrast, during the same period the top five officers of the New York Times Company and the Washington Post Company, both of which also have two-tier voting structures, received approximately 4.4% of total net income in the case of the TIMES, and 1.8% in the case of the POST.

                                    Figure 2



          SUMMARY OF PAYMENTS/COMPENSATION TO CONTROLLING SHAREHOLDERS
          ------------------------------------------------------------

RAVELSTON/RMI MANAGEMENT FEES                                $217,893,000

NON-COMPETE/UNAUTHORIZED PAYMENTS                             $90,191,131

SALARIES & BONUSES                                            $12,080,747

HLR STOCK OPTIONS (VALUED AT GRANT)                           $39,092,000

DIRECTORS FEES/OTHER PAYMENTS                                  $3,229,373

MOFFAT MANAGEMENT "BROKER" FEE                                   $900,000

PERSONAL STAFF                                                 $1,402,744

AIRCRAFT                                                      $23,707,109

CORPORATE APARTMENTS                                           $1,899,933

AUTOMOBILES                                                      $352,860

                                 TOTAL PAYMENTS              $390,748,898
                            REPORTED NET INCOME              $155,399,000
                    PAYMENTS AS % OF NET INCOME                     71.5%

          16. This First Amended Complaint addresses, among other things, four particularly egregious methods by which Defendants improperly took cash or other assets belonging to Hollinger. One method was to force Hollinger to retain Defendant Ravelston, an entity Defendants Black and Radler own, to provide management services at prices so grossly inflated that they were many times the cost Hollinger would have incurred in providing those services for itself. This highly unusual "outsourcing" of senior management through HLG or Ravelston, rather than the Company directly retaining its own management, left the Company utterly dependent on HLG and Ravelston, which annually demanded and extracted management fees vastly in excess of the cost of the services provided to Hollinger.

          17. Defendants Black and Radler were both experienced executives, and as a group the top 5 Ravelston personnel would certainly have commanded reasonable compensation on the open market. Black and Radler did not simply serve as CEO and COO respectively, and seek approval from the Hollinger board for direct compensation at a reasonable market level. If they had done so, the Hollinger compensation committee, composed entirely of independent directors, would presumably have reviewed, INTER ALIA, market levels of compensation at comparable companies for executives with similar skills and experience, and the committee would then normally have negotiated a compensation program for each individual executive as is done at every other publicly traded company.

          18. Instead of following normal and accepted methods for determining executive compensation, Defendants Black and Radler used their power as controlling shareholders to cause the Company to retain its most senior executives on a package plan from Ravelston, a company they owned, rather than hiring these executives directly on an individual basis. Under this approach Ravelston proposed a single fee to cover compensation for the entire group of senior executives who were officers of Hollinger but employees of Ravelston. The cost of the executive group as a whole was then bundled together with the costs of a group of 20-30 back office personnel (who devoted varying levels of time to serving Hollinger along with other business interests of Ravelston), as well as various direct and indirect costs for occupancy, taxes and other items. In essence, the fee charged to Hollinger was for a business within a business, orchestrated entirely by the controlling shareholders.

          19. Delaware law requires BOTH a fair process AND a fair price for a corporation's transactions with its controlling shareholders. But the Black Group's management fee transactions with the Company entailed NEITHER a fair process NOR anything close to a fair price.

          20. The process was entirely dictated by Defendants Black, Radler and Boultbee for their own benefit. They alone would determine what they wished to pay themselves and their Ravelston colleagues, and what other Ravelston or personal financial needs should be paid through the management fee to Hollinger. For them, the calculation appears to have been how much money Black, Radler and Ravelston needed or wanted, not what was fair and reasonable to Hollinger. In any fairness analysis the absolute maximum cap for the management fee would have been what it would have cost Hollinger to retain the necessary management services directly. However the process Black and Radler caused Hollinger to use eliminated both transparency and accountability to the Hollinger board for compensation decisions among the members of the Black Group. The audit committee of Hollinger's board approved the management fee set each year based on what appears to have been the most cursory "negotiations" imaginable with members of the Black Group. In these discussions, the Black Group failed to disclose all relevant information to the audit committee and the board, and there is no evidence that the audit committee possessed data sufficient to understand Ravelston's total costs or the level of implicit compensation that was being paid to each individual officer and their affiliates.

          21. Early in each year, Defendants Black, Radler, and Boultbee would propose a management fee for that year, and after discussions with the audit committee and occasional minor changes, each year the board approved an agreed fee. The Defendants did not reveal what was going on behind the curtain at Ravelston, since they had learned how to manipulate and dominate the audit committee. Black and Radler also misled the board by characterizing these bloated fee levels as necessary to provide quality service, when they knew that a disproportionate percentage of the fee represented pure profit for themselves as the controlling shareholders of Ravelston.

          22. For its part, the audit committee did not retain its own experts or financial advisors to provide independent data and analysis regarding the management fee, and thus it did not put itself in a position where it could negotiate with Black and Radler in a meaningful way. Even assuming for purposes of discussion that the audit committee was seriously deficient in its review of the fees to the Black Group, and irrespective of whether or not the independent board members satisfied their own fiduciary duties of care, any failings by the audit committee would not immunize the Black Group from liability to Hollinger for causing Hollinger to enter into this series of annual transactions with themselves as principals on terms that were grossly unfair to Hollinger. Indeed, the failure of the audit committee to conduct a meaningful analysis, which the Black Group exploited, stands as compelling evidence of the unfairness of the overall process and thus the breach of duties of loyalty and fair dealing by the Black Group.

          23. The end result of this unfair process that the Black Group imposed was an unfair price. For example, in 2003 Hollinger paid a $26 million management fee to Ravelston, of which an estimated $2 million covered all costs of Ravelston other than compensation of its top 5 personnel serving as officers of Hollinger. In addition, Hollinger paid the same 5 officers another $9.5 million in compensation directly. Thus, Hollinger in effect paid its top 5 officers, all members of the Black Group, total compensation of $33.5 million in 2003, although the board was not aware of precisely how this compensation was allocated among the members of the Black Group.

          24. By contrast, compensation in 2003 for the top 5 officers of twelve U.S. based publicly traded publishing companies (including the New York Times Company, the Washington Post Company, Gannett Co., E.W. Scripps, Knight-Ridder, Dow Jones & Co., the Tribune Co., McClatchy Co., Belo Corp., Lee Enterprises, Media General, and Journal Communications) at the 25th percentile level, equivalent in revenues to the size of Hollinger, was only $6.9 million. Thus, in 2003, Hollinger paid $33.5 million for executive services that would reasonably have been expected to cost only approximately 20% as much had Hollinger been paying market levels of compensation.

          25. During 2003, for example, for the same $33.5 million Hollinger paid the Black Group, it could have hired the top 5 officers at the Washington Post, Dow Jones & Co. AND Knight-Ridder and had more than $5 million left over. Those three comparable companies had combined revenues of $7.2 billion in 2003, or roughly 7 times larger than Hollinger.

          26. The record of the period 1997-2003 demonstrates a similar picture of compensation levels at Hollinger that were many, many times the compensation levels for proven executives working for major publishing companies. From 1997-2003, Hollinger paid

$247.9 million in compensation to its top executives (plus another $74 million in personal "non-compete" payments), while the peer companies of a similar size paid their top 5 officers between $40-50 million during the same period. Thus, the management fee system resulted in payouts to the Black Group that were 5 to 6 TIMES greater than what competing companies were paying for similar services. Despite these compensation levels, Hollinger's comparative performance during the period among similar companies was at or near the bottom in most categories like return on assets or equity.

          27. While there is considerable subjectivity in any individual compensation decision for any given year, the record of the Ravelston management structure as operated by Black and Radler during the period 1997-2003 shows indisputably that the system resulted in payouts to the Black Group that were unjustifiable and unreasonable by any measure. As a result of the system that Defendants Black, Radler, and Boultbee invented and imposed, the Hollinger shareholders paid literally hundreds of millions of dollars more than would have reasonably been the case in any other company. This represents an egregious breach of the fiduciary duties of every member of the Black Group.

          28. Another method Defendants Black and Radler used to drain profits out of Hollinger for themselves and their co-conspirators was to execute real or imagined "non-compete" agreements with companies purchasing newspapers from the Company, and to divert massive payments taken from Hollinger's sale proceeds to themselves personally as purported consideration for their agreements not to compete. These "non-compete" agreements generally were not requested by buyers, but rather were offered by Defendants Black, Radler and their associates as a pretext for siphoning proceeds out of the transactions. On some occasions these agreements and related payments were never signed, or were signed with wholly-owned affiliates in sham transactions. As Black admitted in writing (though subsequently recanting his admission), and as the Delaware Court of Chancery found in HOLLINGER INTERNATIONAL INC. V. CONRAD M. BLACK, ET AL., C.A. No. 183-N at 75-76 (Del. Ch. Feb. 26, 2004) (the "Delaware Judgment"), more than $30 million in such payments to Defendants Black, Radler, HLG, and Boultbee were never authorized by the Hollinger board of directors, but were simply transferred at the direction of one or more of the recipients to themselves. Approximately $60 million in additional personal non-compete payments were made with board approval, but these board actions were based on inaccurate, misleading or incomplete disclosure of the facts to the board by Black and Radler. Finally, all payments for personal non-compete agreements were made on terms that were unfair to Hollinger shareholders, whether authorized by the Hollinger board or not.

          29. The $88 million total in non-compete styled payments that the Defendants took from the Company, as described more fully in this Complaint, are summarized in the following chart:

-----------------------------------------------------------------------------------------------------------------------
                                   BLACK          RADLER       BOULTBEE          HLG         RAVELSTON       TOTAL
                                -------------  -------------  -----------    -------------  ------------- -------------
CANWEST
  November 2000                  $11,896,736    $11,896,736   $1,321,859                     $26,437,193   $51,552,524

OSPREY I
  July 2001                       $2,021,088     $2,021,088     $212,746                                    $4,254,922

OSPREY II
  November 2001                     $316,612       $316,612      $33,328                                      $666,552

U.S. TRANSACTIONS/
   PAYMENTS
Intertec [Jan. 1999]                                                           $2,000,000                   $2,000,000

CNHI I [Jan. 1999]                                                            $12,000,000                  $12,000,000

Horizon [Aug. 1999]                                                            $1,200,000                   $1,200,000

Forum [Sept. 2000]                                                               $100,000                     $100,000

PMG/Paxton [Oct. 2000]                                                           $500,000                     $500,000

CNHI II [Nov. 2000]               $4,300,000     $4,300,000     $450,000         $750,000                   $9,800,000

APC "non-competes"                $2,612,500     $2,612,500     $137,500                                    $5,362,500
[Feb. 2001]

PMG/Forum "non-competes"            $285,000       $285,000      $15,000                                      $585,000
[Apr. 2001]
                                -------------  -------------  -----------    -------------  ------------- -------------
                        TOTAL    $21,431,936    $21,431,936   $2,170,433      $16,550,000    $26,437,193   $88,021,498

-----------------------------------------------------------------------------------------------------------------------

          30. A third method Defendants Black and Radler used to divert Hollinger funds to themselves in violation of their fiduciary duty of loyalty was an "incentive" compensation plan adopted for the Company's investment subsidiary Hollinger Digital LLC ("Digital"). The Hollinger Digital Management Incentive Plan provided that up to 22% of the Company's profits on Digital's individual profitable investments would be awarded to Digital executives, without offsetting those profits by the losses from Digital's unprofitable investments. This is an approach analogous to computing a baseball player's batting average by considering only hits, and disregarding outs. Defendants Black, Radler, Boultbee, and Colson inserted into the Digital Incentive Plan a "Senior Executive Group" allocation, whereby they would have the unfettered discretion to award themselves 7 percentage points of gain, or about 32% of the Incentive Plan.

         31. The Defendants obtained Hollinger audit committee approval of the Digital Incentive Plan based on inaccurate representations to the committee that it was typical of those "that competitive investment banking firms offer." Aside from the obvious fact that Hollinger is a publishing company and not an investment banking firm, the Defendants knew when they presented the Plan to the audit committee and when they took the payments that the "upside only" Digital Incentive Plan was virtually unheard of in the venture capital/private equity business. Indeed, the Company's attorneys and auditors both advised Defendants that the industry norm was for investment funds to pay bonuses only in accordance with the fund's NET profits, after offsetting profits and losses, fees and certain expenses on all investments in a particular period.

         32. Hollinger Digital's investments have lost more than $65 million since 1997. This disastrous result for HLR shareholders did not justify the payment of any "incentive" bonuses, yet due to the "gains only" plan put in place by Defendants Black and Radler, $15.5 million was paid out in "incentive" bonuses on a loss of $65 million. As controlling shareholders, Defendants Black and Radler directed $5 million of this amount to be paid to the "Senior Executive

Group," I.E., themselves, even though they knew at the time that such payments were unfair to Hollinger shareholders, were not justified by market practice, and did not reflect any skill, effort or accomplishment on behalf of Hollinger by the Senior Executive Group. The payments Defendants awarded themselves under the Digital Incentive Plan are summarized in the following chart:

---------------------------------------------------------------------------------------------------------------------------
     DATE      INVESTMENT              BLACK             RADLER           BOULTBEE           COLSON            TOTAL
     ----      ----------              -----             ------           --------           ------            -----
8/10/00        Trip.com                $335,183                                                                $335,183
8/11/00        Trip.com                $520,744          $200,000                            $150,000          $870,744
11/29/00       Trip.com                $200,000           $93,520                                              $293,520
12/21/00       Trip.com                $500,000          $237,085                                              $737,085
12/21/00       iii                     $639,718                                            $1,644,988        $2,284,706
1/16/01        Canada.com              $250,000          $150,000           $50,000           $50,000          $500,000
                          TOTAL      $2,445,645          $680,605           $50,000        $1,844,988        $5,021,238
---------------------------------------------------------------------------------------------------------------------------

This suit seeks recovery of the entire $5 million in purported incentive payments to Defendants Black, Radler, Boultbee, and Colson as their actions in causing such payments to be made represent no more than skimming cash out of Hollinger without business purpose and in violation of their fiduciary duties.

         33. A fourth category of devices by which Defendants Black, Radler and their associates drained income out of Hollinger was transferring the Company's own publications to Defendants Horizon and Bradford, companies that Black and Radler controlled. Not content simply to pay most of the Company's income to themselves as "management fees," "non-competes," "incentive payments" or through some other pretext (including as described herein millions in sham "broker" fees and wasteful and unearned "salary" and "bonus"), Black and Radler also transferred ownership of various Hollinger operating publications to themselves through Defendants Horizon and Bradford. In one of these transactions, Black and Radler went so far as to cause, in effect, Hollinger to pay Horizon approximately $150,000 to take several publications owned by Hollinger. In other transactions, Black and Radler sold Hollinger newspapers to themselves for prices that were tens of millions lower than Hollinger could have received from unrelated third parties. By taking operating entities from Hollinger for nothing, buying them at below-market prices, and even paying themselves to take publications off Hollinger's hands, Black and Radler blatantly disregarded their fiduciary duties of loyalty to Hollinger, usurped corporate opportunities belonging to Hollinger, and violated their fiduciary duty as controlling shareholders to refrain from any principal transaction not entirely fair to the non-controlling Hollinger shareholders.

         34. The Company's six asset sales to the Defendants Horizon and Bradford are summarized in the following chart:

------------------------------------------------------------------------------------------------------------------------------------
                                                                             Black/Radler-Controlled
                                                                                    PURCHASER
           DATE                      HLR NEWSPAPER ASSETS SOLD                                                       PRICE
------------------------------------------------------------------------------------------------------------------------------------
As of March 31, 1999        16 properties throughout the U.S.            Defendant Horizon                 $43.7 million (including
                            comprising 33 publications ("Horizon I")                                       below market rate seller
                                                                                                           financing)
------------------------------------------------------------------------------------------------------------------------------------
As of April 1, 2000         Colville, Washington                         Defendants Horizon, Horizon       Asset Exchange for
                            Deer Park, Washington                        Illinois, and Horizon Hawaii      Horizon's Lerner
                            Valley City, North Dakota                                                      Publications
                            ("Horizon II")
------------------------------------------------------------------------------------------------------------------------------------
May 1, 2000                 Skagit Valley, WA                            Defendants Horizon and Horizon    ($149,999) Black and
                            San Juan Islands, WA                         USA                               Radler caused Hollinger
                            ("Horizon III")                                                                to pay their own company
                                                                                                           Horizon to take these
                                                                                                           Hollinger assets
------------------------------------------------------------------------------------------------------------------------------------
July 20, 2000               Salamanca, New York                          Defendant Bradford                $37.559 million
                            Olean, New York                                                                (including interest-free
                            Brandford, Pennsylvania                                                        seller financing)
                            ("Bradford")
------------------------------------------------------------------------------------------------------------------------------------
November 1, 2000            Bishop, California                           Defendant Horizon                 $4.1 million
                            Blackfoot, Idaho
                            ("Horizon IV")
------------------------------------------------------------------------------------------------------------------------------------
As of August 1, 2001        Mammoth Lakes, California                    Defendants Horizon and Horizon    $1
                            ("Horizon V")                                California
------------------------------------------------------------------------------------------------------------------------------------

         35. Defendants Black and Radler unilaterally determined the assets Hollinger would transfer to Defendants Horizon and Bradford, and the unfair terms of those transfers.

They made no serious effort to seek out independent purchasers, and on various occasions they took steps that appear to have prevented independent parties from bidding on those assets in a manner that would have benefited all Hollinger shareholders. In each of these transactions, they avoided independent director scrutiny of their self-dealing through deception. In Horizon I and Bradford, they manipulated the earnings and multiples of Hollinger newspapers to pay nearly $30 million less for the properties than what independent third parties would have paid (based, on prices as a multiple of cash flow on contemporaneous third-party transactions involving other newspapers Hollinger sold). In Horizon III and V, they took for $1 -- and in one instance essentially REQUIRED HOLLINGER TO PAY HORIZON $150,000 to take -- newspapers for which HLR had received six-figure and seven-figure purchase offers that Defendants Black and Radler rejected, and also concealed from the board. In Horizon II, Defendants Black and Radler carried out a swap of properties between HLR on the one side and Defendants Black and Radler's Horizon venture on the other side. In this deal, Defendants Black and Radler made a quick $2 million profit by transferring newspapers worth more than $6 million to Horizon in return for other newspapers transferred to HLR that had a value of more than $4 million, while falsely portraying the deal to the board as profitable for Hollinger. In Horizon IV, Defendants Black and Radler avoided any independent director review of a purchase price several million dollars below market by creating the fiction that Defendant Horizon had obtained the Hollinger newspapers not from Hollinger, but from an independent third-party purchaser of Hollinger newspapers at an arm's length price.

         36. The double standard that Defendants Black and Radler applied when self-dealing with Hollinger's assets is vividly illustrated by the "non-compete" agreements that Hollinger gave to Defendant Bradford, a company Defendants Black and Radler controlled.

When Defendants Black and Radler arranged for non-compete payments to themselves as part of the CanWest and other transactions, they extracted from Hollinger up-front lump sum cash payments for the full amount of the "non-compete" allocation, and they charged pre-closing interest on the proposed non-compete agreements when the closing was postponed. In contrast, when they caused Hollinger to sell certain newspapers to themselves through Defendant Bradford, they arranged for $6 million of the purchase price to be paid in the form of a 10-year non-compete agreement, with payments by Defendant Bradford to Hollinger stretched out over this period of time without interest, thereby substantially reducing the present value of the price paid to Hollinger. In addition, Black and Radler did not disclose to the independent directors of Hollinger that they planned to subordinate the delayed payment to Hollinger on this "non-compete" to Bradford's debt obligations to banks on its own acquisition, thereby rendering Hollinger's ability to collect this portion of its purchase price entirely speculative. Defendants Black and Radler, through Defendant Bradford, subsequently did in fact default on the payments due to Hollinger, leaving more than $5.5 million unpaid. Thus, Defendants Black and Radler in effect caused Hollinger to lend themselves $6 million interest free for 10 years, and then without disclosure to the board subordinated the principal in a manner that has resulted in Hollinger not receiving payments of principal.

         37. Since the only ostensible business purpose for selling the highly profitable community newspapers was to use the proceeds to reduce Hollinger's external debt, to the extent properties were sold to insiders with deferred interest-free financing from Hollinger, the entire purpose that the board was given for the transaction was undermined. Instead of Hollinger receiving cash sale proceeds as it did from third parties, and using the proceeds to pay debt and current obligations, the "seller financing" Black and Radler gave to themselves meant that outstanding debt and interest obligations were not reduced (to the extent of the take-back of unsecured paper), yet the current income from the newspaper was transferred to Black and Radler even before they paid the full purchase price. Thus, Black and Radler transferred the properties and their profit streams to themselves on unsecured credit, thereby enabling themselves to use the profits of Hollinger's own companies to fund all or a portion of their purchase price obligations to Hollinger. Such a transaction structure did not accomplish the stated purpose of reducing leverage at Hollinger, but rather appears to have been a deliberate effort to dismantle profitable Hollinger assets and transfer them to themselves piece-by-piece on terms that were unfair to Hollinger's shareholders.

         38. At or about the time that Defendants Black and Radler were securing HLR board approval for these sales to Defendants Horizon and Bradford at unfair prices and on unfair terms, Black was falsely assuring HLR's public shareholders that he would never allow these very things to happen. For example, Black's May 11, 2000 address to stockholders spends substantial time reassuring "unbelieving and disillusioned shareholders" about plans to increase the Company's stock price. Regarding the Company's announced plan to "entertain offers to purchase our U.S. and Canadian community newspapers," the stated purpose of which is to obtain funds sufficient to "eliminat[e] from 40% to 60% of debt," Defendant Black told shareholders the following:

         I perfectly understand that many are curious about exactly what might be sold at precisely what prices but two sides are necessary for any transaction and, as I only speak for one side [presumably the Company], I can't offer a useful answer to any such questions. Responses have been encouraging so far. If offers prove insufficient, we [HLR management] are under no pressure whatsoever, with steadily improving results, to sell assets at less than they are worth to us [the Company] AND WE WILL NOT DO SO. (Emphasis supplied.)

                                      * * *

         39. In total, this Complaint seeks recovery of the following amounts that Defendants have wrongfully taken from the Company:

     DEFENDANT HLG

     o At least $16,550,000, plus interest, in unauthorized and unfair non-competition styled payments in connection with sales of U.S. Community Newspaper properties.

     o All HLR dividends obtained during the period HLG was breaching its fiduciary duties as the Company's controlling shareholder and violating the RICO statue or, in the alternative, Ravelston's percentage share of the dividends received by HLG.

         DEFENDANT RAVELSTON

     o The entire $217.9 million in management fees received directly or indirectly from the Company, or alternatively approximately $203.5 million in excessive fees, plus interest.

     o $26,437,193, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction.

     o All benefits derived by Defendant Ravelston from the CanWest-Ravelston management services agreement, including future termination and annual $3.8 million management fees paid by CanWest to Ravelston. Alternatively, the $38,877,730, plus interest, that represents the reduction in the CanWest sale proceeds paid to the Company as a result of CanWest's management fee payments to Ravelston.

         DEFENDANT BLACK

     o At least $132,700,256, plus interest, representing his 65.1% share of excessive management fee payments to Defendant Ravelston.

     o At least $7,197,500, plus interest, in unauthorized and unfair non-competition styled payments purportedly in connection with sales of U.S. Community Newspaper properties.

     o $11,896,736, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction (November 2000).

     o $2,337,700, plus interest, in unfair non-competition styled payments in the Osprey transactions (July/September 2001).

     o $2,445,645, plus interest, in unfair payments made under the Digital Incentive Plan.

     o $300,000, plus interest, as Black's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

     o Restitution and damages to the Company of all its costs and damages associated with the Horizon and Bradford transactions.

     o Recovery of all compensation that the Company paid during the period that Black was breaching his fiduciary duties and violating the RICO statute, in whole or to the extent that such compensation was excessive.

     o Damages in an amount to be determined at trial suffered by the Company as a result of Defendants' breaches of fiduciary duty as a member of Hollinger's board of directors.

         DEFENDANT RADLER

     o $28,697,778, plus interest, representing Defendant Radler's 14.2% share of excessive management fees paid in Defendant Ravelston.

     o $11,896,736, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction (November 2000).

     o $2,337,700, plus interest, in unfair non-competition styled payments in connection with the Osprey transactions (July/September 2001).

     o $680,605, plus interest, in unfair payments made under the Digital Incentive Plan.

     o $3,063,889, plus interest, for losses on the Company's Digital investments in which Defendant Radler had an undisclosed financial interest.

     o $300,000, plus interest, as Radler's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

     o Restitution and damages to the Company of all its costs and damages associated with the Horizon and Bradford transactions.

     o Recovery of all compensation that the Company paid during the period that Defendant Radler was breaching his fiduciary duties and violating the RICO statute, in whole or to the extent that such compensation was excessive.

     o Damages in an amount to be determined at trial suffered by the Company as a result of Defendants' breaches of fiduciary duty as a member of Hollinger's board of directors.

         DEFENDANT BOULTBEE

     o At least $602,500, plus interest, in unauthorized and unfair non-competition styled payments purportedly in connection with sales of U.S. Community Newspaper properties.

     o $1,321,859, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction (November 2000).

     o $246,074, plus interest, in unfair non-competition styled payments in the Osprey transactions (July/September 2001).

     o $50,000, plus interest, for the unfair payment made under the Digital Incentive Plan.

     o $300,000, plus interest, as Boultbee's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

     o Recovery of all compensation that the Company paid during the period that Defendant Boultbee was breaching his fiduciary duties, and violating the RICO statute, in whole or to the extent that such compensation was excessive.

     o Damages in an amount to be determined at trial suffered by the Company as a result of Defendants' breaches of fiduciary duty as a member of Hollinger's board of directors.

         DEFENDANT COLSON

     o $1,844,988, plus interest, for the unfair bonus payment made purportedly under the Digital Incentive Plan.

     o $1,073,719, plus interest, in an unfair, excessive and unauthorized "bonus" payments.

     o Compensation that the Company paid during the period that Colson was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

     o Damages in an amount to be determined at trial suffered by the Company as a result of Defendants' breaches of fiduciary duty as a member of Hollinger's board of directors.

         DEFENDANT AMIEL-BLACK

     o $1,141,557, plus interest, in unfair and excessive "salary" and "bonus" payments.

     o Compensation that the Company paid during the period that Amiel-Black was breaching her fiduciary duties, in whole or to the extent that such compensation was excessive.

     o Damages in an amount to be determined at trial suffered by the Company as a result of Defendants' breaches of fiduciary duty as a member of Hollinger's board of directors.

         THE HORIZON DEFENDANTS

     o Rescission of certain of the Horizon transactions or, in the alternative, rescissory damages.

     o A constructive trust on, and disgorgement of, the Horizon Defendants' profits. arising from operating or re-selling the HLR newspaper assets.

         DEFENDANT BRADFORD

     o Rescission of the Bradford transaction or, in the alternative, rescissory damages.

     o A constructive trust on, and disgorgement of, Bradford's profits arising from operating the HLR newspaper assets.

         40. In addition, each Defendant, as aiders and abetters and co-conspirators, is jointly and severally liable for some or all of the amounts received by other Defendants and related parties. Moreover, because Defendant's serial unlawful acts constitute a pattern of racketeering in violation of RICO, by reason of which Hollinger has suffered injury, Plaintiff seeks treble damages and attorneys' fees.

                             JURISDICTION AND VENUE

         41. This Court has jurisdiction over the subject matter of plaintiff's claims for relief under the Racketeer Influenced and Corrupt Organization Act (RICO) pursuant to U.S.C. ss. 1331. The Court also has supplemental jurisdiction over the remaining counts of this action pursuant to 28 U.S.C. ss. 1367.

         42.   Venue is appropriate in this district under 28 U.S.C. ss.
1391(b).

                                     PARTIES

         43. Plaintiff is a Delaware corporation with its principal office located in Chicago, Illinois. It is a holding company that trades on the New York Stock Exchange under the symbol HLR. Through its operating subsidiaries, HLR publishes the CHICAGO SUN-TIMES and several community newspapers in the Chicago area, THE DAILY TELEGRAPH in the United Kingdom, and THE JERUSALEM POST in Israel.

         44. Defendant HLG is a Canadian corporation with its principal office located in Toronto, Canada. It is a mutual fund company that trades on the Toronto Stock Exchange under the symbol HLG. As the Court found in the Delaware Judgment (at page 6), HLG "has solely been a holding company" since the mid-1990s, "the principal -- but not sole -- asset of which is the ownership of 30.3%" of the equity of the Company. During the relevant period, HLG held 73% of the overall voting power in the Company because a majority of the HLR stock that HLG owns is in the form of a Class B common stock that has a 10-to-1 voting preference over the Class A common shares held by HLR's public non-controlling shareholders. HLG thus controls the Company despite its minority equity interest. Defendant HLG is charged with constructive knowledge of its officers, Defendants Black, Radler, and Boultbee. (SEE Delaware Judgment at 68.)

         45. Defendant The Ravelston Corporation Limited is an Ontario corporation with its principal office located in Toronto, Canada. It beneficially owns 78% of HLG's stock. The Ravelston Corporation Limited is privately-held, with 98.5% of its equity owned by officers and directors of HLR and HLG and 1.5% of its equity owned by the estate of a former HLG director. The Ravelston Corporation Limited thus controls the Company indirectly through its ownership of its controlling interest in HLG. The Delaware Court found that Ravelston "is a private company Black personally dominates and controls." (Delaware Judgment at 9.)

         46. Defendant Ravelston Management Inc. is a Canadian corporation with its principal office located in Toronto, Canada. It is a wholly-owned subsidiary of The Ravelston Corporation Limited.

         47. Defendant Conrad M. Black, also known as Lord Black of Crossharbour, is a British citizen living in London, England, New York, New York, Palm Beach, Florida, and Toronto, Canada. He owns (through Conrad Black Capital Corporation) 65.1% of Ravelston and therefore controls both it and Defendant HLG. Defendant Black is the Chairman of the board of directors and the Chief Executive Officer of HLG. Until November 19, 2003, he was also the Chief Executive Officer of the Company. Until January 17, 2004, when he was discharged by the board, he was the Chairman of the Company's board of directors. As the Court found in the Delaware Judgment (at pages 5, 9, 68), "Black was the creator of this group of companies, has personally dominated their affairs, and put in place boards to his liking." He "is a formidable controlling stockholder," who "has held himself out to the world as able to control Ravelston, [HLG], and [Hollinger]." "Black believed himself to be the initial arbiter of what should be done with [Hollinger] and its assets, to the exclusion of the rest of the Company's directors." The Court noted that Defendant Black "felt free to and did act for [HLG] -- as in function both principal and agent -- in a manner that was obviously inconsistent with the duties Black owed [Hollinger]." Defendant Black breached his fiduciary duties to the Company, as set forth in this Complaint, in his capacity as an officer, director, and controlling shareholder of the Company. Defendant Black worked directly on Company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business Defendant Black regularly conducted are the activities constituting Defendant Black's breaches of fiduciary duties to the Company and racketeering activity as set forth in this Complaint.

         48. Defendant F. David Radler is a Canadian citizen currently living in Vancouver, Canada, and Palm Springs, California. He lived in Chicago, Illinois, during all times relevant to this action, and worked out of the SUN-TIMES building in Chicago. He owns (through FDR Ltd.) 14.2% of Defendant Ravelston. Defendant Radler is the Deputy Chairman of the board of directors of HLG and its President and Chief Operating Officer. Until November 17, 2003, when he resigned, he was also Hollinger's Deputy Chairman of the board of directors and President and Chief Operating Officer. Defendant Radler breached his fiduciary duties to the Hollinger and its non-control shareholders in his capacity as an officer and director of the Company. During the time that Defendant Radler breached his fiduciary duties to the Company and engaged in a pattern of racketeering activity, as set forth in this Complaint, Radler was a resident of Illinois and maintained an office at the Company's principal place of business in Chicago, Illinois. Defendant Radler, while in Chicago and while acting as an officer and director of the Company, participated in discussions with Defendants Black and Boultbee and others concerning the amount of unwarranted compensation to be set under the management services agreements between Ravelston and the Company, as set forth in this Complaint. Radler, also from his Chicago office and while acting as an officer and director of the Company, and in breach of his fiduciary duties to the Company, participated in discussions with Defendants Black, and Boultbee and others concerning "non-compete" styled payments and engaged in conduct effectuating those payments and each of the Horizon and Bradford transactions.

         49. Defendant John A. Boultbee is a Canadian citizen living in Canada. He owns (through Mowitza Holdings Inc.) 0.98% of Ravelston. From 1998 until 2003, Boultbee sat on the board of directors of HLG and held various positions as an officer of HLG at different times during this period, including Vice President of Finance and Treasury, Executive Vice President, and Chief Financial Officer. Boultbee was a member of Hollinger's board of directors from 1990 to 1995. Although he was never an employee of Hollinger, he served as the Company's Chief Financial Officer from 1995 until 1999, when he became the Company's Executive Vice President. He remained in this capacity until he was removed from his position as an officer on November 17, 2003. Defendant Boultbee breached his fiduciary duties to the Company and engaged in a pattern of racketeering activity, as set forth in this Complaint, in his capacity as an officer of the Company. He worked directly on company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business that Defendant Boultbee regularly conducted are the activities constituting Defendant Boultbee's breaches of fiduciary duties to the Company, as set forth in this Complaint.

         50. Defendant Daniel W. Colson is a Canadian citizen living in London, England. He owns 2.9% of Ravelston. Colson has been a member of the Hollinger's board of directors since 1995 and was the CEO and Deputy Chairman of the DAILY TELEGRAPH from 1995 until he resigned in March 2004. Colson also served as Chairman and as a director of Hollinger Telegraph New Media Ltd. and as Vice Chairman and a director of Hollinger Digital until his March 2004 resignation. Until December 2003, Colson also sat on the board of directors of HLG. Defendant Colson breached his fiduciary duties to the Company, as set forth in this Complaint, in his capacity as an officer and director of the Company. He worked directly on Company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business that Defendant Colson regularly conducted are the activities constituting Colson's breaches of fiduciary duties to the Company, as set forth in this Complaint.

         51. Defendant Barbara Amiel-Black is a citizen of Canada and the U.K. living in London, England, New York, New York, Palm Beach, Florida, and Toronto, Canada. Defendant Amiel-Black has held the title Vice President, Editorial, of Hollinger since September 1995 and has been a director of Hollinger since February 1996. She has also been a director of HLG and is a shareholder of Black-Amiel Management Inc., an offshore Bahamian entity to which Hollinger has paid unfair and unwarranted management fees. Amiel-Black breached her fiduciary duties as a director of Hollinger by taking these unjustified management fees from the Company, and by taking directly from Hollinger cash compensation in excess of $1.4 million, in addition to equity-based compensation, for an executive position to which she devoted no meaningful time or effort.

         52. Defendant Horizon is a Delaware Corporation. From its creation in 1999, Defendants Black and Radler have owned directly and indirectly approximately 75% of Horizon's stock, with the remaining shares owned predominantly by people (including HLR officers and personnel) who were beholden to or dominated by Black and Radler.

         53. Defendant Horizon Illinois is a Delaware Corporation. Horizon Illinois is a wholly owned subsidiary of Horizon, and, thus, controlled by Defendants Black and Radler.

         54. Defendant Horizon Hawaii is a Delaware Corporation. Horizon Hawaii is a wholly owned subsidiary of Horizon, and, thus, controlled by Defendants Black and Radler.

         55. Defendant Horizon USA is a Delaware Corporation. Horizon USA is a wholly owned subsidiary of Horizon, and, thus, controlled by Defendants Black and Radler.

         56. Defendant Horizon California is a Delaware Corporation. Horizon California is a wholly owned subsidiary of Horizon, and, thus, controlled by Defendants Black and Radler.

         57. Defendant Bradford is a Delaware Corporation. From Bradford's creation in 2000, Defendants Black and Radler have owned 50% of its stock, with the remaining shares owned by former HLR employees Larry Perrotto and John Satterwhite and members of Satterwhite's family.

                               GENERAL ALLEGATIONS

                              MANAGEMENT STRUCTURE

         58. In addition to controlling HLR through super-voting stock ownership, Defendant HLG effectively exercised daily management control over the Company through overlapping officers and directors. Until November 2003, Defendant Black was the Chairman of the board and Chief Executive Officer of both HLR and HLG, and Defendant Radler was a director and the President and Chief Operating Officer of both companies. For some of the time period relevant to this Complaint, Defendant Boultbee was also an officer and director at both companies. Defendant Colson was a director of both companies until December 2003. Peter Atkinson and Defendant Amiel-Black, Defendant's Black's wife, were also senior officers and/or directors of both companies. Black, Radler, Atkinson, Boultbee (collectively, the "HLR Executives"), and Colson were shareholders of Defendant Ravelston.

         59. All of these HLR senior officers and directors that Defendant HLG installed therefore had direct and material conflicts of interest and divided and conflicting loyalties and financial incentives in any transaction between or among HLR, HLG, and Ravelston. As the Court stated in the Delaware Judgment (at page 11) "[p]ut simply, [HLR's] top executives not only worked for Black in his capacity as CEO of [HLR] and understood the practical voting control he exercised over that company, they were also subordinate to and drew benefits from Black in their roles at [HLG] and Ravelston."

         60. The existence of these pervasive conflicts, combined with Defendants' absolute power to dominate and control the Company's board, obligated them to negotiate all related-party transactions with the Company's independent directors and to refrain from any transaction that was not entirely fair to shareholders of the Company. The board had two independent director committees: the audit committee and the compensation committee. Governor James
R. Thompson chaired the audit committee, which also included Richard R. Burt and Marie-Josee Kravis. Governor Thompson and Burt also sat on the compensation committee, as did Richard N. Perle until on or about March 1, 1998.

         61. As the Company's direct and indirect controlling shareholders, Defendants Black, Ravelston, and HLG owed fiduciary duties of loyalty, care, and good faith to the Company and its public majority noncontrolling shareholders. As the Company's senior officers and directors, Defendants Black, Radler, Boultbee, Colson, and Amiel-Black also owed those same fiduciary duties to the Company and its shareholders. All of the Defendants bear the burden under Delaware law of proving that their transactions with HLR are "entirely fair" to all of HLR's shareholders. The entire fairness determination requires a showing of both fair dealing and fair price, subjecting Defendants' self-dealing transactions to exacting and rigorous scrutiny.

         62. The fiduciary duties of Defendants Black, Ravelston, HLG, Radler, Boultbee, Colson and Amiel-Black also included an obligation "to be candid with HLR, its independent directors, and its public non-controlling shareholders." Delaware Judgment at 67. This duty of candor included, (i) the duty not to "use superior information or knowledge to mislead others in the performance of their fiduciary obligations"; (ii) the duty "to avoid misleading [the corporation] by misstatements and omissions"; and (iii) the duty "to disclose the material facts known to the director or senior executive." Delaware Judgment at 67 (citations omitted). Any "misleading and deceptive behavior towards directors is a `fraud upon the board.'" ID. at 81 (citations omitted).

            THE DEFENDANTS CREATED A CORPORATE CULTURE OF CONTROLLING
                            SHAREHOLDER ENTITLEMENT

         63. Throughout their tenure as HLR executive officers and directors, Defendants Black, Radler, Boultbee, Colson, and Amiel-Black freely plundered the Company's coffers to subsidize their own lifestyles and to support Defendants' independent pursuits. For example, Defendant Black caused the Company to pay substantial expenses associated with the staffing and operation of his New York and London homes, complete with personal residence staff (including a chef, senior butler, butler, under butler, maids, housemen, and others) and cars (including a classic Rolls Royce limousine with drivers), and two private airplanes for his and Radler's business and personal uses.

         64. Black and Amiel-Black routinely used corporate funds to subsidize -- in ways large and small -- a lifestyle that reflects, in Amiel-Black's own words, "an extravagance that knows no bounds." For example, from 2000-2003, Hollinger was billed approximately $90,000 to refurbish a 1958 Silver Wraith Rolls Royce limousine owned by Ravelston, so that Black and Amiel-Black could travel London in classic style. Charitable donations were made in the name of Black and Amiel-Black (as well as Radler), but paid for by Hollinger. The Company was charged nearly $9 million to acquire papers of former President Franklin D. Roosevelt, most of which were stored in Black's and Amiel-Black's personal residences at a time when Black was coincidentally writing a 900-page biography of FDR (while also being paid to be the Company's full-time CEO, not a part-time CEO and part-time author).

         65. As Defendant Black explained in an August 5, 2002 e-mail, he believed his "proprietor" status in HLR entitled him and his fellow Ravelston shareholders to these extravagances:

         There has not been an occasion for many months when I got on our plane without wondering whether it was really affordable. But I'm not prepared to reenact the French Revolutionary renunciation of the rights of nobility. We have to find a balance between an unfair taxation on the company and a reasonable treatment of the founder-builders-managers. We are proprietors, after all, beleaguered though we may be.

         66. This attitude of "proprietor's" entitlement permeated Defendants' dealings with the Company. In a September 6, 2002 memorandum, in which Black announced that "[w]e have pretty well won the great battle over the non-competition agreements and a decent interval has passed," Black reminded his fellow Ravelston shareholders that the interests of the controlling shareholders must always come first:

     These companies have always been run in the Argus tradition of proprietary businesses where the controlling shareholders take reasonable steps to ensure their comfortable enjoyment of the position they, (we, in fact), have created for themselves. Care must be taken not to allow this to degenerate into decadence, as it did in the old Argus. But nor should we allow the agitations of shareholders, amplified by certain of our colleagues discountenanced at the performance of their stock options, to force us into a hair shirt, the corporate equivalent of sackcloth and ashes.

         67. The sense of "proprietor's" entitlement that Defendant Black nurtured and reinforced carried with it a coarse contempt for the public non-controlling majority shareholders to which Defendants were duty-bound. One of numerous examples is Defendant Black's August 3, 2002 e-mail to Atkinson and Defendant Boultbee:

     We have said for some time that [HLR] served no purpose as a listed company other than relatively cheap use of other peoples' capital, and privatization noises have been audible for a long time. We now have an unsatisfactory situation where a number of the shareholders think we are deliberately suppressing the stock price, some others think we are running a gravy train and a gerrymandered share structure, and we think they are a bunch of self-righteous hypocrites and ingrates, who give us no credit for what has been a skillful job of building and pruning a company in difficult circumstances just ahead of seismic financial events.

         68. That contempt extended further to Defendants' perception of the Company's independent directors, who had the unenviable task of protecting its public shareholders from the Defendants' repeated and systematic schemes to divert corporate assets and opportunities to themselves. The job of the independent directors was made more difficult by Defendants' repeated failures to seek prior authorization for self-dealing transactions, and to then seek after-the-fact "ratification" based on rationalizations such as inadvertent error or oversight. On numerous occasions, one or more of the Defendants made misrepresentations and misleading statements to the audit committee and board and failed to provide directors with material and complete information regarding related-party payments and transactions.

         69. Defendants have for many years concealed their wrongdoing by numerous deceptive acts described herein, including: (i) failing to seek authorization from the Hollinger independent directors for various related-party payments and transactions; (ii) falsely characterizing other related-party payments in statements to HLR's board and public majority non-controlling shareholders; (iii) lying under oath about the extent of their ownership and control of a purchaser of Hollinger assets; (iv) manipulating the Company's financial data and books and records; and (v) making a variety of materially false and misleading statements to the HLR independent directors and public majority non-controlling shareholders, and failing to disclose material information they had a duty to disclose in SEC filings, shareholder meetings, written board packages, and oral board presentations.

                THE SHAM NON-COMPETE PAYMENTS IN CONNECTION WITH
              THE COMPANY'S SALES OF ITS U.S. COMMUNITY NEWSPAPERS

         70. The Company owned more than 300 community newspapers throughout the United States until 1998, when it began selling them ostensibly to raise capital and focus on its "core" metropolitan daily newspaper assets. Defendants Black and Radler, however, caused the Company to sell many of these assets to the Black and Radler-controlled Horizon and Bradford Defendants for nominal consideration, and on some occasions with generous seller financing from the Company. The Company divested virtually all of its U.S. community newspaper assets from 1998 through the end of 2000.

         71. In each of HLR's U.S. community newspaper sales described below, the Company signed an agreement not to compete with the newspapers it was selling. This was relatively standard practice in the industry for assets of this type. Newspaper purchasers buy not just the trade name of the newspaper, but also its subscriber and advertising bases. They usually demand the seller's agreement not to return to the same area in a short time period and start a rival newspaper.

         72. The U.S. community newspaper transactions described below allocated a portion of the purchase price proceeds to the non-competition agreement. For tax reasons, it is not unusual for the buyer and seller to allocate a portion of the sales proceeds towards the seller's non-competition agreement.

         73. Non-competition agreements usually are broadly worded to bind not only the selling corporation, but also the seller's corporate affiliates and officers. The buyer typically does not pay additional consideration for a separate agreement that the seller's affiliates and officers will not personally compete with the buyer.

         74. This was especially true during the relevant period for Defendant HLG, where there was no need for any purchaser of the Company's U.S. community newspapers to pay for HLG's agreement not to compete. HLG did not present a competitive threat to any of these newspapers, and it did not employ staff who could manage newspaper properties in the U.S. other than staff already working for the Company, which was subject to such non-competition agreements. On information and belief, neither HLG nor its subsidiaries owns, or has in the last five years seriously considered buying, any community newspapers in the United States. Indeed, as HLG has recently conceded in the Delaware Judgment, HLG has been a mutual fund company since 1997, not an operating company. For these reasons, to the knowledge of the Company not one of the U.S. Community Newspaper transactions described herein involved any purchaser unaffiliated with the Company asking for HLG to sign a non-competition agreement or offering to pay additional consideration for HLG's agreement not to compete.

         75. There was no legitimate reason for the Company to agree to share the sales proceeds from the divestitures of the U.S. Community Newspaper properties with Defendant HLG. The properties being sold belonged to the Company, and all sales proceeds rightfully belonged to all shareholders of the Company equally. Nevertheless, HLG received at least $16.55 million purportedly in connection with its putative agreements not to compete in these U.S. markets. In addition to being economically baseless, many of these payments are not even supported by valid documentation, including written, duly authorized, and executed non-competition agreements.

         76. Nor was there any legitimate reason for the Company to agree to share any of the sales proceeds from the divestitures of the U.S. Community Newspaper properties with the HLR Executives. Nevertheless, the HLR Executives received $15.6 million purportedly in connection with their putative agreements not to compete. In addition to being economically baseless, these payments were not even supported by valid and genuine non-competition agreements.

         77. During their presentations to the Company's independent directors explaining the U.S. community newspaper divestitures, Defendants Black and Radler did not disclose that they were causing the Company to pay these "non-compete fees" to Defendants HLG, themselves, and the other HLR Executives. The Company's independent directors therefore never reviewed these payments to determine whether they made economic sense, were in the best interest of the Company, or should be negotiated in any way. And no independent financial advisor or other expert was asked in connection with any of these transactions to render an opinion on the value of HLG's or the HLR Executives' non-competition agreements, since the directors of the Company did not know that most of such payments were being made.

         78. One motivation for the Black Group's forceful pursuit of "non-compete" payments was simple greed. Giving the Black Group non-compete payments equal to 3-15% of the sale proceeds for a major part of the Company was no different than transferring ownership of that volume of such assets to the individuals for free. For the Black Group, this seemingly esoteric type of "agreement" that they could argue was customary practice (perhaps for companies, but not for officers of selling companies) gave a plausible sounding rationale to take nearly $90 million out of the Company. This truly extraordinary windfall was breathtaking in magnitude and an utterly unjustified gift.

         79. Another motivation for taking the non-compete payments was the opportunity to claim tax free status under Canadian law. During the relevant period, Canadian tax experts generally considered BONA FIDE non-competition payments as having favorable Canadian tax treatment. Defendants, in fact, believed that such payments were not subject to taxation in Canada. Thus Defendants repeatedly sought -- after-the-fact and contrary to the transaction documents and economic realities -- to characterize their self-dealing diversions of cash as "non-compete payments."

               THE U.S. COMMUNITY NEWSPAPER DIVESTITURES INVOLVING
                    UNAUTHORIZED "NONCOMPETE" STYLED PAYMENTS

         80. On or about May 11, 1998, the Company sold certain publications to Intertec Publishing Corporation ("Intertec") for approximately $75 million. Both the asset purchase agreement and Hollinger's executive committee resolution provided that an additional $2 million was being paid to the Company as consideration for its assent to a non-competition agreement. Neither document suggests that Defendant HLG would also be agreeing not to compete, and no such HLG non-competition agreement exists. Nevertheless, on February 1, 1999, the Company paid the entire $2 million non-competition agreement allocation to HLG, purportedly as compensation for HLG's assent to a non-competition agreement relating to the Intertec transaction. During January 1999, Defendant Radler, on HLG's behalf, orchestrated this payment and its fictitious justification from his HLR office in Chicago. Defendants never obtained the HLR independent directors' approval to make this $2 million payment to HLG, nor did they disclose this payment to the Company's public majority non-controlling shareholders.

         81. On or about February 1, 1999, the Company sold certain of its newspaper assets to Community Newspaper Holdings, Inc. ("CNHI") for approximately $472 million. $50 million of the purchase price was allocated to non-compete agreements. On information and belief, CNHI did not request that Defendant HLG sign an agreement not to compete, but instead, HLG, through Defendants Black, Radler, and Boultbee requested CNHI's consent that HLG be permitted to sign one. The December 1998 term sheet that Hollinger and CNHI signed and the first several drafts of the asset purchase agreement did not provide that HLG would covenant not to compete. Three business days before the closing, however, Defendant HLG, through Defendant Radler, caused itself to be added to the asset purchase agreement as a non-competition covenanter, and at the closing Defendant Radler signed HLG's non-competition agreement on HLG's behalf. Having created this fictitious justification for an HLG non-competition payment, Radler, on HLG's behalf, then caused HLR to instruct CNHI to wire $12 million of the $50 million non-competition allocation to Defendant HLG. Radler committed these acts from his HLR office in Chicago. Defendants never obtained the HLR independent directors' approval to make this $12 million payment to HLG, nor did they disclose this payment to the Company's public majority non-controlling shareholders.

         82. On or about November 30, 1998, Defendant Radler, with Defendants Black, Colson, and Boultbee in attendance, presented the terms of the CNHI transaction to the Company's board of directors for approval. He presented the board with, among other things, an offer from CNHI for the acquisition of 45 of the Company's Community Newspaper Group operations and the execution by Hollinger of a three year non-compete in exchange for approximately $472 million. He did not disclose, however, that $12 million of the Company's transaction proceeds would be transferred to Defendant HLG despite the lack of any meaningful connection between HLG and the assets that were the subject of this transaction. On or about February 26, 1999, Defendant Black, in the presence of Defendants Radler, Colson, and Boultbee, disclosed to the HLR board that "[t]he sale of American Publishing assets to Community Newspaper Holdings Inc. concluded successfully." Neither Defendant Black, nor Defendant Radler, nor Defendant Boultbee, nor Defendant Colson, however, nor any other HLG officer or director, disclosed to the HLR board or public majority non-controlling shareholders the $12 million transfer of HLR funds to HLG in connection with that "successful" closing.

         83. Defendants Black, Radler, Boultbee, and HLG also failed to inform the HLR board that from February 1, 1999, through February 22, 1999, HLG "round-tripped" the $14 million in unauthorized HLG non-competition payments from the Intertec and CNHI transactions back to the Company, purportedly to help "pay" off an overdue HLG loan from HLR. Specifically, HLG combined the $14 million with a $5.5 million HLR dividend payment that HLG had received in mid-January 1999 to make a $20,127,508.41 million paydown on HLG's September 1997 Cdn.$58.8 million loan from HLR. Also in February 1999, HLG caused the Company to redeem 196,823 shares of HLR Series D Preferred Stock for Cdn.$28.8 million. The combination of that stock redemption and the $20,127,508.41 cash payment "extinguished" the Cdn.$58 million debt. Although the Company's 2000 Annual Report on Form 10-K reported that "in February 1999, 196,823 shares of Series D Preferred Stock were redeemed for cash of US$19,362,000," the Defendants never disclosed to the public majority non-controlling shareholders or the board the simultaneous debt repayment using HLR's round-tripped funds -- in other words, THAT THEY HAD CAUSED HLR TO REPAY ITSELF A LOAN DUE FROM ITS PARENT COMPANY.

         84. By transaction agreement dated as of March 31, 1999, HLR sold certain newspapers and specialty publications to Horizon for approximately $43.7 million, of which $5 million was allocated to a non-compete agreement. Defendant HLG, through Defendants Black and Radler, caused the Company to include HLG along with HLR as a non-compete covenantor in the asset purchase agreement. At the Horizon I Transaction closing in Chicago, Illinois, Radler signed HLG's non-competition agreement. On or about August 9, 1999, Radler, on HLG's behalf, caused the Company to pay $1.2 million of the Horizon I Transaction proceeds to HLG, purportedly as compensation for HLG's assent to the non-competition agreement. Radler committed these acts from his HLR offices in Chicago, Illinois.

         85. On or about November 30, 1998, Defendant Radler, with Defendants Black, Colson and Boultbee in attendance, presented the terms of the Horizon I Transaction to the Company's board of directors for approval. Radler did not disclose, however, that $1.2 million of the transaction proceeds would be transferred to Defendant HLG. Defendants never obtained the HLR independent directors' approval of this $1.2 million payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         86. On or about September 30, 2000, HLR sold certain newspapers to Forum Communications Co. ("Forum") for $14 million, $400,000 of which was allocated to non-competition agreements. Defendant HLG, through Defendants Black and Radler, caused

HLR to include HLG along with HLR as a non-compete covenantor in the asset purchase agreement. At Radler's instruction, the Company's corporate counsel in Chicago, Illinois, Mark Kipnis, signed a non-competition agreement in the Forum transaction on behalf of both the Company and HLG. Kipnis, however, had no authority to bind HLG, and on information and belief, Forum did not ask for proof of Kipnis' authority to sign on HLG's behalf. Radler, on HLG's behalf, caused the Company to pay $100,000 of the Forum transaction proceeds to HLG, purportedly as compensation for HLG's assent to the non-competition agreement. Radler committed these acts from his HLR office in Chicago, Illinois. Defendants never obtained the HLR independent directors' approval of this $100,000 payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         87. On or about October 2, 2000, HLR sold certain newspapers to PMG Acquisition Corp. ("PMG") for approximately $59 million, $2 million of which was allocated to non-competition agreements. Defendant HLG, through Defendants Black and Radler, caused the Company to include HLG along with HLR as a non-compete covenantor in the asset purchase agreement. In connection with this sale, Kipnis signed a non-competition agreement on behalf of both the Company and Defendant HLG. As with Forum, Kipnis had no authority to sign on HLG's behalf. PMG, which did not even seek HLG's non-competition agreement, did not ask for any proof of Kipnis authority to sign on HLG's behalf. Radler, on HLG's behalf, caused the Company to pay $500,000 of the transaction proceeds to Defendant HLG, purportedly as compensation for its non-competition agreement. Radler committed these acts from his HLR office in Chicago, Illinois. Defendants never obtained the HLR independent directors' approval of this payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         88. On or about November 1, 2000, the Company sold additional newspapers to CNHI for approximately $90 million. Defendant HLG, through Defendants Black and Radler, caused the Company to include HLG along with HLR as a non-compete covenantor. The asset purchase agreement, dated September 28, 2000, allocated $3 million of the purchase price to HLR's and HLG's non-competition agreements -- $2.25 million to HLR and $750,000 to HLG. At Radler's instruction, Kipnis again signed a non-competition agreement on HLG's behalf, even though he had no authority to bind HLG. CNHI did not ask for proof of Kipnis authority to sign on HLG's behalf, and did not seek or attach any commercial significance to HLG's non-competition agreement. Pursuant to wiring instructions prepared before the November 1, 2000, closing, Defendant HLG, through Defendants Black and Radler, caused CNHI to wire $750,000 of the transaction proceeds to HLG. Defendants never obtained the HLR independent directors' approval of this $750,000 payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders. Radler committed these acts from his offices in Chicago, Illinois.

         89. Defendant Radler also caused the CNHI November 2000 closing documents to be altered at closing to create a sham basis for making non-competition payments to Defendants Radler, Black, and Boultbee, and to Atkinson. The September 28, 2000 CNHI asset purchase agreement did not require any non-competition agreement from these individuals, and Exhibit D to that asset purchase agreement was a form non-competition agreement that would require only HLR's and Defendant HLG's signatures. At the eleventh-hour instruction of Defendant Radler, however, Kipnis created a new non-competition agreement at closing that added Defendants Black, Radler, and Boultbee, and Atkinson, as non-compete covenantors. At Radler's further instruction, Kipnis arranged for an additional $9.5 million of the Company's transaction proceeds to be paid to those individuals, $4.3 million each to Defendants Black and Radler, and $450,000 each to Atkinson and Defendant Boultbee, purportedly as compensation for their assent to the reconfigured non-competition agreement. Those payments were not disclosed to, or approved by, the Company's independent directors. Defendant Radler awarded Kipnis a "bonus" of $100,000 concurrently with Kipnis' processing of the $9.5 million in unauthorized and undisclosed payments to Defendants Black, Radler, and Boultbee, and to Atkinson.

         90. On or about February 2001, Defendants Black, Radler, and Boultbee caused the Company to pay themselves and Atkinson an additional $5.5 million in "non-compete" styled payments. By checks issued in February 2001, but back-dated to December 31, 2000, the Company paid Defendants Black and Radler $2,612,500 each, and Atkinson and Defendant Boultbee $137,500 each. Defendants caused the Company's employees to fabricate a documentary record to make these checks appear to be compensation for non-competition agreements. That is, in February 2001, Black, Radler, and Boultbee signed non-competition agreements back-dated to December 31, 2000, supposedly in support of the payments. The agreements were shams, however, and had nothing to do with any U.S. Community Newspaper sales transaction. Rather, Defendants agreed in these sham non-competition agreements not to compete with the Company's wholly-owned subsidiary, American Publishing Company -- a company that, at the time these sham agreements were signed, did not employ Black, Radler, or Boultbee and had already sold (or given away to Defendant Horizon) substantially all of its assets. These sham payments were never approved, reviewed, or negotiated by the Company's independent directors.

         91. On or about April 9, 2001, Defendants Black, Radler, and Boultbee caused the Company to pay themselves and Atkinson an additional $600,000 in "non-compete" styled payments: $285,000 each to Defendants Black and Radler, and $15,000 each to Atkinson and Defendant Boultbee. Defendants falsely characterized these April 2001 payments as non-compete fees to be charged against post-closing financial reserves from the October 2000 PMG transaction and the September 2000 Forum transaction. Neither Black, Radler, nor Boultbee signed non-competition agreements on either the PMG or Forum transactions, and neither PMG nor Forum, on information and belief, requested that they sign such an agreement.

         92. In or about January 2001, Defendants Black, Radler, and Boultbee responded to and signed questionnaires regarding their year-2000 compensation for use in preparing disclosures for the Company's year-2000 Annual Report on Form 10-K and the Company's Proxy Statement for its May 2001 Annual Meeting. In those questionnaires, they failed to disclose the millions each of them took out of the proceeds from the second CNHI transaction.

         93. Beginning in or about March 2002, Defendants Black, Radler, and Boultbee signed HLR filings with the Securities and Exchange Commission that falsely characterized the payments they took, as described above, in November 2000, February 2001, and April 2001. The false representation was as follows:

     During 2000, the Company sold most of its remaining U.S. Community newspaper properties, for total proceeds of approximately $215 million. In connection with the sales of United States newspaper properties in 2000, to satisfy a closing condition, the Company, Lord Black and three senior executives entered into non-competition agreements with the purchasers for which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 of $0.6 million. These amounts were in addition to the aggregate consideration paid in respect of these non-competition agreements in 2000 of $15 million. Such amounts were paid to Lord Black and the three senior executives. The Company's independent directors have approved the terms of these payments.

This representation -- repeated in numerous HLR filings that Defendants Black, Radler, and Boultbee signed -- was false and misleading because, among other things: (i) neither Black, Radler, nor Boultbee signed any agreements individually to satisfy a closing condition on any U.S. Community newspaper sale; (ii) the $15.6 million in payments were not made as genuine consideration for Black, Radler, or Boultbee agreeing not to compete at the buyers' request with the businesses sold; (iii) only $9.5 million of the payments, not $15 million, were made in 2000; (iv) the independent directors never "approved the terms of these payments"; and (v) Defendants failed to disclose the additional non-competition styled payments to Defendant HLG out of the proceeds of the Company's U.S. Community Newspaper sales.

         94. During the Company's May 23, 2002 annual shareholders meeting in New York, Defendant Black misleadingly stated that the $15.6 million in payments were legitimate non-compete payments arising out of purchaser demands:

     You're right that there were some non-compete in the American Community sales, but that wasn't as dissimilar as it seems from the Canadian situation. In those papers, they wanted some assurance that we wouldn't come back with shoppers, which is always a threat to those small newspapers and indeed, there's been some incidence in the history of that business of people doing just that, selling the paper and coming back with a shopper, taking advantage of the commercial relationships. But as -- I think you would agree that the amounts involved were comparatively modest. I am focusing on the matter that would have chiefly concerned you, which was the CanWest deal.

                  THE NOVEMBER 15, 2003 AGREEMENT TO REPAY THE
        UNAUTHORIZED U.S. COMMUNITY NEWSPAPER NON-COMPETE STYLED PAYMENTS

         95. In or about October 2003, the HLR Special Committee obtained evidence of the above-described $16.55 million in unauthorized payments to Defendant HLG and the above-described $15.6 million in the unauthorized and mischaracterized payments to Defendants Black, Radler, and Boultbee, and to Atkinson. By letter dated November 6, 2003, the Special

     Committee provided each of the HLR Executives an opportunity to explain the circumstances of the above payments and to provide any evidence that these payments were authorized. Previous opportunities had also been provided through interviews and document requests. The HLR Executives responded in writing the following week. After considering the HLR Executives' responses, and all the evidence before it, the HLR Special Committee determined that the payments were unauthorized and must be disgorged with interest.

         96. On or about November 15, 2003, Defendant Black signed the following acknowledgment as part of a written agreement with the Company (the "November Agreement"):

     . . . the term "Payments" shall mean the aggregate US$16,550,000 paid to Hollinger Inc. ("HLG"), the aggregate US$7,197,500 paid to each of Messrs. Black and Radler, and the aggregate US$602,500 paid to each of Messrs. Atkinson and Boultbee from 1999 to 2001. The payments were not properly authorized on behalf of the Company.

         97. As part of the November Agreement, Defendant Black agreed to make restitution of the $7,197,500 in unauthorized payments he received, plus interest. Black has since repudiated that agreement and failed to honor his commitment to make an initial $850,000 payment not later than December 31, 2003. Defendant Boultbee has not agreed to make restitution of the $602,500 he personally received in payments misrepresented to be U.S. Community non-compete payments. Defendant Radler agreed to make restitution under a payment schedule, and he has honored his restitution commitment thus far. Defendant Radler is sued for disgorgement of the $7,197,500 he personally received in payments misrepresented to be U.S. Community non-compete payments, though the Company acknowledges his initial payments under the November Agreement and agrees that his disgorgement liability should be reduced by all payments under the November Agreement that are actually made. Atkinson also has agreed to repay the amount he received and has honored his restitution commitments.

                    THE SALE TO CANWEST GLOBAL COMMUNICATIONS
                  CORP. AND RELATED UNFAIR NON-COMPETE PAYMENTS

         98. The Company also owned more than 200 newspapers in Canada until 2000, when it began selling them. By the end of 2001, the Company had divested itself of substantially all of its Canadian newspaper assets. Defendants Ravelston, HLG, Black, Radler, and Boultbee caused the Company to make so-called non-compete payments in connection with these divestitures that further breached Defendants' duties of loyalty to the Company and its public shareholders.

         99. On or about November 16, 2000, the Company sold the majority of its Canadian newspaper assets to CanWest Global Communications Corp. ("CanWest") for US$2.33 billion (Cdn.$3.6 billion). The HLR-CanWest transaction agreement allocated US$52.9 million (Cdn.$80 million) of the purchase price to the non-competition agreements. The Defendants, and not any independent HLR representative, negotiated this allocation with CanWest. The transaction agreement did not provide that any of this amount was to be paid to any person or entity other than the Company, and no representative of CanWest ever requested or demanded that any of this amount be paid to anyone other than the Company.

         100. Although the Company was the seller of the assets and a signatory of a non-competition agreement, the Defendants did not allow the Company to retain any of the non-competition allocation from the CanWest proceeds.

         101. Instead, Defendants caused the Company to pay the entire US$52.9 million (Cdn.$80 million) plus interest (totaling approximately US$54.12 million (Cdn.$81.7 million)) to Defendant Ravelston and the HLR Executives. Ravelston received US$26.44 million (Cdn.$40.86 million), Defendants Black and Radler each received US$11.9 million

     (Cdn.$18.387 million), and Atkinson and Defendant Boultbee each received US$1.32 million (Cdn.$2.043 million). The payments include an interest component as described below.

         102. In obtaining approval for these payments from the Company's independent directors, Defendants Black and Radler made several significant misrepresentations and omitted certain material information. In part because of Defendants' misrepresentations and omissions and bad faith manipulation of the process, the audit committee and independent directors did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the payments and corporate opportunities that Defendants took on the CanWest transaction. Thus, neither the process for approving these payments, nor the payments themselves, were fair to the Company's public non-controlling shareholders.

         103. Defendant Black first reviewed the proposed CanWest transaction with the HLR board at a special meeting held on July 26, 2000. Defendant Black explained the various terms of the proposed transaction, including the purchase price and the various deductions to the purchase price, including the deduction of $39.7 million (representing 10 times the annual fee of US$3.97 million) payable under Defendant Ravelston's Management Services Agreement with CanWest. Neither Black nor Radler informed the board, among other things, that: (i) originally CanWest proposed that the post-closing management services agreement would be with HLR, but Defendant Black unilaterally decided that the CanWest post-closing management services agreement, and its attendant financial benefits, would be executed in the name of, and accrue solely to the benefit of, Ravelston, not HLR; (ii) CanWest rejected as unreasonable and excessive the post-closing annual management services fee to Ravelston that Defendant Black originally proposed, and only agreed to pay approximately 32% of that proposal; and (iii) the proposed management fee that CanWest rejected as unreasonable and excessive was approximately the amount that Defendant Ravelston had been charging the Company to manage those assets during the year in which the CanWest transaction closed. Also during the July 26, 2000 board meeting, Defendant Black highlighted that certain monetary allocations would be made to Ravelston and those parties required to sign non-competition agreements. The board minutes noted that related party issues would be resolved prior to closing by the audit committee.

         104. During a meeting of the HLR audit committee on or about September 11, 2000, Defendants Radler and Ravelston made the following misrepresentations, among others to the committee members: (i) "CanWest originally insisted that Messrs. Black and Radler each receive Cdn.$26 million (US$17.2 million) in order to justify their exclusion from Canadian newspapers," but "Black and Radler negotiated Cdn.$12 million (US$7.94 million) be reallocated to cover bonuses for senior management, which reallocation would save the Company additional bonus costs"; (ii) Ravelston should receive Cdn.$30 million (US$19.9 million) of the non-competition allocation both as a "termination fee" under its management services agreement with the Company and because Ravelston was reducing its year-2000 management services fee from the Company, which resulted in a higher EBITDA figure for the assets sold, thus "increasing the purchase price the Company would receive for the CanWest transaction by 10 times the amount forgiven"; and (iii) Ravelston was waiving its six-month termination notice to which it was entitled under its management services agreement with the Company. On information and belief, Defendant Radler made these misrepresentations from his HLR office in Chicago. In addition, on or about September 1, 2000, he caused Kipnis to send the audit committee, from HLR's corporate offices in Chicago, a memo that contained similar representations.

         105. In fact, (i) CanWest did not insist that any portion of the non-competition allocation go to any individual; (ii) only three days before closing, no portion of the purchase price had been allocated to the non-competition agreements, but Defendants Black, Radler, Boultbee, and Ravelston then negotiated the allocation exclusively for their own benefit;
(iii) the non-competition allocation was originally pegged at Cdn.$57 million (US$ 37.7 million), but the Defendants negotiated the allocation upward to Cdn.$80 million (US$ 52.9 million) exclusively for their own benefit; (iv) Ravelston did not reduce its year-2000 management services fee to HLR; (v) no termination notice was required because Ravelston's management services arrangements with HLR remained in place after the CanWest transaction closed; and (vi) Defendants had simultaneously negotiated for themselves a lucrative income flow from CanWest in the form of a Cdn.$6.0 million (US$3.97 million) in perpetuity annual management fee (reducing HLR's transaction proceeds by ten times that amount), and extraordinary termination fee compensation whereby, if CanWest were to terminate the management services agreement, CanWest would have to pay Ravelston US$29.8 million (Cdn.$45 million), whereas if Ravelston were to terminate, CanWest would STILL have to pay Ravelston US$15.1 million (Cdn.$22.5 million).

         106. Also on or about September 11, 2000, Defendants Radler and Boultbee listened while audit committee chairman James Thompson conveyed to the full HLR board the information that Defendant Radler had provided to him earlier that day regarding the "non-compete" and other payments to be made to the HLR Executives and Defendant Ravelston on the CanWest transaction. Upon information and belief, Radler participated in this board meeting from his HLR office in Chicago, Illinois. None of the Defendants corrected the false and misleading information presented to the board.

         107. In addition to the false characterizations, the HLR Executives failed to provide material information to the board, including the following:
(i) that in addition to the $57 million (Cdn.$80 million) in payments, each of Defendants Ravelston, Black, Radler, and Boultbee, and Atkinson, would also be receiving an additional $1.1 million (Cdn.$1.7 million) as a percentage of the August 2000-November 2000 interest allocation the CanWest transaction Agreement provided the Company would receive; (ii) although HLR's subsidiary Hollinger Canadian Newspapers Limited Partnership ("HCNLP"), which was owned 87% by the Company and 13% by public limited partners, was selling one-third of the assets in the CanWest transaction, HCNLP's public limited partners were not being assessed for any portion of the non-compete payments to the Defendants; (iii) Ravelston, which had entered into a management services agreement with CanWest purportedly to assist CanWest in managing the sold assets after the transaction, had negotiated for the Cdn.$6.0 million (US$3.97 million) in perpetuity annual CanWest management services fee to be paid to Ravelston and not HLR; and (iv) Ravelston had also negotiated for itself extraordinary termination compensation from CanWest, described above.

         108. In or about May 2001, Defendants sought the audit committee's and board's "ratification" of the November 2000 CanWest related-party payments based on what they asserted to be a more accurate factual record than they had provided to the audit committee and board in September 2000 when the payments were approved. Defendants, however, still failed to correct all the false information and material omissions in the September 2000 audit committee and board presentations. Moreover, the Defendants characterized their fall 2000 misrepresentations as "inadvertent," when, in fact, those misrepresentations were intentional and part of Defendants' orchestrated plan to window-dress the payments as economically valid, essential transaction terms.

         109. The Defendants, through a May 1, 2001 memorandum to the audit committee and board that was sent by Kipnis from HLR's corporate offices in Chicago, conceded, among other things, that (i) CanWest did not specify the amount of the $52.9 million (Cdn.$80 million) that should be paid to any individual or entity; and (ii) Defendant Ravelston was not entitled to any "break fee" or "termination fee" because it did not reduce its year-2000 HLR compensation, nor was its management services contract with HLR terminated. Defendants also disclosed to the audit committee for the first time the termination provisions of the Ravelston-CanWest management services agreement, but mischaracterized those provisions as requiring Ravelston to pay $15 million (Cdn.$22.5 million) to CanWest in the event that Ravelston terminated the agreement when, in fact, CANWEST was obligated to pay $15 million (Cdn.$22.5 million) TO RAVELSTON even if Ravelston were to terminate the agreement. Radler, upon information and belief, participated in the audit committee meeting from his HLR office in Chicago, Illinois.

         110. In addition to the material omissions described above, Defendants Ravelston, Black, Radler, and Boultbee also failed to disclose to the audit committee and board in May 2001, among other things, that (i) they had misappropriated $15.6 million of the Company's funds from November 2000 to April 2001 as described above, and (ii) from February 1999 to November 2000, they had arranged for the Company to pay HLG at least $16.55 million in unauthorized and bogus "non-compete" styled payments as described above; and (iii) in 1999, they had misappropriated at least $900,000 in sham "broker" fees to Moffat Management.

         111. The audit committee recommended ratification of the CanWest "non-compete" payments on May 14, 2001, following a 20-minute telephonic meeting. The board accepted the audit committee's recommendation after a similarly brief May 17, 2001 meeting. In large part because of Defendants' misrepresentations and omissions and bad faith manipulation of the process, the audit committee and independent directors did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the proposed "ratification" of payments and corporate opportunities that Defendants took for themselves on the CanWest transaction.

         112. In or about May 2001, Defendants caused the Company to make the following belated disclosure of the CanWest non-compete payments in its annual report to the SEC on Form 10-K:

         Also, as required by CanWest as a condition to the transaction, Ravelston, Hollinger Inc. and Messrs. Black, Radler, Boultbee and Atkinson, entered into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to CanWest for a five year period, subject to certain limited exceptions, for aggregate consideration received by Ravelston and the executives of Cdn.$80 million ($53 million) paid by CanWest in addition to the purchase price referred to above, consisting of Cdn.$38 million paid to Ravelston, Cdn.$19 million paid to Mr. Black, Cdn.$19 million paid to Mr. Radler, Cdn.$2 million paid to Mr. Boultbee and Cdn.$2 million paid to Mr. Atkinson.

That filing also disclosed Defendant Ravelston's Cdn.$6.0 million (US$3.9 million) annual fee from CanWest and the Cdn.$22.5/$45.0 million (US$15.0/$29.9 million) termination fee provisions.

         113. Among the misstatements in and omissions from this May 2001 SEC filing are the following: (i) it leaves the false impression that the $52.9 million (Cdn.$80 million) was paid IN ADDITION TO the purchase price, when in fact it effectively REDUCED the


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

purchase price; and (ii) it leaves the false impression that negotiations with CanWest determined the amounts paid to the individuals and Ravelston, when in fact the allocation of the payments was determined solely by the Defendants. Additionally, CanWest did not demand non-competition agreements from Atkinson or Defendant Boultbee.

         114. During the Company's May 23, 2002 annual shareholders meeting in New York, in response to a question from a shareholder regarding the non-competes, Defendant Black stated:

     Mr. Asper demanded that there be a non-compete arrangement and effectively the independent directors of this company determined that since he wished - that it was something that he was paying valuable consideration for and some of that should come to us and not to this company. AND THAT WAS NOT A MATTER NEGOTIATED DIRECTLY BY US. (Emphasis added.)

     [CanWest] attached significant commercial value to a non-compete agreement with us. Not with Hollinger International . . . And, I accept that there's a conundrum as to the division between [HLR's] interest and our thing like that, so we effectively handed it to the independent directors to determine, stayed above the 10 times multiple, shrunk our own incomes, undoubtedly saved all of the shareholders a tremendous inconvenience by doing these deals that have enabled this company to sail relatively painlessly through a difficult time.

     And in all the circumstances, the independent directors felt this was the fair thing to do and I must say, I agree.

     You're dealing with a best efforts attempt to accommodate to industry practice and do what's equitable as determined by independent directors who are a group quite a distinguished group.

     ... we leave the determination of these matters in the hands of disinterested people, who do, as I said in my remarks, conduct whatever analysis they think is appropriate. It's not for us to tell them what to do
     ...

         115. These representations were false in a number of ways. Most glaring is Defendant Black's statement that the payments were negotiated by the audit committee, rather than by Defendants. Additionally, Defendant Black represents that the payments were made directly by CanWest, when, in fact, the Company made the payments out of the transaction proceeds, with CanWest having no input as to the specific amounts paid to the HLR Executives and Defendant Ravelston. Finally, Defendant Black falsely represented that payments of this type conformed to "industry practice." On information and belief, it is virtually unprecedented for a buyer of newspapers from a public company to make non-compete payments directly to the selling company's executive officers.

         116. Defendant Black also misleadingly suggested at the May 2002 shareholders meeting that the non-competition payments did not reduce HLR's sales proceeds:

         The answer is that it was in our opinion not technically speaking a reduction of the compensation paid to the company. The consideration was not reduced there by the acquirer in the principal case that you're referring to, the CanWest deal.

         117. In fact, Defendants Black, Radler, Boultbee, and Ravelston caused the Cdn.$80 million (US$52.9 million) to be removed from the agreed-upon transaction proceeds into the non-competition agreement allocation, and then ultimately into the bank accounts of Defendant Ravelston and its shareholders, the HLR Executives and Defendant Colson.

         118. The CanWest non-competition payments and the terms of the related CanWest-Ravelston management services agreement were unfair to the Company's public majority shareholders, and Defendants Black, Radler, Boultbee, and Ravelston breached their duties of loyalty and good faith in taking those payments and opportunities from the Company.

         119. Unsatisfied with his shareholder portion of Ravelston's CanWest non-competition payment, Defendant Colson requested of Defendant Black that he too be paid. To appease Colson, Black arranged for a $1,073,719 payment to Colson -- not from Ravelston, Colson's employer -- but from Hollinger.

         120. As a Ravelston shareholder who was already getting compensation through, among other things, the Ravelston management fees, Defendant Colson's "bonus"


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

required approval by the Company's independent directors before it could be made. Nevertheless, neither Colson nor Defendant Black ever obtained independent director approval for this more than $1 million "bonus" to Colson. The payment was unfair to the Company's public majority shareholders, constituted corporate waste, and Defendants Black and Colson breached their duties of loyalty and good faith in causing the Company to make it.

     THE SALES TO OSPREY MEDIA GROUP AND THE UNFAIR NON-COMPETITION PAYMENTS

         121. Defendants Black, Radler, and Boultbee also caused the Company to pay themselves and Atkinson a portion of the proceeds of two separate 2001 sales of additional Canadian newspaper properties by HLR and entities it controlled to Osprey Media Group, Inc. ("Osprey").

         122. On or about July 31, 2001, HLR and HCNLP sold certain Canadian newspapers to Osprey for $140,049,819 (Cdn.$220,495,667). Osprey's June 4, 2001 term sheet provided for no greater than $4.47 million (Cdn.$6.84 million) of the purchase price to apply as consideration for non-competition agreements "to be determined and allocated by the recipients." Osprey's term sheet provided for non-competition agreements from the selling companies, "and certain affiliates or associates specified by the Purchaser (and acceptable to the Vendor)." In a June 18, 2001 e-mail, Atkinson instructed HLR's outside counsel to "add the names of Conrad [Black], David [Radler], Jack [Boultbee] and me re the non-competes."

         123. The Osprey I transaction agreement allocated $4.47 million (Cdn.$6.84 million) of the purchase price to the non-competition agreements, but did not provide that any of this amount was to be paid to the HLR Executives, and no representative of Osprey ever expressed a desire for any of this amount to be paid to anyone other than the Company.

         124. Nevertheless, the Company, although it was a seller of the assets and a signatory of a non-competition agreement, was not allowed to retain any of the non-competition payment allocation.

         125. Instead, the Defendants caused the Company to pay the entire $4.47 million (Cdn.$6.84 million) to the HLR Executives. Defendants Black and Radler each received $2.0 million (Cdn.$3,078,000). Atkinson and Defendant Boultbee each received $223,429 (Cdn.$342,000).

         126. Defendants Black, Radler, and Boultbee did not seek or obtain approval from the Company's audit committee or independent directors before causing the Company to transfer these funds to their personal bank accounts.

         127. Moreover, although the assets sold to Osprey were mostly owned by HCNLP, the Defendants made a calculated decision not to present the non-competition payment issue to the HCNLP board because, as Atkinson stated, "I doubt our partnership independents will be very comfortable with this concept." In or about June 2001, Defendant Black asked Atkinson to confirm Black's "hope that the HCNLP `independents' . . . won't have to comment." Atkinson responded that the independents would not have to comment because HCNLP would get "100% of what it is entitled to." In other words, Defendants consciously determined not to charge HCNLP's public limited partners for any of the non-competition payments because they wanted to avoid objective scrutiny of, and safeguard their ability to keep for themselves, the entire $4.47 million (Cdn.$6.84 million) non-competition allocation.

         128. In or about September 2001, Defendants Black, Radler, and Boultbee caused the Osprey I non-competition payments to be presented to the HLR audit committee for after-the-fact "ratification." Upon information and belief, this presentation to the audit committee was made by Defendant Radler from his HLR office in Chicago, Illinois. The rationale provided to the audit committee was that Osprey insisted on the same non-competition agreements that CanWest had obtained and wanted to avoid competition from Defendants Black's and Radler's "private interests in other newspaper operations." The latter was a reference to Defendant Horizon, which the audit committee had also allowed Defendants Black and Radler to own and run without adequate fairness analysis.

         129. Defendants Black, Radler, and Boultbee failed to disclose to the audit committee and board, among other things, (i) that HCNLP public limited partners were not paying, and were not even being asked to pay, any portion of the non-competition allocation; (ii) that the HLR Executives' names had been inserted in the non-competition provisions at their insistence; and (iii) the payments Defendants had received in the U.S. community newspaper styled "non-compete" payments as described above.

         130. The audit committee "ratified" these non-compete payments after a twenty-minute meeting during which it also considered and approved two other transactions. In large part because of Defendants' misrepresentations and omissions and bad faith manipulation of the process, the audit committee did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the Osprey I non-compete payments. The ostensible after-the-fact ratification was not effective and should be set aside because the audit committee was not given full and complete disclosure of the underlying facts to enable them to make a reasonable evaluation of the fairness of these payments to HLR and its shareholders.

         131. On or about November 30, 2001, HCNLP sold two additional newspapers to Osprey for $3,289,296 (Cdn.$5,198,824). Non-competition agreements on this "Osprey II" transaction were executed by the Company, HLG, Ravelston, the HLR Executives, and HCNLP.

         132. The transaction agreement between HLR, HCNLP, and Osprey allocated $695,970 (Cdn.$1.1 million) of the purchase price to the non-competition agreements. The agreement did not state that any of this amount was to be paid to anyone other than the Company or HCNLP, and no representative of Osprey ever expressed a desire for any of this amount to be paid to anyone other than the Company or HCNLP.

         133. As usual, Defendants did not allow the Company to retain any of the non-competition allocation.

         134. Instead, Defendants Black, Radler, and Boultbee caused the Company to pay the entire $695,970 (Cdn.$1.1 million) to the HLR Executives. Defendants Black and Radler each received $314,844 (Cdn.$497,619). Atkinson and Defendant Boultbee each received $33,141 (Cdn.$52,381). This represented an unjustifiable and unfair reduction of the proceeds received by the Company for the sale of its own assets.

         135. As with the Osprey I payments, Defendants did not seek audit committee or independent director approval before causing HLR to make the payments. Similarly, the Defendants avoided presenting the non-compete payment allocations to the HCNLP audit committee by directing HLR to bear the entire burden of the payments from its 87% share of the partnership distribution relating to the Osprey I transaction.

         136. On or about February 25, 2002, Defendants presented the Osprey II payments for another after-the-fact "ratification" by the audit committee. As with the earlier Osprey I ratification, Defendants obtained the audit committee's ratification while withholding, among other information, the facts described in paragraph 135 above. The audit committee summarily approved the payments based on a similar rationale as provided in the Osprey I context.

         137. In large part because of Defendants' misrepresentations and omissions and bad faith manipulations of the process, the audit committee did not have the necessary information, analysis, or advice by which to fairly and fully review, analyze, or negotiate the Osprey II non-compete payments.

         138. The Osprey I and Osprey II non-competition payments were unfair to HLR's public majority shareholders, and Defendants Black, Radler, and Boultbee breached their fiduciary duties of loyalty in taking those payments from the Company.

             PAYMENTS FOR HLG'S AND RAVELSTON'S MANAGEMENT SERVICES

         139. Since the mid-1990's, the Company has been paying Defendant HLG or Defendant Ravelston to make Defendants Black, Radler, Boultbee, and Colson, and other personnel, available to perform certain management and administrative functions for the Company. In other words, Defendants Black, Radler, Boultbee, and Colson have exercised their controlling position over the Company to cause it to "purchase" their management services from Ravelston -- a separate, private company that they control, and in which Hollinger's public majority non-controlling shareholders have no economic interest. This "outsourcing" of senior management and administrative functions -- as opposed to hiring and compensating such professionals directly -- is virtually unprecedented in U.S. public companies. Since 1996, the Company has paid a total of more than $224 million in such management fees. HLG's and Ravelston's fees were far in excess of the fair market value of the services the Company was receiving, and grossly in excess of the cost to HLG or Ravelston of providing such services. Indeed, there is no reason other than the self-interested actions of Defendants Black, Radler, Boultbee, and Colson that the Company did not retain its own management staff and senior officers directly as employees, and did not require each such officer and employee to provide services exclusively to the Company and to agree not to compete with the Company and with purchasers of the Company's assets.

         140. These fees were unfair and simply another vehicle for diverting funds from the Company to Defendants Ravelston and HLG, and to various HLR Executives. By extracting these excessive fees on an annual basis, Defendants repeatedly breached their fiduciary duties to the Company and its public non-controlling shareholders.

              HISTORY OF DEFENDANTS' MANAGEMENT SERVICES AGREEMENTS

         141. In or about the early 1990's, before HLR existed, HLG had a management services agreement with Ravelston. Under this arrangement, Ravelston's fee was determined annually by HLG's compensation committee, which examined Ravelston's costs in providing the services, I.E., the salaries of the management personnel, and paid only those costs.

         142. Although Defendants Black and Radler and their co-conspirators only obtained from HLG a "pass-through" of their management services "costs" during the early years in which HLG paid a management fee to Ravelston, Defendants have used Ravelston in all subsequent years to extract from the Company payments far in excess of their "costs" of providing management services to the Company. With full knowledge from Ravelston's prior experience in providing Hollinger management services, Defendants habitually collected from the Company windfall fees they knew were not negotiated at arm's length or in a manner that was fair to the Company's shareholders. On information and belief, Boultbee knew that the Company did not fully deduct the management fee in preparing its tax returns, based on advice from the Company's tax advisors that the Company could not defend the reasonableness of the fees in the event of an audit.

         143. From in or about 1994 through in or about 1997, HLG provided management services to the Company. In or about 1998, Defendants caused Ravelston to take over the management services agreement. This allowed Ravelston to: (i) keep a greater portion of the fee away from HLG's Canadian public shareholders; and yet (ii) support HLG's interest and dividend payment obligations with funds obtained through the management fee paid by the Company.

         144. In or about 1998, the Company entered into two management contracts entitled "Services Agreements" with Defendant The Ravelston Corporation Limited: one through the Company's Southam Inc. subsidiary to manage the Company's Canadian operations, and another to manage the Company's U.S. operations. These agreements were drafted by Defendants and their own lawyers, not by any independent HLR law firm. The agreements were bare-boned, requiring generally that Ravelston provide "advisory, consultative, procurement or administrative services" with respect to strategic advice, financial planning, and any other services "necessary or desirable to conduct and operate the businesses of the Company [and Southam] in an efficient and cost effective manner." Numerous standard and material terms and provisions were absent from the contract, including a price, an expiration provision and a non-competition agreement. On or about July 5, 2002, Defendant The Ravelston Corporation Limited transferred and assigned the HLR management services agreements to Defendant Ravelston Management Inc.

         145. Although Ravelston only had a management services agreement with the Company, it continued to provide management services to HLG, but at the Company's expense. That is, the same senior executives providing management services to the Company were also simultaneously providing management services to HLG, in both cases through Ravelston.

Defendants Black, Radler, Boultbee, and Colson, however, never caused HLG to reimburse the Company for the costs of the management services that Ravelston provided to HLG that the Company's public majority non-controlling shareholders were bearing.

         146. The management services agreements did not establish specific fee amounts to be paid to Defendant HLG or Defendant Ravelston. According to the agreements, the fee was to be negotiated every year between Ravelston and the independent members of HLR's board. The Company's board delegated this responsibility to the HLR audit committee.

         147. Each year, Defendant Radler, with assistance from Defendants Black and Boultbee, determined and proposed a management fee to the HLR audit committee that he knew to be far in excess of Ravelston's costs of providing services to the Company. Radler used no "scientific" approach for calculating the fee, but simply came up with a proposed fee in consultation with Defendants Black and Boultbee. On information and belief, the starting point for determining what management fee Ravelston would seek from the Company was not the cost of providing services or the value of such services, but rather the amounts "needed" by Ravelston to support its activities and its shareholders, including servicing the bank loans, and other debt and dividend obligations of Ravelston and HLG. Defendants Black, Radler, Boultbee, and Colson caused the Company to incur indebtedness to finance acquisition or holding costs of HLG's ownership interests in the Company and other companies, as well for other purposes that did not benefit the Company. The management fee "proposed" to the Company was then set at a number high enough to pay at a minimum the entire carrying cost of the HLG and Ravelston debt, as well as to satisfy in full the appetites of Defendants for current compensation. Defendants never provided the HLR audit committee with any information to support their management fee "proposal," including, for example, financial basis, breakdown or intended use of the proposed fee.

         148. For example, in a May 1, 2003 email to Atkinson and Defendant Black, Defendant Boultbee stated, "I think we should concentrate on taking steps to keep the management fees as high as possible." Boultbee's stated concern in the email was not the interests of the Company's public noncontrolling majority shareholders, to whom he owed fiduciary duties, but liquidity and investment concerns at Defendants HLG and Ravelston.

         149. Defendant Radler compared any proposed fee amount suggested by Defendants Black or Boultbee against two "rules of thumb": (i) the sum of his rough estimate of Ravelston's salaries, bonuses, benefits, pensions, and "overhead," plus 20% for Ravelston's "profits"; and (ii) two-and-a-half times Ravelston's salaries and bonuses. As long as the fee proposed by Defendants Black or Boultbee was approximately the same as or greater than the figure derived from Radler's "back-of-the-envelope" calculations, Radler would propose it to the audit committee.

         150. These fee measurement "standards" were grossly unfair to the Company's public majority non-controlling shareholders. The Company could have obtained comparable senior management services by employing directly its own senior management team for a small fraction of the amounts proposed by Defendants Black, Radler, and Boultbee. Neither Defendant Black, Defendant Radler, nor Defendant Boultbee ever disclosed their calculations to the HLR audit committee. The HLR audit committee and board annually accepted Defendant Radler's proposals with little or no variation.

         151. Further proof of the gross unfairness of the management services fees is that the generous "salaries" and "bonuses" built into Defendant Radler's proposals were not nearly the only compensation Defendants Black, Radler, Boultbee, and Colson and other Ravelston shareholders took from the Company. A large portion of Defendants Black's and Radler's extravagant living and travel expenses were paid directly by the Company and its subsidiaries. The Company also paid certain of Defendant Ravelston's expenses, including almost $100,000 on Defendant Ravelston's Rolls Royce. Further, the Ravelston shareholders regularly received lucrative stock options and excessive payments under the Hollinger Digital Management Incentive Plan, as explained below. As HLR directors, Defendants Black, Radler, and Colson and other Ravelston shareholders, also received quarterly directors fees and meeting attendance fees. On information and belief, it is highly unusual for public company executive officers who serve as directors of the company to earn separate fees for attending board meetings.

         152. Moreover, the value of Defendant Ravelston's services to the Company were diluted by, among other things, (i) the Ravelston shareholders' and employees' simultaneous services, at HLR's expense, to HLG; (ii) Defendant Black's and Defendant Radler's simultaneous pursuit of their own outside newspaper interests through, among other companies, Defendants Horizon and Bradford; (iii) the fact that notwithstanding Defendant Ravelston's services, the Company still had to hire and pay numerous of its own officers, including corporate counsel, a treasurer and many other positions. Indeed, any "value" to the Company's shareholders was substantially undermined or destroyed by virtue of the pattern and practice of self-dealing and deception described herein, and the lack of honest services.

         153. Managers of the Company's operating subsidiaries complained frequently about the excessive fees because the fees were charged against their operating profits. But the

Defendants cared less about whether the Company's operating subsidiaries (or the Company itself) were profitable than whether they were extracting their "proprietor's" entitlement.

         154. All told, from 1997 through 2003, the Company paid HLG and Ravelston a total of more than $217 million in management fees. During this same period, the Company directly paid the HLR Executives and Defendant Colson approximately $50 million in direct and indirect cash and equity-based compensation. On information and belief, the total Ravelston/HLR compensation attributable to the HLR Executives and Colson from 1997 through 2003 exceeded a fair market-based level of compensation for their services by over $200 million.

         155. Defendants knew that Ravelston never provided the audit committee, and the committee did not request, documentation or support for the proposed annual fees or Ravelston's costs of providing management services to HLR.

         156. As the Defendants also knew, the only information that the audit committee generally considered in approving each year's management fee "proposal" was: (i) the previous year's unreasonable fee; (ii) a generalized sense of the Company's size in comparison to the previous year; and (iii) a generalized sense of the work Defendant Ravelston would perform in comparison with the previous year. Defendants knew that the audit committee did not evaluate Defendant Ravelston's fee proposal by reference to any performance-based criteria, such as percentages of revenues, net income or EBITDA, and did not engage in any meaningful negotiation, review, investigation, analysis, or valuation of the amounts Defendant Ravelston demanded.

         157. In a December 20, 2002 e-mail to Defendant Black, Atkinson expressed a concern as to whether the members of the HLR audit committee would become "Sarbanes hawks" -- an apparent reference to the enhanced duties imposed on corporate directors under the

Sarbanes-Oxley Act -- and begin to more scrupulously analyze and negotiate the annual management fee proposal.

         158. Later, in a January 23, 2003 e-mail, Atkinson recounted to Defendant Black that "the annual review and approval of the management fee is a regular and routine matter." He warned, however, that Defendants Ravelston and HLG should first obtain Governor Thompson's consent to Ravelston's 2003 management fee proposal before raising other related-party issues with him:

                  the Governor will feel that a number of related party transactions are in the offing and the prudent course may be to retain outside counsel and a financial advisor now. He may decide to do that anyway but I think we have a better chance of gaining approval for the management fee on a fairly expeditious [sic] basis if we treat it as a one-off matter.

         159. Defendant HLG participated in Defendant Ravelston's efforts to extract exorbitant fees from the Company because Defendant Ravelston was using the money it received from the Company, in part, to pay Defendant HLG's debt obligations. Defendant HLG thus had a greater interest in seeing Defendant Ravelston reap higher profits and generate substantial cash flow than in seeing the Company earn higher profits, and thereby had a financial incentive for the Company to over-pay Defendant Ravelston.

                               SHAM "BROKER" FEES

         160. In or about the mid-1990s, the HLR Executives set up Moffat Management Inc. as a tax-advantaged offshore vehicle to collect money on their behalf from the Company.

         161. Moffat Management is owned by, among others, Defendants Black, Radler, and Boultbee. During the relevant period Defendants Black and Boultbee sat on Moffat Management's board of directors. Moffat Management is incorporated under the laws of the

Island of Barbados, purportedly with a "head office" in Bridgetown, Barbados. Its purported "purpose" is to "provide management, administrative and consulting services."

         162. In or about August 1999, via an American Publishing Company check dated August 10, 1999, sent from HLR's offices in Marion, Illinois, Defendants Black, Boultbee, and Radler caused the Company to send Moffat Management $900,000 of the Company's funds. The Defendants further caused this six-figure diversion to be recorded on HLR's books in Marion as a "broker fee."

         163. This related-party payment was unauthorized because Defendants never obtained the HLR independent directors' approval for the payment. Moreover, the payment was a sham, and unfair to HLR's shareholders, because neither Moffat Management nor its principals ever performed "broker" services for HLR, nor did they have a brokerage contract or agreement with HLR, and were already receiving grossly excessive payments and "compensation" from the Company.

         164. On information and belief, Defendants caused the Company to send other "broker" fees to Moffat Management and/or Ravelston in amounts yet to be determined.

         165. By causing the Company to pay these unauthorized, improper and unfair "broker" fees, Defendants Black, Radler, and Boultbee breached their fiduciary duties to the Company.

                    UNFAIR PAYMENTS TO DEFENDANT AMIEL-BLACK

         166. From 1999 through 2003, Defendant Amiel-Black received approximately $1,141,558 in "salary" and "bonus" from the Company, purportedly for serving as Vice President of the Company.

During this time, she performed little if any work for the Company. There was no legitimate basis for the Company to pay Amiel-Black these amounts. Had she not been the wife of Defendant Black, these amounts never would have been paid.

         167. Defendant Amiel-Black was otherwise more than adequately compensated for any legitimate services she actually did perform for the Company. Specifically, during this period, Amiel-Black received more than $167,000 for serving as a member of the HLR board of directors and attending its meetings, and more than $94,000 for columns she wrote that were published in HLR newspapers. Amiel-Black also received more than $1,000,000 in dividends from Black-Amiel Management, which annually received a portion of the grossly excessive Ravelston management fee. She also annually received a portion of the grossly excessive Ravelston management fee. Defendant Amiel-Black was also granted more than 300,000 options, worth millions of dollars. She also has had the Company pay the services of a full-time secretary, and has shared in the many lucrative perquisites received by husband Defendant Black, such as the house staff, drivers, and a private jet plane. The Company has also paid or pledged to pay approximately $250,000 to charities on behalf of Defendant Amiel-Black.

         168. By causing the Company to pay, and by taking, these unfair, excessive, and wasteful "salary" and "bonus" amounts, Defendants Black and Amiel-Black violated their fiduciary duties to the Company.

         PAYMENTS UNDER THE HOLLINGER DIGITAL MANAGEMENT INCENTIVE PLAN

         169. In 2000 and 2001 the Company paid Defendants Black, Radler, Boultbee, and Colson more than $5 million in "incentive payments," ostensibly for managing the investments of HLR subsidiary Digital. The Hollinger Digital Management Incentive Plan awarded Digital managers and the HLR Executives 22% -- 7 percentage points of which was separately reserved for the "Senior Executive Group" made up of Defendant Ravelston shareholders, including Defendants Black, Radler, Boultbee, and Colson -- of the profits on individual Digital investments, without taking into account losses from unprofitable Digital investments or subsequent losses on investments that had previously yielded proceeds. Thus, although Digital's approximately $190 million in investments resulted in approximately $65 million in recorded losses as of December 31, 2003, the Company has paid $15.5 million in "profit" distribution to Digital's executives, with more than $5 million of those funds going to Defendants Black, Radler, Boultbee, and Colson. The Defendants knew the Hollinger Digital Management Incentive Plan was far more generous than those provided in typical investment funds, but they obtained approval for the Plan based on their knowingly false representations to the HLR audit committee that it was comparable to customary compensation formulas in the venture capital/private equity business. In reality, these "incentive payments" were simply another way for Defendants Black, Radler, Boultbee, and Colson to take funds from the Company. By taking these unfair and unwarranted "incentive payments," Defendants breached their fiduciary duties to the Company and its public majority non-controlling shareholders.

         170. Digital was formed in 1996 to manage the Company's investments in new media and Internet companies. Because it simulated a venture capital fund, the Defendants decided it should reward employees by having them share in the success of Digital's investments, notwithstanding the fact that, with respect to Defendants Black, Radler, Boultbee, and Colson, they were already receiving grossly inflated management fees through Ravelston to oversee ALL aspects of the Company's business. In or about late 1997, Defendants Black and Radler, among other Ravelston shareholders, began discussing the components of a Digital "incentive plan." Those discussions resulted in the Hollinger Digital Management Incentive

Plan that Defendants circulated in January 2000 and presented to the HLR audit committee and board on February 22, 2000.

         171. In preparation for the HLR audit committee February 22, 2000 meeting, Defendants Black, Radler, Boultbee, and Colson caused HLR Corporate Counsel Mark Kipnis to send the committee a memo dated February 14, 2000, from HLR's corporate offices in Chicago, Illinois, which explained, among other things, that the Hollinger Digital Management Incentive Plan was intended to "retain management by offering the type of incentive that competitive investment banking firms offer." Defendant Radler presented the Plan to the audit committee on February 22, 2000, consistent with Kipnis' February 14 memo. The audit committee was neither provided with, nor did it request, any financial analysis, legal advice, or examples of comparable arrangements at independent venture capital/private equity firms.

         172. Relying on the representations made in the February 14, 2000 memo to the audit committee and Defendant Radler's February 22, 2000 presentation, Governor Thompson told the board on February 22, 2000, in the presence of Defendants Black, Radler, Boultbee, and Colson, that the audit committee had approved the Hollinger Digital Incentive Management Plan "as consistent with those types of bonuses found in the marketplace." As the Defendants knew, however, the Plan was not an industry norm, but was unusual and excessive because it paid bonuses based on liquidity events on individual investments, without regard to the investment portfolio's overall performance.

         173. For example, in an October 2, 1999 memo to HLR board member and Digital CEO Richard Perle, Defendant Black commented on an early draft of the plan's definition of "net gains" from which the Digital executives would obtain their bonuses:

         I think `net gains' should be either for a period or for the overall performance and not on an individual investment basis. In any case the overall performance should be taken into account.

         174. Similarly, in a November 30, 1999 memo to Defendant Black, Atkinson stated that "pooling of gains and losses . . . fosters a team approach and a great aversion to any one or two members creating losses which all members will have to shoulder," and "should create a highly motivated group who will exercise great diligence so as to avoid their gains being diluted by losses." The Plan Defendant Black and his fellow Ravelston shareholders recommended for approval in 2000, however, did not take overall performance into account and did not foster a "team approach" by pooling investment gains and losses in determining the timing and amount of cash distributions.

         175. Not only did Defendants Black and Radler not insist on an overall performance component to the Digital compensation structure, they raised the bonus pool from 20% of "net gains," as was contemplated before 2000, to 22% of "net gains." (Again, however, their notion of "net gains" was a very narrow one, which did not include any offset for investment losses.) In an e-mail to Defendant Black dated February 14, 2000, Atkinson wrote: "With respect to the Digital incentive plan, [Defendant] David [Radler] said that [audit committee chairman] Governor Thompson would have no difficulty increasing the plan from 20% to 22% and perhaps higher. That is aggressive particularly when the current plan does not provide for the pooling of gains and losses."

         176. Moreover, as of February 2000, Defendants Black, Radler, and Colson knew that the "incentive" plan they were proposing would generate payments on two investments that Digital had already made. For example, on February 14, 2000 -- the same date as Kipnis' memo to the audit committee describing the Digital Incentive Plan as "the type of incentive that competitive investment banking firms offer" -- Atkinson wrote a memo describing the plan as "very generous," because it does "not require pooling of gains and losses and which, in the result, will see substantial bonuses paid for Trip.com and iii [Interactive Investors International] without any deduction for investments which will not achieve success." In fact, during 2000, Defendants Black, Radler, and Colson awarded themselves approximately $2.2 million, $530,000, and $1.8 million, respectively, on Digital's Trip.com and Interactive Investors International investments.

         177. Atkinson's February 14 memo further noted, in contrast to what the audit committee was told in a memo that same day, that "pooling of gains and losses" was a "more recognizable and conventional [compensation] structure." Similarly, in a February 29, 2000 memo, Atkinson told Defendant Black that a plan "call[ing] for the pooling of gains and losses before any bonus can be declared" is "much better."

         178. Shortly after Kipnis told the HLR audit committee in his February 14, 2000 memo that the Hollinger Digital Management Incentive Plan was "the type of incentive that competitive investment banking firms offer," but before any payments were made, the Company's outside law firm told Kipnis that the plan was atypical. In a March 31, 2000 e-mail, the lawyer told Kipnis that it was unusual when an employee "enjoys his share of profits on the good [investments] and is not penalized for losses on the investments that go sour" and in this regard the Hollinger Digital Management Incentive Plan was different from those customary in "this business."

         179. In or about December 2000 or January 2001 -- nearly a year after Defendant Radler presented the Hollinger Digital Management Incentive Plan to the audit committee for approval, and after all the payments to Defendants Black and Radler had been made -- the Defendants sought KPMG's advice regarding the structure of the compensation arrangements. KPMG responded in a January 26, 2001 letter to Defendant Boultbee as follows:

         While Digital's plan provides for management's participation in the results of each individual investment with no provision for offset of losses on other investments, all of the funds we are aware of base management's participation on the results of the total fund which is valued on a periodic basis, usually annually.

                                      * * *

         It is normal practice for a fund to establish a threshold rate of return requirement for the overall fund before management participation in the upside . . . Normally there is a provision to carry forward losses in the calculation of any rate of return. However, if the return were based on each investment, with no provision for offset of losses on other investments, then the threshold rate of return would be much higher compared to the 15% preferred return provided for in the Digital plan. We have been unable to find any funds who [sic] calculate their return on an investment by investment basis.

         180. In a January 29, 2001 memo to Defendant Black, Defendant Boultbee told Black of KPMG's letter and his view that the Company "could modify the plan leaving significant benefits while corresponding more closely to the norm." Neither Defendant Black nor Defendant Boultbee told the HLR audit committee about KPMG's opinion, and none of the Defendants recommended any changes to the Hollinger Digital Management Incentive Plan in response to KPMG's advice.

         181. Not surprisingly, Defendants' "up-side only" compensation plan yielded unfair and inequitable results. Digital had a few investments that generated profits. Specifically, the Company invested approximately $33 million in four companies that by the end of 2003 had generated gains of approximately $59 million. But as of that same date, Digital had also made approximately forty other investments that had resulted in more than $124 million in losses. All told, the Company put approximately $189 million into Digital investments and by December 31, 2003, was holding investments valued at less than $29 million and had realized proceeds of less than $95 million -- meaning Digital's investments had lost the Company more than $65 million. Against this dismal performance record, the Company paid out $15.5 million under the Hollinger Digital Management Incentive Plan, with the Senior Executive Group, including Defendants Black, Radler, Boultbee, and Colson, taking more than $5 million.

         182. In addition to the unfair Digital payments Defendants took, Defendant Radler failed to disclose his conflicts of interest in certain Digital investments. During the relevant period, Defendant Radler owned approximately 15% of Salman Partners Inc., a Vancouver-based investment banking firm that acted as financial advisor to two companies in which the Company invested, Stockhouse Media Corporation and Bidhit.com, Inc. Salman Partners brought these investments opportunities to the Company and received commissions or fees on the amounts HLR invested. Thus, Defendant Radler stood to benefit indirectly from these investments even if the Company earned no profit directly from them. Defendant Radler never told the Company's independent directors of his self-interest in these transactions.

         183. The Company invested approximately $3,083,898 in Stockhouse Media. As of December 31, 2003, that investment was written off as worthless, leaving the Company with a loss of $3,063,889 on this investment.

           OVERVIEW -- THE HORIZON CONCEPT AND THE GENESIS OF BRADFORD

         184. Defendants Black and Radler also breached their fiduciary duties to the Company by causing it to sell to the Horizon Defendants and Defendant Bradford many of HLR's community newspaper assets at below-market prices and on terms that were unfair to the Company and its public shareholders.

         185. In or about 1998, Defendants Black and Radler decided to establish a new private company, Defendant Horizon, that would obtain newspaper assets from the Company on terms favorable to Defendant Horizon. Buying the newspapers from the Company was a distinct advantage for Defendants Black and Radler because as HLR officers, they were very familiar with the papers' operations and earning potential, as well as the identity of third parties who might be interested in acquiring them. As Defendant Black later wrote to a potential investor in Horizon:

         We have bought and sold hundreds of these little American newspapers in public companies and have never failed to make handsome profits on them. We sold them a few years ago to clear the debt of our public company and are buying them back now for our own account, knowing their profit potential intimately.

         186. Although Defendants Black and Radler disclosed that they had AN ownership interest in Defendant Horizon, they structured Defendant Horizon to conceal their CONTROLLING ownership interest. In or about 1999, Defendant Black, through the Ontario corporation Conrad Black Capital Corp., contributed approximately $1,510,673 for a 24.099% equity interest in Defendant Horizon, and Defendant Radler, through the Prince Edward Island Corporation F.D. Radler Ltd., contributed approximately $1,510,674 for a 24.099% equity interest in Defendant Horizon. Although this structure gave the appearance that Defendants Black and Radler jointly owned less than 50% of Horizon, in fact, they owned far more through a nominee company.

         187. That is, in or about April 1999, Defendant Radler created Vee Holdings, Ltd., a British Columbia company, as a vehicle for an additional $1,551,640 investment and additional 24.752% equity interest in Defendant Horizon. Defendant Radler instructed Todd Vogt -- who had been an HLR employee in Chicago until early 1999, when Defendant Radler installed him as Defendant Horizon's President and CEO -- to act as the registered holder of Vee Holdings Ltd.'s Horizon shares, but to secretly hold those shares in trust for Defendant Radler's F.D. Radler Ltd. As part of the Declaration of Trust, dated April 30, 1999, Vogt acknowledged that he would vote Vee Holdings Ltd.'s Horizon shares "only as directed by" F.D. Radler Ltd. "and in no other manner," and that Defendant Radler -- who had been Vogt's boss at HLR and was his boss at Defendant Horizon -- would have "full authority" on F.D. Radler Ltd.'s behalf to give Vogt "instructions and directions hereunder." Thus, through Conrad Black Capital Corp., F.D. Radler Ltd., and Vee Holdings Ltd., Defendants Black and Radler owned 72.95% of Horizon's original equity. Defendant Radler never disclosed to the HLR audit committee or board, or to the Company's shareholders, the full extent of his ownership interest in Defendant Horizon.

         188. To maintain the secrecy of his additional 24.75% Horizon ownership through Vee Holdings Ltd., Defendant Radler gave false and misleading testimony under oath in the Supreme Court of British Columbia, Canada, during the 2002 trial of PAUL WINKLER V. LOWER MAINLAND PUBLISHING LTD., a wrongful termination action brought by a former HLR employee. Defendant Radler gave the following testimony during direct examination:

           Q In 1999 what voting interest did you and Conrad Black have in Horizon?

           A   Combined, we had forty-eight per cent.

           Q   And did you each have individual --

           THE COURT: Forty-eight?

           THE WITNESS: Forty-eight.

           THE COURT: Thank you.

           Q   Did you each have individual holdings?

           A   Yes. It was twenty-four per cent each.

           Q   Now, what was Mr. Vogt's voting interest at that time?

           A   I believe it was in the thirties. Thirty-five I would estimate.

Defendant Radler also testified that he had no participation in Defendant Horizon's management, that when Defendant Horizon was established in 1999 "we [Radler and Black] wanted him [Todd Vogt] to be totally independent," and that "I [Radler] wanted him [Vogt] to have total control."

In fact, as Defendant Radler well knew: (i) he had complete control over Vee Holdings Ltd.'s 24.75% interest in Horizon; (ii) Vogt could only vote Vee Holdings Ltd.'s shares as Radler directed; (iii) Vogt was not independent, but reported and answered to Defendant Radler; (iv) Vogt beneficially owned only approximately 6.5% of Defendant Horizon's shares; and (v) Defendant Radler participated in Defendant Horizon's management.

         189. Defendants Black and Radler dispersed the remaining original equity of Horizon among numerous other individuals whom they dominated or controlled, or who were otherwise loyal to them. The following chart sets forth the remaining 26.050% ownership of Horizon's original equity that Black and Radler did not directly or indirectly own:

-------------------------------------------------------------------------------------------------------------------------
                                                                                                          Original
                                                                                                       HORIZON EQUITY
                 OWNER                                  RELATIONSHIP TO BLACK/RADLER
-------------------------------------------------------------------------------------------------------------------------
Todd Vogt                              HLR and then Horizon employee reporting to Radler                   6.337%
(through Toco Holdings Inc.)
-------------------------------------------------------------------------------------------------------------------------
Jerry Strader                          HLR employee reporting to Radler                                    4.376%
(through a revocable trust)
-------------------------------------------------------------------------------------------------------------------------
Roland McBride                         HLR and then Horizon employee reporting to Radler                   0.495%
-------------------------------------------------------------------------------------------------------------------------
Mark Kipnis                            HLR employee and corporate counsel reporting to Radler              0.990%
(through a family trust)
-------------------------------------------------------------------------------------------------------------------------
David Dodd                             HLR employee reporting to Radler                                    1.980%
(through a family trust)
-------------------------------------------------------------------------------------------------------------------------
Thomas Rose                            HLR employee reporting to Radler                                    0.990%
(through a living trust)
-------------------------------------------------------------------------------------------------------------------------
Larry Perrotto                         Former HLR employee and part owner of Bradford                      1.980%
(through Timmus Company)
-------------------------------------------------------------------------------------------------------------------------
Peter Atkinson                         Ravelston shareholder and HLR and HLG officer reporting to          1.980%
                                       Black and Radler
-------------------------------------------------------------------------------------------------------------------------
Peter White                            Ravelston shareholder and Black's close friend and long-time        1.980%
                                       business partner
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                                          Original
                                                                                                       HORIZON EQUITY
                 OWNER                                  RELATIONSHIP TO BLACK/RADLER
-------------------------------------------------------------------------------------------------------------------------
John Satterwhite (individually and     HLR employee reporting to Radler until 2000; President and          3.960%
through a family trust)                part owner of Bradford beginning in 2000
-------------------------------------------------------------------------------------------------------------------------
Terry Salman                           Longtime friend of Radler; President of Salman Partners, an         1.980%
                                       investment firm in which Radler owns equity and that earned fees for underwriting services performed for an HLR subsidiary
-------------------------------------------------------------------------------------------------------------------------
Tod Jacobs                             A securities analyst at Sanford C. Bernstein, a research firm       1.980%
(through 360 Partners LLC)             that prepared analyst reports on HLR
-------------------------------------------------------------------------------------------------------------------------

         190. On November 30, 1998, Defendants Black and Radler introduced the Horizon concept to the HLR board of directors. Defendants Black and Radler mischaracterized that concept in several ways. For example, although they disclosed that they would "take equity positions" in Defendant Horizon, they failed to disclose that they would together own a substantial controlling interest of approximately 72.950% of Horizon's original equity. In addition, they characterized Defendant Horizon as a venture conceived by Jerry Strader and Todd Vogt, two HLR employees, and portrayed themselves as becoming involved in Defendant Horizon only as passive investors because Strader and Vogt needed their financing assistance and equity participation. Indeed, the board resolution approving the Horizon I Transaction included the following:

                  WHEREAS, the board of directors has been informed that Messrs. Strader and Vogt, two directors of [HLR subsidiary] American Publishing Company ("APC") . . . are interested in acquiring the Horizon assets for approximately 10x EBITDA, and that Messrs. Black and Radler are interested in assisting Messrs. Strader and Vogt in obtaining financing and by providing equity for such transaction . . .

In fact, Defendants Black and Radler unilaterally conceived and organized Defendant Horizon as a separate business venture that they would majority own and control, instructed Strader and Vogt to assist them with the venture, and provided Strader and Vogt opportunities to make only small equity investments.

         191. Defendants Black and Radler never told the HLR board that Vogt and Strader would in fact own very little of Defendant Horizon, and Defendants Black and Radler consistently failed to disclose their majority ownership in Defendant Horizon. Every time a transaction with Defendant Horizon was presented to the HLR board for approval, the board was told only that Defendants Black and Radler were stockholders in Defendant Horizon. The HLR board was never told that Defendants Black and Radler owned approximately three-quarters of Defendant Horizon.

         192. Defendants Black and Radler also failed to disclose in HLR's SEC filings their domination and control of Defendant Horizon. For example, in HLR's 1999 annual report filed with the SEC on Form 10-K, which Defendants Black and Radler signed, they described Defendant Horizon as "managed by former Community Group executives and owned by current and former [HLR] executives." It was not until March 2002, when the Company filed with the SEC its annual proxy statement, that Defendants Black and Radler even suggested that they controlled Defendant Horizon. In that disclosure, they described Defendant Horizon as "controlled by certain members of the board of directors and senior management of the Company as shareholders." But even that belated statement omitted the material fact that Defendants Black and Radler had beneficially owned at least 73% of Horizon.

         193. From the beginning of its operation in 1999 until today, Defendant Horizon operated out of a building in Marion, Illinois that HLR owns. From 1999 through 2003, Defendants Black and Radler caused various HLR officers and employees, including Peter Atkinson, Mark Kipnis, Roland McBride, David Dodd, and Linda Loye, to perform a variety of essential financial and legal services for Defendant Horizon. Defendants Black and Radler did not put in place any measures to protect the Company's shareholders from conflicts of interest inherent in the Horizon arrangement such as: (i) "ethical wall" procedures that would ensure that no HLR proprietary information they and others obtained as HLR officers would be transmitted to Horizon; (ii) requirements that third-party bids to purchase HLR newspaper assets be considered and negotiated only by HLR representatives who were not affiliated with Defendant Horizon; or (iii) legitimate signed agreements committing themselves and Defendant Horizon not to compete with any HLR newspaper property and to be bound by any HLR agreement not to compete (as opposed to the sham non-compete agreements signed by Defendants Black, Radler, and Boultbee in connection with their $5.5 million diversion of Company funds in February 2001).

         194. Defendants Black and Radler formed Defendant Bradford in the spring of 2000 as an additional vehicle for them to own other community newspapers they purchased from the Company at a price substantially below market value. Defendants Black and Radler each own 25% of Defendant Bradford, as does Larry Perrotto, a former President and CEO of HLR's community newspaper subsidiary, American Publishing Company, who left the Company in 1996 to start his own community newspaper company. The final 25% is owned by John Satterwhite and members of his family. Satterwhite was the Director and Vice President of American Publishing Company at the time the Bradford Transaction was proposed to the HLR board. He left the Company to become Bradford's president.

         195. As with Defendant Horizon, Defendants Black and Radler did not tell the HLR board about the extent of their involvement in Defendant Bradford. Instead, they told the HLR board that the papers being sold to Bradford were essentially being sold to Defendant Bradford's new president, John Satterwhite, and "that it was anticipated that certain members of the board of directors and senior management of the Company would be stockholders." The HLR board was not told that Defendants Black and Radler owned 50% of Bradford.

         196. In the same way they concealed the extent of their Horizon holdings from the HLR board, Defendants Black and Radler caused the Company to conceal the extent of their involvement in Defendant Bradford from the Company's shareholders. The Company's 2001 annual report, for example, filed in or around April 2002, says only that Defendant Bradford is "a company formed by a former U.S. Community Group executive and in which some of the Company's directors are shareholders." It does not disclose that Black and Radler own 50% of Bradford.


                    HORIZON I -- THE MARCH 1999 HLR-FINANCED
                 SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON

         197. As explained above, the Horizon I Transaction occurred through an asset exchange agreement dated as of March 31, 1999 (closing on June 30, 1999). In that transaction, Horizon bought 16 HLR newspaper properties, comprised of approximately 33 individual newspapers and publications, for a total price of $43.7 million. Also as part of the transaction, Horizon sold to HLR THE DOINGS newspaper in Oakbrook, Illinois, for $3.5 million.

         198. The board approved the Horizon I Transaction based on the false representation that the pricing terms on the Horizon I Transaction would match the terms in HLR's simultaneously approved separate transaction with an arm's length purchaser, Community Newspaper Holdings Inc. ("CNHI"). In fact, the terms HLR obtained from Defendant Horizon in the Horizon I Transaction were far less favorable than those HLR obtained from CNHI. If, as the board was told, the same method had been used in determining the Horizon I Transaction price as was used in determining the price CNHI paid for the assets it was purchasing, the Company would have received approximately $18 million more from Defendant

Horizon than Defendants Black and Radler chose to pay. Moreover, while CNHI paid HLR in cash for the assets it purchased, Defendants Black and Radler arranged for HLR to finance the entire Horizon I Transaction purchase price at closing. Defendants Black and Radler did not disclose to the board, before it approved the transaction, that HLR would be obligated to finance the sale of these assets. Nor did Defendants Black and Radler cause the Company to publicly disclose this seller-financing until March 2003, almost four years after the transaction closed. Even worse, Defendant Horizon subsequently defaulted on its payment obligations and still owes HLR approximately $5 million. This is because of restrictions -- also not disclosed to the HLR independent directors -- in Defendant Horizon's credit facility.

         199. Defendants Black and Radler presented the Horizon I Transaction to the HLR board on or about November 30, 1998. At the same meeting, Defendants Black and Radler sought the HLR board's approval for the sale of 45 HLR community newspapers to Community Newspaper Holdings Inc. ("CNHI"), a completely independent third party. Defendant Radler informed the board that before negotiating with CNHI, HLR senior management (I.E., he and Black) had undertaken "Project Wishlist," whereby they set a desired sale price for each property in HLR's Community Newspaper Group. In assuring the HLR board that the Horizon I Transaction pricing was fair, Radler said it would be comparable to the pricing in the CNHI I Transaction, which was an arm's length transaction with an unaffiliated purchaser. Specifically, Defendant Radler represented that the Horizon I Transaction agreement would "mirror" the CNHI transaction agreement and that Horizon would obtain HLR assets for the same percentage of the Project Wishlist prices as CNHI was paying for the HLR assets it was buying.

         200. These representations were false and misleading for at least three reasons. First, while the CNHI Transaction price represented a discount of only 0.6% from the Project

Wishlist prices, the Horizon I Transaction price represented a discount of approximately 29% from those prices. The result was that the Company obtained approximately $18 million less from Defendant Horizon than it should have obtained based on the pricing formula that was presented to the board and used to set the price for the assets sold to CNHI. Moreover, as explained above, the Defendants caused Defendant Horizon to pay $1.2 million of the already-inadequate transaction price to Defendant HLG instead of the full amount going to the Company.

         201. Second, Defendants Black and Radler misled the board by representing that the Horizon I Transaction price would be approximately 10 times the properties' EBITDA. In support of this representation, Defendant Radler arranged for a document to be presented to the board that contained 1998 EBITDA figures for the Horizon properties that he caused to be manipulated downward. Specifically, he arranged for the "management fee" charges that the papers would not incur following the sale to be deducted from the Horizon I properties' 1998 EBITDA. In contrast, as Defendant Radler failed to disclose to the board, the 1998 EBITDA figure for the CNHI properties that Defendant Radler presented to the board in the same document EXCLUDED management fee charges, thereby INCREASING the EBITDA calculation, and thus, the CNHI transaction purchase price. Defendant Radler's downward manipulation of the Horizon properties' EBITDA had the effect of (i) minimizing the purchase price that Horizon would actually have to pay to Hollinger, but (ii) artificially and misleadingly inflating the valuation multiple that Defendants Black and Radler represented to the board that the Horizon I Transaction price would represent.

         202. Third, while CNHI paid the entire purchase price in cash at closing, Defendant Horizon did not. Rather, Defendant Horizon delivered no cash at the June 1999 closing, but instead delivered four unsecured demand promissory notes. Although Defendant

Horizon paid off most of those notes -- including the $1.2 million note to HLG -- a few months after the June 1999 closing from the proceeds of a bank financing, it still owed the Company approximately $5 million of the Horizon I purchase price by the end of 1999. That balance continued to accrue interest after 1999, with Defendant Horizon defaulting on its payment obligations. Defendant Horizon has only paid $390,000 in 2002 and $380,000 in 2003, and owes the Company approximately $5.5 million today.

         203. The unfairness to the Company's shareholders of the seller financing in Horizon I is further demonstrated by the following:

         (i) Defendants Black and Radler established the financing terms themselves without negotiating those terms with any independent HLR representative;

         (ii) the outstanding note to the Company was subordinated to Horizon's credit facility with Toronto Dominion Bank, the terms of which, according to Defendant Horizon's CFO, restrict Defendant Horizon's ability to make the required quarterly interest payments to the Company; and

         (iii) even though Defendant Horizon's note to HLR was subordinated to Horizon's bank debt, Defendant Horizon's interest rate from the Company was substantially lower than the interest rate Defendant Horizon was paying Toronto Dominion Bank and the rate that the Company was paying its own note holders as of 1999 and 2000. That is, Defendants Black and Radler caused HLR to lend Defendant Horizon money at a lower rate than HLR was paying to borrow its own funds.

         204. A further example of the unfairness to the Company's shareholders of the Horizon I Transaction concerns the Company's Naugatuck, Connecticut, property, which was one of the 16 HLR properties Defendants Black and Radler selected for sale to Defendant Horizon. The portion of the Horizon I Transaction purchase price attributable to the Naugatuck property was $78,000. Yet, in or about March 1999, months before the Horizon I Transaction closed, Defendant Radler told Horizon investors that Horizon could re-sell it for $400,000. Upon information and belief, less than three months after purchasing it from the Company, Horizon flipped the Naugatuck property for hundreds of thousands more than its $78,000 Horizon I Transaction valuation.

         205. The board's November 30, 1998 approval of the Horizon I Transaction was not only based on Defendants Black's and Radler's representations, it was also conditioned upon the board obtaining a "fairness opinion" that the transaction was fair to HLR's shareholders "from a financial viewpoint." In or about March 1999, Defendant Radler purported to satisfy that condition by obtaining a fairness letter that cost only $25,000, or approximately .0058% of the Horizon I purchase price. The inadequate, two-page result was based on false and incomplete information and incorrect assumptions.

         206. The March 4, 1999 fairness letter from the firm Dirks, Van Essen & Associates ("DVE") bases its fairness determination on a comparison of the pricing in the Horizon I Transaction to the pricing in the Company's sale of newspapers to CNHI, which as the DVE Letter states, "was negotiated in the fourth quarter of 1998 and closed in the first quarter of 1999." The DVE Letter, however, assumes the following incorrect facts (communicated by or at the direction of Defendant Radler in Chicago, Illinois), among others, regarding the CNHI I and Horizon I Transactions:

         (i) "In the process of the sale to CNHI, all the newspapers involved in the transaction were offered to CNHI at the price and terms subsequently accepted by Horizon."

               In fact, the newspapers sold to Horizon had been offered to CNHI at higher prices and without seller financing.

         (ii) HLR made a "3 percent downward adjustment in their [sic] asking price [of CNHI] as a result of acknowledging lower than budgeted gross operating profit levels upon which the values were based." In fact, CNHI did not obtain a 3% discount on its purchase price based on actual gross operating profit levels differing from budgeted levels.

         (iii) The Horizon I Transaction purchase price "was arrived at by taking the initial Hollinger valuation used in its discussion with CNHI and making reductions for the exclusion of a printing plant, the same 3 percent reduction in price that was negotiated in the fourth quarter based on a projected shortfall of gross operating profit as compared to budget, and a further 11.8 percent reduction as a result of actual performance for 1998." In fact, even before the Defendants lowered the Horizon I Transaction price in purported "discounts" of 3% and 11.2% [not 11.8% as stated in the DVE Letter], the prices on the HLR properties that were to be sold to Horizon were secretly manipulated downward from the "Project Wishlist" aggregate price of $61.790 million to an aggregate of $50.729 million.

         207. Lowering the Horizon I Transaction price by an additional 11.2% as a purported "discount" for the properties' "actual performance" in 1998 was also unfair to the Company's shareholders. No such adjustment was made in the CNHI I Transaction, even though that transaction closed on February 1, 1999, when actual 1998 operating results on the newspaper


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

properties were known. In fact, even in March 1999, when Defendants Black and Radler knew the papers' actual 1998 results, they informed a prospective Horizon investor that they would lower the Horizon I Transaction price by an additional 5% (not 11.2%) as the purported "discount" for "1998 actual vs. budget results." It was only when Black and Radler decided they wanted Horizon to pay the Company even less that they decreased the price by an additional 11.2%. They did not tell the HLR board about the 5% "discount" they decided to give themselves or their decision to steepen that "discount" to 11.2%. However, describing the price reduction as an adjustment for "actual vs. budget results" sounded more benign, and was less likely to draw scrutiny from the board, than disclosing that at the last minute they decided to cause Hollinger to give a sharp price reduction to themselves.

         208. The DVE Fairness Letter also did not take into account that CNHI paid the entire purchase price in cash at closing, whereas the Horizon I Transaction was entirely seller-financed, with $8 million of the purchase price not becoming due until 2007. This installment payment option further reduced the actual value received by HLR for the properties sold in this transaction.

         209. Other ordinary and customary "fairness" requisites were also lacking. Defendants Black and Radler did not suggest, and the board did not decide on its own, that the board retain independent financial or legal advisers to review the Horizon I Transaction, negotiate any of its terms, or determine whether the Company's shareholders would have been better served either by retaining some or all of these revenue generating assets or by marketing some or all of them to other parties on more favorable terms.


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

            HORIZON II -- THE APRIL 2000 ASSET EXCHANGE WITH HORIZON

         210. The Horizon II Transaction involved an asset exchange agreement dated April 1, 2000. In this transaction, Defendants Black and Radler caused the Company to transfer to Defendant Horizon and its wholly-owned subsidiaries, Defendants Horizon Hawaii and Horizon Illinois, three properties in Colville and Deer Park, Washington, and Valley City, North Dakota, in exchange for a group of Chicago weekly publications that the Horizon Defendants had acquired from Lerner Publications (the "Lerner Newspapers") and a Hawaiian paper called the Honolulu Pennysaver that Horizon had acquired from the Company in the Horizon I Transaction. The Lerner Newspapers included the following publications:

         (i) TIMES: covering Chicago's northwest metropolitan neighborhoods of Norridge, Elmwood Park, Portage Park, and Edgebrook;

         (ii) LIFE: covering the suburbs directly north of Chicago, Skokie, Lincolnwood, Morton Grove, and Niles;

         (iii) SKYLINE: covering affluent northern suburbs of Lake Forest, Highland Park, Glencoe, Winnetka, Wimette, Evanston, and affluent Chicago neighborhoods Lincoln Park and Chicago Loop;

         (iv) NEWS-STAR: covering Chicago metropolitan neighborhoods of Rogers Park, Edgewater, Albany Park, and Andersonville; and

         (v) BOOSTER: covering Lake View, Wicker Park, Bucktown, and Ukranian Village, and other north side Chicago neighborhoods.

         211. As described below, Defendants Black, Radler, and Horizon arranged for the Horizon II Transaction to be executed without adequate opportunity for audit committee or board review or negotiation, without a fairness opinion, and without any independent valuation of the properties that were being exchanged in the transaction. The memo on which Defendants arranged for the audit committee to base its approval of this transaction was false and misleading in numerous respects. Among other things, the memo misleadingly portrayed the properties the Company was obtaining as equivalent in value to the properties it was transferring to Horizon. Defendants also failed to inform the board that most of the newspapers that the Company received in this exchange were losing money.

         212. In the Horizon II Transaction, the Company exchanged profitable publications for properties that not only were worth millions less than the properties they received but that also had lower cash-flow margins than any other property the Company owned at that time. When Defendants Black and Radler sold HLR newspaper assets, they valued the properties by multiplying EBITDA by a valuation multiple. But in the Horizon II Transaction, they eschewed that valuation methodology and kept the results of that valuation from the board because it would have exposed the unfairness of the transaction to the Company.

         213. Measured by the Defendants' own standard valuation methodology, the properties the Company transferred to Horizon in the Horizon II Transaction were worth approximately $6.2 million. Specifically, the three properties the Company surrendered to Horizon were worth approximately $6,218,000, measured by taking the "Project Wishlist" valuation multiples that Defendants assigned to those properties in the fall of 1998 and applying them to their 1999 EBITDA. In contrast, the Lerner Newspapers and the Honolulu Pennysaver that the Company received from Horizon in the Horizon II exchange were worth millions less.

         214. Although Horizon claimed to have paid Lerner $2.5 million for the Lerner Newspapers, they were worth substantially less. The $2.5 million price was artificially inflated because (i) Horizon President Todd Vogt had agreed (unbeknownst to the HLR audit committee) TO PAY $300,000 MORE THAN THE SELLER EVEN DEMANDED on the condition that he keep $150,000 of


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

the increased price as a "commission," and (ii) the Lerner Newspapers had lost money in 1999 and 1997. Indeed, the Lerner Newspapers' management described the $2.5 million price during a March 30, 2000 board meeting as "a very favorable transaction" and "the best that they could hope to receive and significantly better than other offers or possibilities."

         215. The other newspaper property the Company obtained in the Horizon II exchange, the Honolulu Pennysaver, was worth, at most, $1,729,000 to $1,976,000, based on Defendants' own valuation method. Defendants would have valued the Honolulu Pennysaver as: (i) $1,729,000, by applying Defendants' Horizon I Transaction valuation multiple of 7x EBITDA to the Honolulu Pennysaver's $247,000 1999 EBITDA as represented in the March 10, 2000 memorandum of HLR employee and Horizon shareholder Jerry Strader; or (ii) $1,976,000, by applying the "Project Wishlist" multiple of 8x EBITDA for the Honolulu Pennysaver (before Defendants Radler and Horizon adjusted it downward to 7x EBITDA for the Horizon I Transaction) to the $247,000 1999 EBITDA figure. Thus, the combined value of the Honolulu Pennysaver and the Lerner Newspapers that the Company received in Horizon II was millions less than the approximately $6.2 million value of the papers it surrendered.

         216. The HLR audit committee "ratified" after-the-fact the Horizon II Transaction during a meeting held on or about May 11, 2000. The ratification was based on Defendant Radler's presentation at the meeting and on Strader's March 10, 2000 memorandum, which was sent from HLR's corporate offices in Chicago, Illinois. Strader's page-and-a-half memo was false and misleading in numerous respects.

         217. First, it misleadingly portrayed the properties the Company was obtaining as equivalent in value to the properties it was transferring to Defendant Horizon. It did not


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

disclose that the newspapers HLR was obtaining were worth millions less than the papers it was transferring.

         218. Second, Strader's memo represented that based on a projection of the "synergies we [HLR] could bring to the Lerner operations, we [HLR] should realize EBITDA of approximately $413,000 on the Lerner Newspapers." The memo added this $413,000 EBITDA of the Lerner Newspapers to the Honolulu Pennysaver's 1999 EBITDA of $247,000 in calculating the EBITDA on the papers HLR was receiving as equivalent to the EBITDA on the papers it was transferring to
Horizon: "we [HLR] should realize EBITDA of $660,000 within a year, while Horizon would get $653,000 in cash flow." Neither Strader nor Radler advised the HLR audit committee, however, that the Lerner Newspapers were losing money and that actual 1999 EBITDA was negative $146,456, and that numerous expense items would have to be reduced by a total of approximately $580,000 to arrive at the $413,000 EBITDA figure in Strader's memo. Likewise, the audit committee was not told that the Lerner Newspapers had realized a positive EBITDA in only one of the three previous years.

         219. Third, the memo represented that "Todd Vogt, President and CEO of Horizon has proposed to give Hollinger ownership of the Lerner Newspapers, plus a weekly shopper in Honolulu in return for properties we own in Colville and Deer Park, Washington and Valley City, North Dakota," that "Todd Vogt is prepared to keep the properties, but he sees a better fit for Hollinger," and that "to maintain good relations with us he [Vogt] has agreed to a swap for Colville, Deer Park and Valley City." In fact, (i) Vogt had arranged to buy the Lerner Newspapers in 1999 at Radler's instruction, (ii) Vogt understood all along that Horizon would not be keeping the properties but transferring them to HLR, (iii) it was Radler, not Vogt, who


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

determined the HLR newspapers that would be included in the Horizon II exchange, and (iv) Vogt received an undisclosed $150,000 "commission" on this transaction.

         220. Fourth, the memo represented that "[a]t one point, Hollinger attempted to negotiate a transaction with Lerner, but they refused to sell to us." In fact, as reflected in Lerner's board minutes approving the transaction, Lerner viewed Horizon as "an affiliate of the Hollinger Group" and thus was not "refusing" to sell to HLR.

         221. The Lerner Newspapers did not achieve the profits that Defendants Horizon and Radler had told the HLR audit committee would be forthcoming. Consistent with their negative 1999 EBITDA, the Lerner Newspapers lost money for HLR in both 2000 and 2001, and their EBITDA for 2002 was only approximately $140,721.

         222. Defendants Radler and Black decided, without input from any independent HLR representative, how the Horizon II Transaction would be structured and what properties the Company would transfer and receive in the transaction. Neither of them suggested that the board or the audit committee obtain independent financial or legal advisers to review the Horizon II Transaction or to negotiate any of its terms, and neither the audit committee nor the board undertook to do so on its own.

         223. The Horizon II Transaction was disclosed in an HLR proxy statement, filed on March 28, 2002. That proxy statement represented that the audit committee and independent directors approved the Horizon II Transaction as a "market value transaction." In fact, as Defendants Black and Radler knew, this was materially false because Horizon obtained HLR assets in Horizon II for substantially less than those assets' fair market value.


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

              HORIZON III -- THE MAY 2000 SALE OF THE SKAGIT VALLEY
            ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON

         224. The Horizon III Transaction involved a stock purchase agreement dated as of May 1, 2000, but effective as of March 31, 2000. In this transaction, Defendants Black, Radler, and Horizon caused HLR to pay Horizon and Horizon USA $149,999 to take from HLR the Skagit Valley Argus (the "Argus") and the Journal of the San Juan Islands (the "Journal"). That is, the Horizon III Transaction purchase price was $1 "plus or minus a working capital adjustment (current assets minus current liabilities)," which was a negative amount (I.E., payable by HLR to Horizon) of approximately $150,000. In other words, Defendants caused HLR to PAY Horizon approximately $150,000 to TAKE these newspapers from the Company.

         225. Defendants Black and Radler provided a slanted negative portrayal of the properties to the audit committee and board that hid the properties' true earning potential. Moreover, the board was not told that before the Horizon III Transaction closed, a third-party had offered to buy one of the two papers for approximately $750,000. Within eighteen months of the Horizon III Transaction, Horizon had resold the two properties for a combined profit of approximately $700,000.

         226. The HLR audit committee approved the Horizon III Transaction on February 22, 2000, based on a February 1, 2000 memorandum from David Dodd, an HLR employee and 2% Horizon owner who reported directly to Defendant Radler. That memorandum described the Argus and the Journal as experiencing significant losses and as unlikely to yield profits for the Company. Specifically, the memorandum stated that the Argus "has lost a considerable amount of money for each of the last number of years" and that the Journal had lost $63,000 in the previous year and was "extremely unlikely" to meet its projected


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

2000 budget of $200,000. The memorandum predicted that both papers would lose more money in 2000.

         227. Although Defendant Radler attended the February 22, 2000 audit committee meeting at which the Horizon III Transaction was discussed and approved, he failed to tell the committee about a memo he had received six months earlier from Dodd that presented a far more optimistic picture of the business prospects of the Argus and the Journal. In that memo, dated July 28, 1999, Dodd told Radler that the Journal appears to be coming along nicely and I do not believe we need to discuss major changes to this operation at this time. The EBITDA has improved from a loss of $40k last year for the six months to June, to a profit of $27,000k this year.

The July 1999 memorandum to Defendant Radler also stated that the Argus's recent losses were due to poor management, rather than the paper's financial fundamentals or market factors. To solve this problem, the memo advocated acquiring a neighboring paper, the Courier-Times and Printing, to obtain that paper's manager, Greg MacDonald, and create a stronger revenue base: "if we are to make a go of the Skagit Valley Argus, the combination of our activity together with the Courier-Times will give us a revenue base of approximately
$1.5 million and a good shot at nearby market. . . . I was generally impressed with Greg and believe that he would be a very good manager for our activities in this area."

         228. The Company could have easily sold the Argus and the Journal for hundreds of thousands more than the single dollar it received from Horizon. In fact, before the Horizon III Transaction closed, the owner of other newspapers in the region, and therefore the most logical purchaser of the paper, had offered to buy the Journal alone for one times the paper's annual revenue, which was approximately $750,000.

         229. Neither Defendants Black, Radler, nor Horizon, nor any of the HLR employee/Horizon shareholders, told the HLR audit committee or board that an independent third-party purchaser had offered to buy the Journal for hundreds of thousands of dollars more than the Horizon III "sale price."

         230. Not only did Defendants Radler and Black cause the Company not to pursue this offer for the Journal, but they also caused the Company not to market the Argus or the Journal to any other potential buyer other than the Horizon Defendants.

         231. Relying on the February 22, 2000 memo's misleading portrayal of the papers and knowing nothing about the outstanding third-party offer for the Journal, the HLR audit committee approved the transaction without obtaining any additional financial or legal advice or seeking to determine whether unrelated parties were interested in purchasing the properties. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

         232. Although the Horizon III Transaction took place in May 2000, it was not mentioned in the Company's 2000 annual report. Nor did Defendants Black and Radler cause the Company to adequately describe it in the Company's 2001 proxy statement, filed in or around March 2001, which said only that the Company had "sold the stock of Westbourne Investments Inc. [the company that owned the Argus and the Journal] to Horizon" and did not mention that HLR had paid Horizon $149,999 to take the papers through the $1 "sales price" plus a $150,000 negative working capital adjustment. The disclosure in the Company's 2002 proxy statement, filed in or around March 2002, was not much better:

         The Company consummated two transactions with Horizon Publications Inc., a company formed by a former Vice President of American Publishing Company and controlled by certain members of the board of directors and senior management of the Company as shareholders, which were unanimously approved by the audit committee and the independent directors of the Company as market value transactions. American Publishing Company transferred assets in Saagit [sic] Valley [Argus] and San Juan Islands [Journal], Washington and Mammoth Lakes, California in exchange for net working capital.

Contrary to the disclosure, Defendant Horizon was not "formed by a former Vice President of American Publishing Company," but instead by Defendants Black and Radler. Moreover, the filing omits the material fact that the independent directors' approval of the transactions "as market value transactions" was based on false, misleading, and incomplete information, and with no meaningful assessment of the market.

         233. Within eighteen months of acquiring the Argus and the Journal from the Company for $1, Defendant Horizon re-sold both papers at a substantial profit. In or about September 2001, Defendant Horizon sold the Journal for $280,000 to Sound Publishing Co., a wholly-owned subsidiary of the party that had offered to buy the Journal when the Company still owned it. On information and belief, Sound Publishing Co. would have paid Defendant Horizon substantially more for the Journal except that Defendant Horizon conditioned the Journal transaction on Sound Publishing Co. also agreeing to buy another paper, which was losing money and about to be closed, for an inflated price. In or about October 2000, Horizon sold the Argus to Skagit Valley Publishing for approximately $450,000.

         234. Defendants Black and Radler never told the HLR audit committee or board of the substantial profits Horizon reaped in flipping the Journal and the Argus shortly after paying themselves $149,999 to take those properties from HLR.

               THE JULY 2000 SALE OF FOUR PUBLICATIONS TO BRADFORD

         235. By asset disposition agreement dated July 20, 2000, Defendant Bradford purchased four papers -- the Bradford Era, the Salamanca Press and the Salamanca Pennysaver,


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

and The Olean Times Herald -- from the Company for a stated price of $37.559 million. This price and the terms of the Bradford Transaction, and the process for determining the transaction's price and terms, were unfair to the Company's shareholders. As particularized more fully below:

         (i) Defendants Black, Radler, and Bradford failed to disclose to the audit committee that the Company could have obtained approximately $9.8 million more for the properties than the present value of the Bradford Transaction purchase price, and $7.5 million more than that price even without discounting for present value.

         (ii) Defendants Black, Radler, and Bradford unfairly manipulated the EBITDA and valuation figures presented to the audit committee to misleadingly portray the purchase price as lucrative for the Company.

         (iii) Defendants Black, Radler, and Bradford secured the audit committee's agreement to $6 million in ten-year interest-free financing, but did not inform the audit committee of the substantial risk that Bradford would not be able to make its payments under the interest-free seller note, due to restrictions in Bradford's bank loan to which the interest-free note would be subordinated.

         236. The HLR audit committee approved the Bradford Transaction at a meeting held on or about May 11, 2000. Like the Horizon II Transaction, the approval was based on Defendant Radler's presentation at the meeting and on a March 10, 2000 memorandum from Jerry Strader (sent from HLR's corporate headquarters in Chicago, Illinois) that represented that the sale to Bradford on the proposed terms was "the only logical thing for Hollinger to do." Both


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

Radler's presentation and Strader's memo were materially false and misleading in several important respects.

         237. First, the audit committee was told that the properties Bradford was purchasing had "reported EBITDA" of $3,630,951 for fiscal 1999 and that, after reducing this figure to $3,540,951 to reflect $90,000 of the compensation to then-HLR employee John Satterwhite, who would leave the Company to become Bradford's President, the $37.559 million purchase price represented 10.61 times cash flow. In truth, neither the $3,630,951 1999 EBITDA figure, nor the "adjusted" $3,540,951 1999 EBITDA figure on which the 10.61x valuation multiple reported to the audit committee was based, accurately reflected the papers' "reported 1999 EBITDA." Rather, the papers' reported 1999 EBITDA was $3,739,055. Defendants Black and Radler manipulated that figure through contrived downward adjustments for the purpose of artificially inflating the valuation multiple that the $37.559 million sales price would represent.

         238. The Bradford Transaction EBITDA adjustments were explained to Defendant Radler in a March 2, 2000 memo from Roland McBride, a senior financial officer at HLR and then Horizon who performed accounting work in Marion, Illinois for HLR and Horizon at Radler's direction. McBride told Radler in his March 2000 memo that he reduced the papers' actual 1999 EBITDA by $108,000. This resulted from an "adjust[ment] to reflect an additional 0.3% management fee [I.E., an increase from 1.6% of revenue to 1.9% of revenue] and additional newsprint costs of 10%." After describing these adjustments and their effect, the memo invited Radler to call "if you want to discuss or change" the figures.

         239. Defendants Radler and Horizon failed to inform the HLR audit committee that the 1999 EBITDA figures presented to the audit committee for the papers sold to Bradford had been manipulated downward by adding in management fee charges and newsprint costs that the papers did not incur in 1999. Defendants Radler and Horizon also failed to disclose that when HLR presented EBITDA figures to other potential purchasers with whom he was not affiliated, management fee charges were EXCLUDED, thereby MAXIMIZING the EBITDA calculation, and thus, the purchase price. Here, in contrast, when Defendant Radler was selling to himself, he manipulated EBITDA downward, thus MINIMIZING the purchase price. The papers EBITDA, excluding management fee charges, was not $3,630,951 as Defendants used with the audit committee, but $3,928,501.

         240. Had Defendant Bradford paid 10.61 times the papers' actual 1999 EBITDA without the above manipulations and with the management fee charge excluded, the purchase price would have been $41,680,952, which is approximately $4 million more than the price to which Defendants Black and Radler caused HLR to agree. In contrast, the actual Bradford Transaction price was only 9.56 times the cash flow as Defendants Black and Radler would have calculated it if they weren't selling to themselves.

         241. But Defendants' deception extended further, because even the artificially inflated 10.61x valuation multiple that Defendant Radler reported to the audit committee was significantly less than HLR could have obtained from an arm's length third-party purchaser. In or about late 1998 or early 1999, CNHI had offered to pay cash for the papers at 11.5 times EBITDA. On information and belief, other purchasers of U.S. Community newspapers would have been willing to pay based on a similar valuation. Defendants Black and Radler refused to permit the Company to sell them to CNHI and refused to allow the papers to be marketed or auctioned to any third-party purchaser. Had CNHI paid 11.5 times $3,928,501 (the papers' 1999 EBITDA with no deductions for management fees, newsprint costs, or Satterwhite's compensation) the Company would have obtained approximately $45,177,761, or approximately $7.5 MILLION MORE than the Bradford Transaction purchase price.

         242. Neither Defendants Black or Radler nor any other HLR employee/Bradford shareholder told the HLR audit committee or board that CNHI and others would have bought the papers for millions of dollars more than the Company received in the Bradford Transaction. In fact, they told the HLR directors just the opposite. As evidenced by the minutes of the May 11 board meeting at which the transaction was approved, the board was told that "[b]ecause the Satterwhite family name is so prominent in the area, [the audit committee] believe[s] that the selling of these properties to an outsider would greatly reduce the value that the Company would receive."

         243. But the unfairness to HLR was even more profound, because the Company did not even receive the unfairly low $37.559 million Bradford Transaction price. Rather, Defendants Black and Radler caused the Company to finance $6 million of that price over ten years without interest. Thus, the present value of the Bradford Transaction price was only $35.4 million. The difference between what the Company could have obtained for the properties ($45,177,761) and the present value of what the Bradford Transaction purchase price ($35.4 million) was approximately $9.8 MILLION.

         244. The vehicle for the interest-free financing was the Company's agreement not to compete with the sold properties, to which $6 million of the purchase price was allocated. Defendants Black and Radler caused the payment terms on this non-competition purchase agreement price allocation to be stretched over the agreement's ten-year duration. The non-competition agreement does not provide for the Company to be paid any interest or other compensation for the deferred payment, but simply divides the non-competition "consideration" into ten equal annual installments. In stark contrast, when Defendants Black and Radler engineered "non-competition" payments from HLR to themselves or HLG or Ravelston, HLR paid 100% up front. It was only when the Company was to RECEIVE the purported non-competition consideration from an entity they controlled that Defendants Black and Radler arranged for extended payment terms.

         245. The unfairness went still further. Defendant Bradford borrowed $22 million from Bank One to help pay the remainder of the purchase price. Defendant Radler permitted Bradford to agree to restrictions in this credit facility that would preclude Defendant Bradford from making payments to the Company under certain circumstances. As McBride told Defendant Radler in an April 2000 memo, "the non-compete payments can only be made as long as the Total Leverage Ratio is 4 to 1 or less (year 2003 and beyond) or the EBITDA is at least the amount listed." Defendant Radler did not, however, tell the HLR audit committee that the Company's $6 million note would be subordinated to Defendant Bradford's other financing and that restrictions in that financing could preclude Defendant Bradford from making the annual $600,000 payments to HLR.


         246. As Defendants could foresee in 2000, Defendant Bradford has not timely made the annual $600,000 payments that were to commence in July 2001. As of the date of this First Amended Complaint, Defendant Bradford should have made at least three $600,000 payments, totaling $1.8 million. Defendant Bradford, however, has only paid $700,000, $100,000 of which was paid in December 2002, and $600,000 of which was paid in October 2003.

         247. Defendants Black and Radler caused the Company to conceal the Bradford Transaction financing from the Company's public shareholders. It was not until March 2003 that the Company made the following belated disclosure of Bradford's subordinated financing:

         [W]e sold four U.S. Community Newspapers for an aggregate consideration of $38 million to Bradford Publishing Company, a company formed by a former U.S. Community Group executive and in which some of our officers are shareholders. Our independent directors approved the terms of this transaction.

         Bradford Publishing Company, a company in which certain of the Company's officers are significant shareholders, owes the Company $4.1 million at December 31, 2002. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to the Company in connection with a non-compete agreement entered into on the sale of certain operations to Bradford Publishing Company during 2000. The note receivable is unsecured and due over the period to 2010, and subordinated to Bradford's lenders.

The filing did not disclose the material facts that Defendants Black and Radler own 50% of Bradford and that the HLR directors had been given false and misleading information before approving the terms of the transaction. It also did not disclose that Defendant Bradford was drastically in arrears in its payments on the note.

         248. In addition to the gross unfairness of the purchase price, the Bradford Transaction was also unfair because the audit committee was falsely told that HLR had no choice but to sell to Defendant Bradford. That is, Strader's March 10 memo represented that the papers had been purchased from the Satterwhite family and that Defendant Radler had promised them "that the properties would never be sold or split" but if HLR were to divest them, John Satterwhite would be given a first option to buy them. This too was false and misleading. The Company purchased the Olean Times Herald from an unrelated party almost ten years after it purchased the other papers from the Satterwhite family. Moreover, the Bradford Era and the Salamanca Press and Pennysaver had been acquired with a group of fourteen other papers that

HLR had divested to other parties, including Defendant Horizon, in the few years preceding the Bradford Transaction. And there was no enforceable written promise to sell these newspapers to the Satterwhite family, nor was there any written option agreement of any kind. In any event, Defendants Black and Radler ended up owning 50% of the properties, with the Satterwhite family owning only 25%.

         249. Because Defendants Black and Radler caused the audit committee and board to be given false and misleading information about, among other things, the Company's ability to sell these papers to unrelated parties and about the EBITDA multiple the sale price represented, the HLR directors could not meaningfully review the transaction. The HLR audit committee and board never obtained any independent financial or legal advice or sought to determine if unrelated parties would purchase the properties on better terms. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

    HORIZON IV -- THE SEPTEMBER 2000 SALE OF BISHOP AND BLACKFOOT TO HORIZON

         250. Defendants Black, Radler, and Horizon hid the Horizon IV Transaction in the Company's second sale of community newspaper assets to CNHI (the "CNHI II Transaction"). Through an assignment clause in the September 28, 2000 CNHI II Transaction asset purchase agreement, Defendants Radler and Black caused the Company to sell its properties in Bishop, California, and Blackfoot, Idaho, to Horizon for $4.1 million, a substantially below fair market value price. That related-party transaction was unauthorized, because it was never approved by the audit committee. Moreover, by causing the Company to sell to Horizon its Bishop, California, property, Defendants Black, Radler, and Horizon undermined the value of the Company's property in Mammoth Lakes, California, and established


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Horizon as a competitor of the Company's Mammoth Lakes property. The following year, Defendants Black, Radler, and Horizon completed their Northern California deception and self-dealing by convincing the HLR audit committee that the Mammoth Lakes property was worthless to the Company and thus should be sold to Defendant Horizon California for one dollar.

         251. For months before causing the Company to sell its Bishop property to Horizon, Defendants Black and Radler knew that the Company should avoid divesting its Bishop property separately from its nearby Mammoth Lakes property. In early 2000, the Company had hired the investment banking firm Morgan Stanley to assist in divesting HLR's U.S. community newspaper assets. In May 2000, Morgan Stanley recommended to HLR management that because Bishop and Mammoth Lakes are resort areas in Northern California approximately 35 miles apart and used the same printing press, the properties "should be considered one operating unit for purposes of [the] sale process," i.e., sold together to maximize their value.

         252. Shortly thereafter, in or about July 2000, the Company in fact received from Target Media Partners an offer of $3 million, plus up to $1 million in post-closing consideration, for the Bishop and Mammoth Lakes properties combined. Neither Defendant Black nor Defendant Radler informed the HLR board of this offer. Nor did Defendant Black or Defendant Radler ever contact Target Media Partners to pursue this offer or instruct any HLR employee to do so.

         253. Instead, Defendants Black and Radler engineered Horizon's secret, backdoor purchase of Bishop and Blackfoot through the vehicle of an assignment provision in the Company's sale of other community newspapers in the CNHI II Transaction. In or about August 2000, Defendant Radler asked CNHI to modify the CNHI II Asset Purchase Agreement


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

to include (i) the Bishop and Blackfoot properties among the assets CNHI would purchase, and (ii) a highly unusual provision permitting CNHI to assign immediately to Horizon "its rights and obligations with respect to the Bishop and Blackfoot properties," upon which the purchase price would be reduced from $95.2 million to $90 million. An assignment agreement was also drafted so that, as Radler had pre-arranged, CNHI could immediately take advantage of the assignment provision and assign away the Bishop and Blackfoot properties.

         254. By Assignment and Assumption Agreement dated September 29, 2000 -- the day after the CNHI II Transaction Agreement was executed -- CNHI assigned to Defendant Horizon its right to acquire the Company's Bishop and Blackfoot properties. CNHI therefore paid HLR only the lesser purchase price of $90.0 million. Horizon, however, did not make up this $5.2 million difference, but instead, Defendants Black and Radler diverted another $1.1 million from the Company by having Horizon pay the Company only $4.1 million for the Bishop and Blackfoot properties.

         255. Defendants Black and Radler had engineered a bogus "approval" of the Horizon IV Transaction through the vehicle of an "Executive Committee Unanimous Written Consent." On or about September 15, 2000, Black and Radler arranged for the Hollinger board of directors executive committee, which consisted of Defendant Black, Defendant Radler, and HLR director Richard Perle, to approve the CNHI II Transaction and Horizon assignment. Defendants Black and Radler knew that they had a conflict of interest in Horizon's purchase of the Bishop and Blackfoot properties and thus should not have voted on or otherwise participated in any decisions regarding the Company's sale of these properties to Defendant Horizon. They knew as well that the third executive committee member, Richard Perle, also could not meaningfully approve the transaction because Perle: (i) was not as of September 2000 an


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independent director, since he reported to Defendants Black and Radler as an employee of HLR subsidiary, Hollinger Digital; (ii) received, at Black's discretion, approximately $3.1 million in Hollinger Digital "incentive" bonuses from May 2000 to January 2001; and (iii) knew nothing about the CNHI II Transaction or the Bishop and Blackfoot properties. SEE Delaware Judgment at 77,
n. 99 ("Perle is not considered an independent director").

         256. Neither Defendants Black or Radler nor anyone else told the Company's independent directors about Horizon's purchase of Bishop and Blackfoot. When the full HLR board ratified the CNHI II Transaction during a December 4, 2000 board meeting, the directors were not told about CNHI's assignment of Bishop and Blackfoot to Horizon, even though Defendant Black and Radler -- who together owned approximately 75% of Horizon -- attended that meeting. Moreover, an August 2, 2000 press release provided to the board for the December 4, 2000 meeting incorrectly listed Bishop and Blackfoot among the HLR papers sold to CNHI and three other parties besides Horizon. The Bishop and Blackfoot properties, however, had already been sold to Horizon by that time. Nevertheless, Defendants Black and Radler did not advise the board of the false information contained in that press release.

         257. The price Horizon paid the Company for its Bishop and Blackfoot properties was well below their fair market value. The $4.1 million price Defendant Horizon paid amounts to only approximately 5.29 times the properties' 2000 budgeted EBITDA. In contrast, the price CNHI paid for the HLR properties it purchased in the corresponding CNHI II Transaction constituted 10.55 times the properties' 2000 budgeted EBITDA. Likewise, in two other transactions with independent third-party purchasers that closed in September or October 2000, the purchase prices represented approximately 11.94 times and 11.07 times each respective set of properties' 2000 budgeted EBITDA.


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

         258. As a related-party transaction, the Horizon IV Transaction should not have proceeded without, at a minimum, full disclosure, third-party marketing, independent advice, and proper approval by the Company's independent directors. But Defendants Radler and Black purposefully hid the Company's sale to Defendant Horizon of Bishop and Blackfoot. The HLR audit committee and board therefore never had the opportunity to review the transaction to determine whether it was in the best interests of the Company, and the terms of this divestiture were never negotiated by any independent HLR director or other representative.

         259. Defendant Horizon's acquisition of HLR's Bishop and Blackfoot papers was disclosed in the Company's Proxy Statement, filed on March 27, 2001, as follows:

         Effective November 1, 2000, Horizon acquired two properties in California and Idaho in a transaction valued at approximately $4.1 million. The Company had previously contracted to sell such properties to Newspaper Holdings, Inc. as part of a larger transaction, but conveyed title to those two properties directly to Horizon pursuant to an assignment to Horizon from Newspaper Holdings, Inc.

As Defendants Black and Radler knew, this disclosure was false and misleading because, among other reasons, (i) Defendants Black and Radler had arranged for CNHI to assign the properties to Horizon BEFORE the Company "contracted to sell such properties to [CNHI] as part of a larger transaction"; (ii) the disclosure misleadingly makes it appear that this was not a related-party transaction, requiring audit committee approval, but a transfer from a third-party purchaser to Horizon; and (iii) the properties were not "valued" at $4.1 million and, in fact, were worth far more.

        HORIZON V -- THE AUGUST 2001 SALE OF THE MAMMOTH TIMES TO HORIZON

         260. In the Horizon V Transaction Defendants Black, Radler, and Horizon caused Defendant Horizon California to acquire from the Company The Mammoth Times and its related publications for $1. The Company had purchased that property in 1999 for


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approximately $1.75 million and just nine months earlier had accepted a $1.25 million offer for the property from Target Media.

         261. As set forth below, the Horizon V Transaction $1 sale was "ratified" after-the-fact by the HLR audit committee based on false and misleading information. The audit committee was told that the nominal sales price was justified because the property was losing money and because there were no other buyers for it. In fact, prior to the $1 sale to Defendant Horizon, the Company had a commitment from an unrelated party to purchase the property for approximately $1.25 million. The property was profitable then and has remained profitable since Defendants usurped it for themselves.

         262. Specifically, on or about November 8, 2000, Target Media, by letter to HLR's community newspaper division, offered the Company $1.25 million for The Mammoth Times and its related papers. Jerry Strader, the HLR manager in charge of that division, accepted that offer on the Company's behalf.

         263. In or about January 2001, Target Media sent the Company a draft purchase agreement and draft non-competition agreement. Target Media's draft non-competition agreement required both HLR and Defendant Horizon not to compete with The Mammoth Times for five years, though it would permit Horizon to operate the Bishop publications that Horizon had (improperly) purchased from the Company in the fall of 2000.

         264. The Company (through Linda Loye, a Hollinger Chicago-based associate corporate counsel who reported to Defendant Radler) told Target Media, however, that Defendant Horizon would not sign the non-competition agreement. Thereafter, in or around late February 2001, Target Media withdrew its $1.25 million bid to purchase The Mammoth Times. For approximately five months following Target Media's withdrawal of its $1.25 million bid,


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neither Defendant Black nor Defendant Radler undertook any significant efforts, or instructed any HLR employee to undertake any significant efforts, to market The Mammoth Times to other potential buyers. Instead, in August 2001, Black and Radler simply took the property for themselves by causing HLR to "sell" The Mammoth Times to Defendant Horizon California for $1.

         265. Defendants Black and Radler did not seek the audit committee's approval before consummating the Mammoth Lakes $1 "sale" to the Horizon Defendants. Rather, on or about September 10, 2001, Defendant Radler asked the audit committee to "ratify" that transaction after the fact. At that time, he falsely represented "that no other buyers were found for the" papers and failed to disclose that Target Media had been prepared to pay $1.25 million for the property earlier that year.

         266. The audit committee was also falsely told that The Mammoth Times was an unprofitable paper. The Mammoth Times was profitable in 1999 and 2000. And by the end of 2001, the Mammoth Times reported a profit of approximately $117,000. But in September 2001, the audit committee was told that The Mammoth Times publications suffered approximately $6,000 in losses during July 2001. Neither Defendant Radler nor anyone else told the committee that because Mammoth Lakes is a resort town, profits are highly seasonal, with August, November, and December being the most profitable months. In fact, Defendants did not tell the audit committee in September 2001 that The Mammoth Times' August 2001 profits were, on information and belief, approximately $120,000, which more than compensated for its relatively small losses in July.

         267. Also on September 10, 2001, the full board ratified the Horizon V Transaction based on the audit committee's uninformed recommendation. The board resolution


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

ratifying the transaction shows that the full Board had been given the same misinformation as the audit committee -- that The Mammoth Times was an unprofitable paper.

         268. Because Defendants Black and Radler caused the audit committee and board to be given false information about The Mammoth Times, the HLR directors could not meaningfully review the transaction. The HLR board never obtained any independent financial or legal advice or sought to determine whether unrelated parties were interested in purchasing the properties. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

         269. On information and belief, The Mammoth Times generated substantial profits for the Horizon Defendants in both 2002 and 2003.

         270. The Company's annual report on Form 10-K for 2001 states only that the Company sold its last remaining United States community newspaper property in August 2001. The filing does not mention that it was sold to a related party, Defendant Horizon, for $1. Defendants Black and Radler caused the Company's 2002 proxy statement, filed in or around March 2002, to be similarly incomplete and inaccurate:

         The Company consummated two transactions with Horizon Publications Inc., a company formed by a former Vice President of American Publishing Company and controlled by certain members of the board of directors and senior management of the Company as shareholders, which were unanimously approved by the audit committee and the independent directors of the Company as market value transactions. American Publishing Company transferred assets in Saagit [sic] Valley and San Juan Islands, Washington and Mammoth Lakes, California in exchange for net working capital.

         271. The Mammoth Times was not sold for "net working capital." Rather, the asset sale agreement provides that it was sold for $1 with "no working capital adjustment." Moreover, Horizon was not "formed by a former Vice President of American Publishing Company," but instead by Defendants Black and Radler.


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

              DEFENDANTS HLG'S AND RAVELSTON'S RESPONDEAT SUPERIOR
   LIABILITY FOR THE ACTIONS OF DEFENDANTS BLACK, RADLER, BOULTBEE, AND COLSON

         272. In addition to being officers and directors of HLR and HLG, Defendants Black, Radler, Boultbee and Colson were at all relevant times employees of Defendants HLG and Ravelston for purposes of HLG's and Ravelston's performance of management services for HLR pursuant to the management services agreements between those companies.

         273. Defendants Black, Radler, Boultbee, and Colson thus committed their breaches of fiduciary duties owed to HLR in their capacities as employees and agents of HLG and Ravelston, as well as in their individual capacities as officers and directors of the Company.

         274. As the employers of Defendants Black, Radler, Boultbee, and Colson, HLG and Ravelston are each liable under the doctrine of RESPONDEAT SUPERIOR for the improper and/or tortious acts of Defendants Black, Radler, Boultbee, and Colson committed within the scope of their employment with HLG and Ravelston during the time periods in which HLG and Ravelston provided management services to the Company.

                   THE CIVIL CONSPIRACY DESIGNED TO IMPROPERLY
                 ENRICH THE DEFENDANTS AT THE COMPANY'S EXPENSE

         275. The Defendants' breaches of their fiduciary duties set forth above were undertaken pursuant to an agreement by and among Defendants Ravelston, HLG, Black, Radler, Boultbee, Colson, and Amiel-Black and their co-conspirators to improperly enrich themselves at the Company's expense.

         276. In particular, Defendants Ravelston, HLG, Black, Radler, Boultbee, Colson, and Amiel-Black schemed and agreed to unlawfully cause the Company to pay unwarranted, unfair, and unauthorized "non-compete" payments to various of the co-conspirators, as set forth in paragraphs 70 through 137 above, agreed to unlawfully cause the


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Company to pay to Defendants HLG and Ravelston excessive management fees, as set forth in paragraphs 139 through 159 above, caused the Company to pay Defendants' affiliates sham "broker" fees, as set forth in paragraphs 160 through 165 above, caused the Company to pay excessive and wasteful compensation to the controlling shareholder's wife, as set forth in paragraphs 166 through 168 above, agreed to unlawfully cause the Company to pay Black, Radler, and Colson unwarranted and unfair "incentive bonuses," under the Digital Incentive Plan, as set forth in paragraphs 169 through 183 above, and agreed to unlawfully cause the Company to sell its community newspaper assets to the Horizon Defendants and Defendant Bradford at unfair prices and on unfair terms, as set forth in paragraphs 197 through 271 above.

         277. Pursuant to and in furtherance of this common and improper scheme, Defendants Ravelston, HLG, Black, Radler, Boultbee, Colson, and Amiel-Black committed numerous tortious or otherwise unlawful overt acts, including without limitation the following overt acts that, upon information and belief, occurred within this judicial district:

         o Defendant Radler's instructions to HLR personnel in January 1999 to arrange for $14 million of HLR's funds to be sent to HLG;

         o Defendant Radler's instruction to HLR personnel in August 1999 to pay $900,000 in sham "broker" fees to Moffat Management;

         o Defendant Radler's annual consultations with Defendants Black and Boultbee regarding Ravelston's excessive fees, as set forth in paragraphs 147 through 149 above;

         o Defendant Radler's meetings with HLR audit committee chairman James Thompson in February of each year to discuss HLG's or Ravelston's proposed management services fees;

         o Defendants Black and Radler arranging for false and misleading audit committee and board packages to be sent by HLR's corporate counsel in Chicago;


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

         o Defendant Radler's meetings with James Thompson in July and August 2000 to discuss the CanWest "non-competes" and Ravelston "break-up" fee;

         o Defendant Radler's misrepresentations to the HLR audit committee on or about September 11, 2000 regarding certain non-compete payments received by the Defendants, as set forth in paragraph 104 above;

         o Defendant Radler's execution of HLR filings with the Securities and Exchange Commission that falsely characterized certain non-compete payments received by the Defendants, as set forth in paragraph 93 above;

         o Defendant Radler's misrepresentations to DVE in order to obtain the "fairness opinion" for the Horizon I Transaction, as set forth in paragraph 206 above;

         o Defendant Radler's transmittal to Kipnis for transmittal to the HLR audit committee of Strader's March 10, 2000 memorandum advocating the Horizon II Transaction, as set forth in paragraph 216 above;

         o Defendant Radler's causing of manipulated and misleading EBITDA and multiples and valuations to be prepared on newspapers sold to Horizon and Bradford;

         o Defendant Radler's execution of the September 15, 2000 Unanimous Written Consent of the executive committee "approving" the Horizon IV Transaction, as set forth in paragraph 255 above.


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         278.  Other Defendants participated in, aided, and/or abetted these tortious or unlawful overt acts in furtherance of the Defendants' conspiracy.

                                     COUNT I

                    VIOLATION OF RICO, 18 U.S.C. SS. 1962(C)
    (AGAINST DEFENDANTS BLACK, RADLER, HLG, RAVELSTON, HORIZON, AND BOULTBEE)

         279. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 278 as though fully set forth herein.

         280. At all relevant times, HLR was an "enterprise" within the meaning of 18 U.S.C. ss. 1961(4), that is, HLR was an innocent victim enterprise of the racketeering activity described herein, through which Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee looted the Company. HLR has an ascertainable, legitimate, and ongoing structure separate and apart from that inherent in the pattern of racketeering activity through which it was victimized. At all relevant times HLR was engaged in activities affecting interstate and foreign commerce.

         281. Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee are "persons" capable of holding a legal or beneficial interest in property within the meaning of 18 U.S.C. ss. 1961(3). At all relevant times, each of these Defendants was associated with the innocent victim enterprise, HLR, and participated in the operation and management of the innocent victim enterprise.

         282. From in or about 1998 through at least December 2003, Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee have violated 18 U.S.C. ss. 1962(c) by conducting or participating in, directly or indirectly, the conduct of the Company's affairs through a pattern of racketeering activity that was designed to and did result in the fraudulent and unlawful diversion of Company funds, assets and opportunities to these Defendants' own use


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

through, among other things, (a) improper, unauthorized, sham, or fraudulently obtained "non-compete" and other payments and fees; (b) the fraudulent transfer of certain newspaper assets for less than their fair market value; and (c) depriving HLR of the intangible right to receive honest services from its officers and employees.

                        PATTERN OF RACKETEERING ACTIVITY

         283. Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee engaged in a wide range of criminal acts spanning many years, including mail and wire fraud, interstate transportation of stolen property, and money laundering, which acts were continuous and related, and each of which caused distinct injury to the Company and its shareholders. Defendants have committed the predicate criminal acts described herein with such frequency and regularity as to demonstrate that such acts are incorporated into their regular business practices. These acts constitute a "pattern of racketeering activity" within the meaning of 18 U.S.C. ss.ss. 1961 (1) and 1961 (5).

         284. Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee committed multiple acts of mail and wire fraud in violation of 18 U.S.C. ss.ss. 1341, 1343, and 1346 by knowingly and willfully devising and intending to devise schemes and artifices to defraud the Company and to obtain its money and property by means of false and fraudulent pretenses, representations, and promises. In effecting the schemes and artifices to defraud, these Defendants also deprived the Company of its intangible right to the honest services of its officers and employees because, in furthering the illegal activities described herein on behalf of HLG, Ravelston, Horizon or Bradford, and for their own personal gain, each of these individuals committed illegal, disloyal and deceptive acts in breach of his fiduciary duties to the Company. In engaging in the acts described herein, Defendants Black, Radler, HLG, Ravelston, Horizon,


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and Boultbee knew that in the ordinary course of business, the transactions described herein would use the mails, the services of a private or commercial interstate and international carriers (such as, among others, Federal Express); interstate and international telephone, facsimile, wire, and email transmissions and transfers; and combinations thereof. The nature of each transaction also was such that the use of these mail or wire services could be reasonably foreseen given the locations of the parties and the substantial sums of money involved.

         285. Defendants Black, Radler, HLG, Ravelston, Horizon, and Boultbee also committed multiple acts in violation of 18 U.S.C. ss. 2314 by transferring in interstate or foreign commerce money worth over $5,000, knowing that the money was converted or obtained through fraud, and in violation of 18 U.S.C. ss. 1957 by engaging in monetary transactions involving property valued greater than $10,000 that was derived from specified unlawful activities.

         286. Set forth below are the predicate acts that, among others, constitute the pattern of racketeering activity through which Defendants conducted the affairs of the victim enterprise, HLR. The predicate acts are organized by year.

                        DEFENDANTS' 1999 PREDICATE ACTS

         287. On or about February 1, 1999, Defendants Radler and HLG transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, the $2 million HLR non-competition allocation in the Intertec transaction described above in paragraph 80, knowing that those funds were converted and taken by fraud in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Radler and HLG knew, the $2 million was converted because the HLR independent directors never authorized the transfer of these funds from the Company to HLG. As Defendants Radler and HLG also knew, the $2 million was


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

taken by fraud, namely, a false and fraudulent January 27, 1999 memo from HLR employee Todd Vogt, copied to Defendant Radler and written at Defendant Radler's direction, to HLR employee Craig Holick instructing Holick to process a $2 million HLR check to Defendant HLG for the following reason:

         This money represents the portion of the American Trucker [Intertec] transaction Non-Competition Agreement in which Hollinger Inc. was named as a party and which has been in HII's [HLR's] Chicago accounts since the transaction.

         As a refresher for you, I informed you and Christina Schwartz on May 11, 1998 that $2.0MM was being wired into HII's account in Chicago and that the money was actually for Hollinger Inc. as compensation for the Non-Compete as specified in the American Trucker transaction.

         288. As Defendants Radler and HLG knew, these representations were false because, among other reasons, (i) HLG was not named as a party in the Intertec transaction Non-Competition Agreement and (ii) the Intertec transaction agreement provided that the $2 million was in consideration for the Company's, not HLG's, non-competition agreement.

         289. Also on or about February 1, 1999, Defendants Radler and HLG committed another set of predicate acts related to the diversion from the Company to HLG of $12 million from the CNHI I Transaction proceeds, as described above at paragraphs 81-82. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 and more, namely, Defendants caused CNHI to wire transfer $12 million of HLR's CNHI I Transaction proceeds from CNHI's Alabama bank account to Bank of America in New York City for credit to HLG's CIBC account in Toronto, Canada, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Radler and HLG knew, the $12 million was converted because the HLR independent directors never authorized this diversion of a portion of the Company's CNHI I Transaction proceeds to HLG. As Radler and HLG also knew, the $12 million was taken by fraud, namely, on or about


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

January 27, 1999, Defendants caused HLR employee Mark Kipnis to use interstate facsimile and telephone wires to amend the CNHI I Transaction asset purchase agreement by including HLG, along with the Company, as an entity that was required to sign a non-competition agreement with CNHI. This provided a false and misleading pretense for HLG getting $12 million of the CNHI I Transaction non-competition allocation, because, as Defendants knew, CNHI did not seek HLG's non-competition agreement and would have closed the transaction without HLG's non-competition agreement.

         290. Defendants' February 1, 1999 diversion of the $12 million in CNHI I Transaction proceeds to HLG also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, Kipnis' January 27, 1999 facsimile transmission to CNHI's counsel, for the purpose of executing a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         291. On or about February 22, 1999, Defendants Radler and HLG engaged in a monetary transaction in property of a value greater than $10,000 that was criminally derived from specified unlawful activity, in violation of 18 U.S.C. ss.ss. 1957 and 2. That is, as described above in paragraph 83, Defendants transferred $20,127,508.41 -- $14 million of which was criminally derived from the Company's Intertec and CNHI I Transaction proceeds, as described above -- from HLG's CIBC bank account in Toronto, Canada to the Company's U.S. bank account, in purported partial repayment of HLG's September 1997 Cdn.$58.8 million loan from the Company.

         292. From in or about November 1998 to in or about June 1999, Defendants Black, Radler, and Horizon -- having devised a scheme and artifice to defraud and to obtain


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

money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, to divert to Horizon 16 HLR newspaper properties in the Horizon I Transaction for consideration that was falsely and misleadingly portrayed to the HLR board as fair, but was unfair and below-market as described above in paragraphs 184-193 and 197-209 -- deposited or caused to be deposited documents with, and received or took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, board packages sent to the board via Federal Express for the November 30, 1998 board meeting during which Defendants Black and Radler sought approval for the Horizon I Transaction, in violation of 18 U.S.C. ss. 1341.

         293. The Defendants' fraudulent scheme in the Horizon I Transaction also constitutes wire fraud, in violation of 18 U.S.C. ss. 1343, because the DVE Letter, described above at paragraph 206, and a draft of that letter, was sent by interstate facsimile transmission between Hollinger's office in Chicago, Illinois, and DVE's office in Santa Fe, New Mexico.

         294. On or about August 9, 1999, Defendants Black, Radler, and HLG transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, $1.2 million from the proceeds of the Horizon I Transaction diverted from the Company to HLG as described above at paragraph 85, knowing that those funds were converted and taken by fraud in violation of 18 U.S.C. ss.ss. 2314 and 2. That is, Defendants caused $1.2 million of the Company's Horizon I Transaction proceeds to be wire transferred from a Bank One account in Illinois in the name of Horizon Publications Management Services to HLG's CIBC account in Toronto, Canada, knowing that these funds were converted and taken by fraud. As Black, Radler, and HLG knew, the $1.2 million was converted because the HLR board of directors never authorized this transfer from the Company's Horizon I Transaction


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

proceeds to HLG. Defendants also knew that the $1.2 million was taken by fraud, namely, the insertion of HLG, along with the Company, as an entity that was required to sign a non-competition agreement with Horizon, because (i) HLG was a mutual fund company with no operating assets, and (ii) Defendants controlled HLG and Horizon.

         295. On or about August 10, 1999, Defendants Black, Radler, and Boultbee committed additional predicate acts related to their diversion to Moffat Management of "broker" fees as described above in paragraphs 160 through
165. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value $5,000 or more, namely, a $900,000 check to Moffat Management from HLR subsidiary American Publishing Company which Defendants caused Hollinger to send to Defendants via Federal Express, knowing these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Black, Radler, and Boultbee knew, the $900,000 was taken by fraud, namely, Defendants arranged for American Publishing Company's books to record the payment as a "broker" fee, even though they knew that Moffat Management was not entitled to any "broker" payments. As Defendants Black, Radler, and Boultbee also knew, the $900,000 was converted because it was not authorized by the Company's independent directors.

         296. Defendants' August 1999 diversion of the unauthorized and sham Moffat Management "broker" fee also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, the $900,000 check sent via Federal Express from Illinois on or about August 10, 1999, for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means


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

of false and fraudulent pretenses, representations, and promises, and deprive the Company of the honest services of its officers.

         297. From in or about January 1999 through in or about December 1999, Defendants Ravelston, HLG, Black, Radler, and Boultbee, having devised a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, the 1999 Ravelston management fees from the Company, transmitted or caused to be transmitted in interstate and foreign commerce writings, signals, and pictures for the purpose of executing such scheme, namely, monthly wire transfers from the Company's U.S. accounts to Ravelston's account in Toronto, Canada, in violation of 18 U.S.C. ss.ss. 1343 and 2. Specifically, Defendants Black, Radler, Boultbee, Ravelston, and HLG sought and obtained the HLR audit committee's February 1999 approval for Ravelston's 1999 management fee, and continued throughout 1999 to collect those fees, without disclosing to the audit committee the material facts they had a fiduciary duty to disclose that (i) on or about February 1, 1999, Defendants had transferred, without independent director approval or economic justification, $14 million from the Company's sale proceeds to Ravelston affiliate HLG in bogus "non-competition" payments; (ii) on or about August 9, 1999, Defendants had transferred, without authorization or economic justification, $1.2 million to HLG from the Horizon I Transaction proceeds; and (iii) on or about August 10, 1999, Defendants had transferred, without independent director approval or economic justification, $900,000 to their affiliate Moffat Management; and (iv) the fraudulent scheme in Horizon I.


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

                         DEFENDANTS' 2000 PREDICATE ACTS

         298. From in or about March 2000 to in or about May 2000, Defendants Radler and Horizon committed predicate acts related to the diversion from the Company to Horizon of newspaper properties in Colville and Deer Park, Washington, and Valley City, North Dakota, in the Horizon II Transaction described above in paragraphs 184-196 and 210-223. That is, having devised a scheme and artifice to defraud and to obtain property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, by fraudulently obtaining from Hollinger for Horizon 3 HLR newspaper properties at less than fair market value, Defendants deposited and caused to be deposited documents with the U.S. Postal Service and commercial interstate and foreign carriers, for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers. Specifically, the false and misleading March 10, 2000 Strader memorandum described in paragraphs 211-220 was distributed by Federal Express to directors in advance of the May 11, 2000 audit committee meeting in which the directors "ratified" the Horizon II Transaction.

         299. Defendants' April 1, 2000 fraudulent diversion of the 3 newspaper properties in Horizon II also constitutes a violation of 18 U.S.C. ss. 1343, namely, the use of wires in interstate and foreign commerce for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers. Specifically, the HLR board of directors "ratified" the transaction at its May 11, 2000 meeting in New York, New York, which three directors attended by telephone from outside the state.

         300. From in or about February 2000 through on or about May 1, 2000, Defendants Radler and Horizon committed another set of predicate acts related to the fraudulent diversion from HLR to Horizon of 2 newspaper properties in the Horizon III transaction described above in paragraphs 184-196 and 224-234. Specifically, Defendants Radler and Horizon, having devised a scheme and artifice to defraud and to obtain money and property by means of false and fraudulent pretenses, representations, and promises, that is, the scheme for Horizon to obtain Hollinger's Skagit Valley Argus and the Journal of the San Juan Islands properties without disclosing that HLR could have easily sold either of the 2 newspaper properties for hundreds of thousands of dollars, as opposed to the $150,000 it paid Horizon to take them, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, for the purpose of executing that scheme and artifice to defraud, namely, the February 1, 2000 memorandum described above at paragraph 226, which was sent by Federal Express in advance of the February 22, 2000 audit committee meeting, in violation of 18 U.S.C. ss.ss. 1341 and 2.

         301. Defendants' May 1, 2000 fraudulent scheme to obtain HLR's Skagit Valley Argus and the Journal of the San Juan Islands newspaper properties also constitutes a violation of 18 U.S.C. ss. 1343, namely, the use of wires in interstate and foreign commerce for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers. Specifically, HLR employee David Dodd presented the transaction for approval at the February 22, 2000 audit committee meeting in New York, New York by telephone from outside the state, and two directors attended that meeting from telephones outside the state.


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

         302. From in or about March 2000, to on or about July 20, 2000, Defendants Black, Radler, and Bradford committed another set of predicate acts related to the fraudulent sale of 4 Hollinger newspaper properties in the Bradford Transaction described above at paragraphs 194-196 and 235-249. Specifically, Defendants Black, Radler, and Bradford having devised a scheme and artifice to defraud and to obtain money and property by means of false and fraudulent pretenses, representations, and promises, that is, the scheme to obtain the Bradford Era, the Salamanca Press, the Salamanca Pennysaver, and the Olean Times Herald at less than fair value by artificially deflating the papers' EBITDA, misrepresenting to the audit committee the transaction's valuation multiple, and failing to disclose the millions more the Company could have obtained from an independent third-party purchaser, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, for the purpose of executing that scheme and artifice to defraud, namely, the March 10, 2000 Strader memorandum regarding the Bradford Transaction, which was distributed by Federal Express to directors in advance of the May 11, 2000 HLR audit committee meeting in which the Bradford Transaction was approved, in violation of 18 U.S.C. ss. 1341.

         303. Defendants' fraudulent scheme related to the July 20, 2000 Bradford Transaction also constitutes a violation of 18 U.S.C. ss. 1343, namely, the use of wires in interstate and foreign commerce for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers. Specifically, the HLR board of directors approved the transaction at its May 11, 2000 meeting, which three directors attended by telephone from outside the state.

         304. From in or about August 2000 to in or about December 2000, Defendants Black, Radler, and Horizon committed another series of predicate acts related to the Horizon IV transaction, described above at paragraphs 250-259, which involved the fraudulent sale of HLR properties in Bishop, California ("Bishop") and Blackfoot, Idaho ("Blackfoot") to Horizon for $4.1 million -- a price substantially below market value. Specifically, having devised a scheme and artifice to defraud and to obtain property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, to obtain Hollinger's Bishop and Blackfoot properties at a below market price and in a manner that evaded the required audit committee review of related-party transactions. Defendants used wires in interstate and foreign commerce for the purpose of executing that scheme and artifice to defraud, namely, an August 2, 2000 letter, sent via e-mail, from Hollinger's corporate headquarters in Chicago to CNHI's counsel in Charlotte, North Carolina, revising the CNHI II Transaction Agreement to provide for CNHI's "right" to assign the Bishop and Blackfoot properties to Horizon, in violation of Title 18 U.S.C. ss.1343.

         305. Defendants' fraudulent diversion of the Bishop and Blackfoot newspaper properties also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, the September 15, 2000 "Executive Committee Unanimous Written Consent" that purported to approve the CNHI II Transaction, and the materials for the December 4, 2000 board meeting at which the Executive Committee Unanimous Written Consent was "ratified," both of which were distributed via Federal Express, for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         306. From in or about April 2000 to on or about November 16, 2000, Defendants Black, Radler, Boultbee, and Ravelston committed additional predicate acts related to the fraudulent scheme to obtain approximately $51.76 million in unearned and improper non-compete payments from the proceeds of the CanWest transaction, and to usurp the corporate opportunity to obtain post-transaction fees for CanWest, as described above at paragraphs 98-120. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, interstate and international wire transfers of funds on or about November 16, 2000, from Hollinger's New York bank account to bank accounts in Canada and elsewhere for the benefit of Ravelston ($26.44 million), Black ($11.9 million), Radler ($11.9 million), and Boultbee ($1.32 million), and to Atkinson ($1.32 million), knowing those funds were taken by fraud in violation of 18 U.S.C. ss.2314. The payments were taken by fraud based on the material misrepresentations, omissions, and misleading statements described above in paragraphs 102-120.

         307. Defendants' fraudulent scheme in the CanWest transaction also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, the September 1, 2000 memo to the audit committee which was sent to the audit committee members from Chicago, Illinois, via Federal Express in advance of the September 11, 2000 audit committee and board meetings approving the CanWest payments, for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         308. Defendants' fraudulent scheme in the CanWest transaction also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, on or about November 16, 2000, they caused the Company to wire transfer the CanWest payments to Defendants Ravelston, Black, Radler, and Boultbee.

         309. On or about September 30, 2000, Defendants Radler and HLG committed another set of predicate acts related to the diversion from the Company to HLG of $100,000 from the Forum Transaction proceeds, as described above at paragraphs 86 and 91. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 and more, namely, $100,000 of HLR's Forum Transaction proceeds to HLG's CIBC account in Toronto, Canada, knowing that those funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Radler and HLG knew, the $100,000 was converted because the HLR independent directors never authorized paying a portion of the Company's Forum Transaction proceeds to HLG. As Radler and HLG knew, the $100,000 was taken by fraud, namely, in or about September 2000, Defendants caused HLR employee Mark Kipnis to sign on HLG's behalf, a non-competition agreement with Forum, and therefore provide a pretense for HLG getting $100,000 of the Forum Transaction non-competition allocation, even though Defendants knew that Kipnis had no authority to sign on HLG's behalf, and that Forum did not seek HLG's non-competition agreement and would have closed the transaction without HLG's non-competition agreement.

         310. Defendants' September 30, 2000 diversion of $100,000 in Forum Transaction proceeds to HLG also constitutes a violation of 18 U.S.C. ss.1343. Specifically, Defendants used wires in interstate and foreign commerce, that is, a $100,000 wire from the United States to HLG's CIBC account in Toronto, for the purpose of executing a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         311. On or about October 2, 2000, Defendants Radler and HLG committed another set of predicate acts related to the diversion from the Company to HLG of $100,000 from the PMG Transaction proceeds, as described above at paragraphs 87 and 91. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 and more, namely, $500,000 of HLR's PMG Transaction proceeds to HLG's CIBC account in Toronto, Canada, knowing that those funds were converted and taken by fraud, in violation 18 U.S.C. ss.ss. 2314 and 2. As Radler and HLG knew, the $500,000 was converted because the HLR independent directors never authorized paying a portion of the Company's PMG Transaction proceeds to HLG. As Radler and HLG also knew, the $500,000 was taken by fraud, namely, in or about September 2000, Defendants caused HLR employee Mark Kipnis to sign on HLG's behalf, a non-competition agreement with PMG, and therefore provide a pretense for HLG getting $500,000 of the PMG Transaction non-competition allocation, even though Defendants knew that Kipnis had no authority to sign, on HLG's behalf, and that PMG did not seek HLG's non-competition agreement and would have closed the transaction without HLG's non-competition agreement.

         312. Defendants' October 2, 2000 diversion of $500,000 in PMG Transaction proceeds to HLG also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, that is, a $500,000 wire from the United States to HLG's CIBC account in Toronto, for the purpose of executing a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         313. In or about November 2000, Defendants Black, Radler, Boultbee, and HLG committed additional predicate acts related to their diversion to themselves of the Company's funds from the CNHI II transaction as described above in paragraphs 88-89. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, (i) $750,000 from HLR's CNHI II Transaction proceeds, which Defendants caused CNHI to wire to HLG, and (ii) $9.5 million of the Company's proceeds from the CNHI transaction, which Defendants caused Hollinger to send to Atkinson and Defendants Black, Radler, and Boultbee, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Black, Radler, Boultbee, and HLG knew, the $750,000 was taken by fraud, namely, Defendants arranged for Kipnis to insert HLG into the CNHI II Transaction agreement as a non-competition covenantor, and to sign a non-competition agreement on HLG's behalf, even though Defendants knew that (i) the $750,000 payment to HLG was never authorized by HLR's independent directors; and (ii) CNHI did not seek HLG's non-competition agreement and would have closed the transaction without HLG's non-competition agreement. As Defendants Black, Radler, and Boultbee also knew, the $9.5 million to themselves and Atkinson was taken by fraud, namely, Defendant Radler caused the CNHI II Transaction November 2000 closing documents to be altered to create a sham basis for diverting $9.5 million of the transaction proceeds to Atkinson ($450,000) and Defendants Black ($4.3 million), Radler ($4.3 million), and Boultbee ($450,000) as purported consideration for their agreements not to compete, even though (i) CNHI did not seek non-competition agreements from these individuals and would have closed the transaction without such agreements; (ii) the CNHI II Transaction asset purchase agreement did not require these individuals to sign non-competition agreements as a condition of closing; and (iii) the "non-compete" payments were never authorized by the Company's independent directors. As Defendants also knew, both the $750,000 payment to HLG and the $9.5 million payment to Black, Radler, Boultbee, and Atkinson were converted because they were not authorized by the Company's independent directors.

         314. Defendants' November 2000 diversions of the unauthorized CNHI II Transaction "non-compete" payments also constitute violations of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, (i) $9.5 million in checks to Black, Radler, Boultbee, and Atkinson, which were sent via Federal Express from Illinois on or about November 21, 2000; and (ii) board packages sent to the HLR board via Federal Express from Chicago, Illinois, for the December 4, 2000 board meeting, during which the CNHI II Transaction was "ratified," for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers,

         315. Defendants' November 2000 diversions of the unauthorized CNHI II Transaction "non-compete" payments also constitute violations of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, (i) facsimile


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

and e-mail transmissions between Chicago, Illinois, and North Carolina of drafts of the CNHI II Transaction agreement that included HLG as a non-compete covenantor; and (ii) Defendant Radler's November 1, 2000 out-of-state telephone call to Kipnis while Kipnis was attending the CNHI II Transaction closing in Birmingham, Alabama, during which Radler instructed Kipnis to alter the CNHI II Transaction non-competition agreement and to pay $9.5 million of the CNHI II Transaction proceeds to Black, Radler, Boultbee, and Atkinson, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         316. From in or about January 2000 through in or about December 2000, Defendants Black, Radler, and Boultbee committed additional predicate acts relating to the fraudulent scheme to obtain "incentive bonuses" under the Hollinger Digital Management Incentive Plan, described above at paragraphs 169-183. That is, Defendants transmitted and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, wire transfers to Black, Radler, and Colson from August 2000 to December 2000, as described above in paragraph 32, of "incentive" payments from the Company's New York account to offshore accounts in Barbados, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Black, Radler, and Boultbee knew, these payments were taken by fraud because Defendants obtained audit committee approval for the Hollinger Digital Management Incentive Plan based on the representation that it was consistent with those provided in typical investment funds, even though Defendants knew that the Plan was not typical.

         317. Defendants' Hollinger Digital Management Incentive Plan fraud also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce namely, the international wire transfers described above, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers. The scheme also constitutes a violation of 18 U.S.C. ss. 1344. Specifically, Defendants deposited with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, the delivery via Federal Express of Kipnis' February 14, 2000 memorandum described above seeking audit committee approval of the Plan, for the purpose of executing the fraudulent scheme.

         318. From in or about January 2000 through in or about December 2000, Defendants Ravelston, HLG, Black, Radler, and Boultbee, having devised a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, the 2000 Ravelston management fees from the Company, transmitted or caused to be transmitted in interstate and foreign commerce writings, signals, and pictures for the purpose of executing such scheme, namely, monthly wire transfers from the Company's U.S. accounts to Ravelston's account in Toronto, Canada, in violation of 18 U.S.C. ss.ss. 1343. Specifically, on or about February 22, 2000, Defendants (through Radler) sought and obtained the HLR audit committee's approval for Ravelston's 2000 management fee without at that point or thereafter disclosing to the audit committee the material facts that: (i) Defendants had in 1999 caused the Company to pay $15.2 million in "non-competition" payments to HLG and at least $900,000 in "broker" fees to Moffat Management; (ii) Defendants would in 2000 continue to cause, and did cause, the Company to pay "non-compete" payments to HLG; (iii) Defendants intended to cause, and did cause, the Company to pay the HLR Executives additional "non-compete" payments in 2000 out of the proceeds of the Company's U.S. Community Newspaper sales; (iv) Defendants caused the Company to pay the HLR Executives $9.5 million out of the proceeds of the CNHI II Transaction in "non-competition" payments in 2000; (v) the Hollinger Digital Management Incentive Plan, for which Defendants simultaneously sought approval on February 14, 2000, was not typical of those in the market place and essentially guaranteed multi-million dollar payments as of February 2000 even if Hollinger Digital's investment portfolio never recouped Hollinger's invested capital; (vi) the fraud and fiduciary duty breaches in the 1999 Horizon I Transaction, and in the 2000 Horizon and Bradford Transactions; and (vii) the other perks and noncash compensation the individual Defendants were causing the Company to pay them or obtain for them.

         319. Defendants' scheme to defraud the Company in connection with the 2000 management fees also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, Federal Express deliveries of the board package for the February 2000 audit committee and board meeting at which the 2000 Ravelston management fee was approved, for the purpose of executing a scheme and artifice to defraud and to obtain money and property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.


                         DEFENDANTS' 2001 PREDICATE ACTS

         320. In or about January 2001, Defendants Black, Radler, Colson, and Boultbee committed additional predicate acts related to the fraudulent scheme to obtain "incentive bonuses" under the Hollinger Digital Management Incentive Plan, described above at paragraphs

169-183. That is, Defendants transmitted and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to wire transfer in 2001 a $50,000 "incentive" payment from the Company's New York account to an offshore account in Barbados, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Black, Radler, and Boultbee knew, those payments were taken by fraud because Defendants obtained audit committee approval for the Incentive Plan based on the representation that it was consistent with those provided in typical investment funds, even though Defendants knew that the Plan was not typical.

         321. Defendants' 2001 Hollinger Digital Management Incentive Plan fraud also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, the wire transfers described above, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive HLR of the honest services of its officers.

         322. In or about September 2001, Defendants Black and Colson transmitted and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to wire transfer $1,073,719 on or about September 5, 2001, to an account in Barbados beneficially owned by Colson, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss.2314 and 2. As Black and Colson knew, this payment was converted because it was never authorized by the Company's independent directors.

         323. In or about February 2001, Defendants Black, Radler, and Boultbee committed another set of predicate acts in connection with the diversion from the Company to themselves, and Atkinson, of an additional $5.5 million in sham non-compete payments, as described above in paragraph 90. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to issue checks to Defendants Black and Radler in the amount of $2,612,500 each, and Defendant Boultbee and Atkinson in the amount of $137,500 each, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Black, Radler, and Boultbee knew, the $5.5 million was taken by fraud, namely, in February 2001 Defendants signed sham agreements not to compete with HLR subsidiary American Publishing Company, back-dated to December 31, 2000, supposedly in "consideration" for the payments, and then misrepresented the payments more than a year later to HLR's public shareholders as consideration for signing "non-competition agreements" with purchasers of HLR newspaper assets as conditions of closing those transactions. As Defendants Black, Radler, and Boultbee also knew, these payments were converted because they were never authorized by the Company's independent directors.

         324. Defendants' February 2001 diversion of $5.5 million from the Company also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, (i) on or about February 8, 2001, Defendants caused the fraudulent, back-dated sham non-competition agreements to be sent by Federal Express to Atkinson in Toronto, Canada for signature by him and Defendants Black and Boultbee; and (ii) on or about February 8, 2001, Defendants caused the $5.5 million in checks to be sent by Federal Express to Atkinson in Toronto, Canada for distribution among him and the other recipients for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         325. Defendants' February 2001 diversion of $5.5 million from the Company also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, a February 5, 2001 facsimile transmission from HLR employee Roland McBride in Marion, Illinois, to HLR Group Corporate Controller Fred Creasey in Toronto, Canada, instructing that HLR's books and records be altered to account for the $5.5 million diversion by reducing various accrued liabilities by $4 million and reducing the Company's gain on sale by $1.5 million, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers and employees.

         326. On or about April 9, 2001, Defendants Black, Radler, and Boultbee committed another series of predicate acts related to the diversion from HLR of an additional $600,000 characterized as "non-compete" payments purportedly related to the Forum and PMG transactions described above in paragraphs 86-87 and 91. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to pay "non-compete" fees in the amounts of $285,000 each to Defendants Black and Radler and $15,000 each to Defendant Boultbee and Atkinson, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Black, Radler, and Boultbee knew, the funds were taken by fraud because Defendants Black, Radler, and Boultbee mischaracterized these April 2001 payments as "non-compete" fees to be charged against reserves from the September 2000 Forum transaction and the October 2000 PMG transactions, even though (i) Defendants Black, Radler, and


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

Boultbee had not signed non-competition agreements on either the Forum or PMG transactions; and (ii) neither Forum nor PMG requested such non-competition agreements from Black, Radler, or Boultbee. As Defendants Black, Radler, and Boultbee also knew, these payments were converted because they were never authorized by the Company's independent directors.

         327. Defendants' April 9, 2001 diversion of the $600,000 in "non-compete" payments purportedly related to the Forum and PMG transactions also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, namely, Defendant Radler caused an HLR employee to send by Federal Express checks for payment of these fraudulent non-competition fees for distribution to Black, Radler, Boultbee, and Atkinson, for the purpose of executing a scheme and artifice to defraud and to obtain money or property by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         328. On or about July 31, 2001, Defendants Black, Radler, and Boultbee committed another series of predicate acts related to the fraudulent diversion from the Company to Defendants of approximately $4.4 million of "non-compete" payments from the proceeds of the Osprey I transaction, described above at paragraphs 121-138. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to wire transfer $4.4 million to themselves, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Black, Radler, and Boultbee knew, the $4.4 million was taken by fraud because Defendants (i) intentionally did not seek or obtain proper approval from the HLR audit committee or the independent directors before causing the Company to transfer these funds


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

to their personal bank accounts; (ii) intentionally did not present the "non-compete" payment issue to HCNLP, which owned most of the assets sold to Osprey, in order to avoid scrutiny of their self-dealing, even though this caused Hollinger to bear the entire burden of the payments from its 87% share of the partnership distribution relating to the Osprey I Transaction; and (iii) failed to inform the audit committee of the material facts they had a duty to disclose regarding the U.S. Community Newspaper "non-compete" payments.

         329. Defendants' July 31, 2001 fraudulent diversion of the "non-compete" payments in the Osprey I transaction also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, the wire transfers described above, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         330. In on or about August 2001, Defendants Black, Radler, and Horizon committed another series of predicate acts related to the diversion from the Company to Horizon of the Mammoth Lakes newspaper properties for $1 as part of the Horizon V Transaction, described above at paragraphs 260-271. That is, having devised a scheme and artifice to defraud and to obtain property by means of false and fraudulent pretenses, representations, and promises, namely, the scheme to obtain HLR's Mammoth Times properties for $1 by misrepresenting that the properties were losing money and that there were no other buyers, Defendants Black, Radler, and Horizon deposited and caused to be deposited documents with, and received and took documents from, the U.S. Postal Service and commercial interstate and foreign carriers, for the purpose of executing that scheme and artifice to defraud, namely, the audit committee and board package for the September 10, 2001 audit committee meeting during which the transaction was "ratified," in violation of 18 U.S.C. ss. 1341.

         331. Defendants' August 1, 2001 fraudulent diversion of the Mammoth Lakes newspaper properties in the Horizon V transaction for a nominal price also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, interstate telephone wires used for the September 10, 2001 telephonic audit committee meeting, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         332. On or about November 30, 2001, Defendants Black, Radler, and Boultbee committed further predicate acts related to the fraudulent diversion from HLR to Defendants of $695,970 in sham non-competition payments from the proceeds of the Osprey II transaction, described above at paragraphs 121-138. That is, Defendants transported, transmitted, and transferred in interstate and foreign commerce money of a value of $5,000 or more, namely, Defendants caused the Company to wire transfer $695,970 to themselves, knowing that these funds were converted and taken by fraud, in violation of 18 U.S.C. ss.ss. 2314 and 2. As Defendants Black, Radler, and Boultbee knew, the $695,970 was taken by fraud because (i) Defendants Black, Radler, and Boultbee intentionally did not seek any approval from either HLR's audit committee or the independent directors prior to causing the Company to make the payments to Defendants; (ii) Defendants Black, Radler, and Boultbee intentionally avoided presenting the non-compete payment allocation to the HCNLP audit committee in order to avoid scrutiny of their self-dealing, even though this would cause Hollinger to bear the entire burden of the payments from its 87% share of the partnership distribution relating to the Osprey II transaction; and (iii) Defendants Black, Radler, and Boultbee failed to inform the audit committee of the material facts they had a duty to disclose regarding the U.S. Community Newspaper "non-compete" payments.

         333. Defendants' November 30, 2001 fraudulent diversion of the "non-compete" payments in the Osprey II transaction also constitutes a violation of 18 U.S.C. ss. 1343. Specifically, Defendants used wires in interstate and foreign commerce, namely, the wire transfers described above, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         334. From in or about January 2001 through in or about December 2001, Defendants Ravelston, HLG, Black, Radler, and Boultbee, having devised a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, the 2001 Ravelston management fees from the Company, transmitted or caused to be transmitted in interstate and foreign commerce writings, signals, and pictures for the purpose of executing such scheme, namely, monthly wire transfers from the Company's U.S. accounts to Ravelston's account in Toronto, Canada, in violation of 18 U.S.C. ss.ss. 1343 and 2. Specifically, on or about February 26, 2001, Defendants sought and obtained the HLR audit committee's approval for Ravelston's 2001 management fee without disclosing to the audit committee the material facts that: (i) Defendants had in 1999 and 2000 caused the Company to pay $16.55 million in "non-compete" payments to Ravelston's affiliate, HLG and at least $900,000 in "broker" fees to an offshore vehicle of the Ravelston shareholders; (ii) Defendants had caused the Company to pay Ravelston $26.4 million in an unwarranted and unnecessary "non-compete" payment in the

2000 CanWest transaction based on false and misleading representations; (iii) Defendants had caused the Company to pay more than $15 million in fraudulent and sham "non-competition" payments to the HLR Executives in November 2000 and February 2001; (iv) Defendants would, and did, cause the Company to pay themselves $600,000 in fraudulent and sham "non-competition" payments in April 2001; (v) Defendants had taken $5 million in Hollinger Digital Management Incentive Plan payments, based on the fraudulent representations made during the February 22, 2000 audit committee meeting; (vi) the unauthorized and unfair $1.07 million payment to Colson in September 2001; (vii) the fraud and fiduciary duty breaches in the Horizon and Bradford Transactions; and (viii) the other perks and cash and noncash consideration Defendants were causing the Company to obtain for and pay them.

         335. Defendants' scheme to defraud the Company in connection with the 2001 management fees also constitutes mail fraud, in violation of 18 U.S.C. ss. 1343. Specifically, Defendants deposited and caused to be deposited with, and took and received from, the U.S. Postal Service and private or commercial interstate carriers board packages for the February 2001 meeting during which the 2001 Ravelston Management services fees were approved, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.


                         DEFENDANTS' 2002 PREDICATE ACTS

         336. From in or about January 2002 through in or about December 2002, Defendants Ravelston, HLG, Black, Radler, and Boultbee, having devised a scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers, namely, the 2002

Ravelston management fees from the Company, transmitted or caused to be transmitted in interstate and foreign commerce writings, signals, and pictures for the purpose of executing such scheme, namely, monthly wire transfers from the Company's U.S. accounts to Ravelston's account in Toronto, Canada, in violation of 18 U.S.C. ss.ss. 1343 and 2. Specifically, Defendants sought and obtained the HLR audit committee's February 2002 approval for Ravelston's 2002 management fee, without disclosing to the audit committee the material facts they had a duty to disclose, namely, the 1999-2001 diversions, fraudulent acts, fiduciary duty breaches, and other compensation and payments described above in paragraph 334.

         337. Defendants' scheme to defraud the Company in connection with the 2002 management fees also constitutes a violation of 18 U.S.C. ss. 1341. Specifically, Defendants deposited and caused to be deposited with, and took and received from, the U.S. Postal Service and private or commercial interstate carriers board packages for the February 2002 meeting and which the 2002 Ravelston Management services fees were approved, for the purpose of executing a scheme and artifice to defraud and obtain money by means of false and fraudulent pretenses, representations, and promises, and to deprive the Company of the honest services of its officers.

         338. HLR has suffered injury to its business or property within the meaning of 18 U.S.C. ss. 1964(c) by reason of the foregoing violations of 18 U.S.C. ss. 1962(c).

         339. Defendants fraudulently concealed from Plaintiff the nature of the predicate acts described herein. Despite the exercise of reasonable diligence, Plaintiff and its public majority non-controlling shareholders were not aware of and did not discover facts, and could not reasonably be expected to be aware of or discover facts, revealing Defendants' predicate acts until very recently as a result of the Special Committee's investigation.

                                    COUNT II

           VIOLATION OF RICO, 18 U.S.C. SS. 1962(D), FOR CONSPIRING TO
        VIOLATE 18 U.S.C. SS. 1962(C) (AGAINST DEFENDANTS BLACK, RADLER,
              BOULTBEE, HLG, RAVELSTON, HORIZON, HORIZON ILLINOIS,
         HORIZON HAWAII, HORIZON USA, HORIZON CALIFORNIA, AND BRADFORD)

         340. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 339 as though fully set forth herein.

         341. Defendants Horizon, Horizon Illinois, Horizon Hawaii, Horizon USA, Horizon California, and Bradford are "persons" capable of holding a legal or beneficial interest in property within the meaning of 18 U.S.C. ss. 1961(3).

         342. From 1998 through at least December 2003, Defendants Black, Radler, Boultbee, HLG, Ravelston, Horizon, Horizon Illinois, Horizon Hawaii, Horizon USA, Horizon California, and Bradford have violated 18 U.S.C. ss. 1962(d) by conspiring to violate 18 U.S.C. ss. 1962(c).

         343. Specifically, Defendants Black, Radler, Boultbee, HLG, Ravelston, Horizon, Horizon Illinois, Horizon Hawaii, Horizon USA, Horizon California, and Bradford conspired to violate 18 U.S.C. ss. 1962(c) by conducting or participating, directly or indirectly, in the conduct of HLR's affairs by depriving the Company of the intangible right to receive honest services from Black, Radler, and Boultbee, and by fraudulently transferring Company assets at unfair below-market prices to the Horizon Defendants and Bradford.

         344. With knowledge of the essential nature and scope of the RICO conspiracy to loot HLR through a pattern of racketeering activity, Defendants joined the conspiracy.

         345. The Company has suffered injury to its business or property within the meaning of 18 U.S.C. ss. 1964(c) by reason of the commission of racketeering activities within the meaning of 18 U.S.C. ss. 1961(1) that were overt acts in violation of 18 U.S.C. ss. 1962(d) committed as alleged herein.

                                    COUNT III

          BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE TO HLG IN CONNECTION WITH THE U.S. COMMUNITY NEWSPAPER SALES
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         346. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 345 as though fully set forth herein.

         347. The Company paid at least $16.55 million to HLG, purportedly in connection with the Company's sales of its U.S. Community Newspapers.

         348. The payments were never considered, approved, or negotiated by the Company's independent board members. In addition, the payments were economically unjustified and unfair to the Company's shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         349. Defendants Black, Radler, and Boultbee aided and abetted HLG's fiduciary duty breaches and breached their own duties of loyalty to the Company's shareholders in directing or allowing the unauthorized transfers of funds to HLG.

         350. Defendant Ravelston, through at least Black and Radler, knew that HLG was taking these unfair payments from the Company and willingly participated in this scheme to divert corporate assets from the Company to HLG.

         351. By causing the Company to pay HLG at least $16.55 million of the money received from the purchasers of the Company's U.S. Community Newspaper assets, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         352. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this payment to HLG of at least $16.55 million of the money received from the purchasers of the Company's U.S. Community Newspaper assets.

         353. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this payment of approximately $16.55 million.

                                    COUNT IV

                  BREACH OF FIDUCIARY DUTY FOR THE $9.5 MILLION
                   PAID TO THE HLR EXECUTIVES IN NOVEMBER 2000
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         354. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 353 as though fully set forth herein.

         355. On or about November 1, 2000, the Company paid $9.5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain newspaper assets to CNHI.

         356. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         357. By causing the Company to pay the $9.5 million in "non-compete" styled payments out of the money received from CNHI in November 2000, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $9.5 million, plus interest from November 1, 2000.

         358. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $9.5 million in "non-compete" payments out of the money received from CNHI.

         359. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses the payment of this $9.5 million in "non-compete" payments.

                                     COUNT V

                  BREACH OF FIDUCIARY DUTY FOR THE $5.5 MILLION
                   PAID TO THE HLR EXECUTIVES IN FEBRUARY 2001
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         360. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 359 as though fully set forth herein.

         361. In February 2001, the Company paid $5.5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of its U.S. community newspapers.

         362. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         363. By causing the Company to pay the HLR Executives $5.5 million, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $5.5 million, plus interest from February 2001.

         364. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $5.5 million to Defendants Black, Radler, and the other HLR Executives.

365. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this $5.5 million payment.

                                    COUNT VI

                    BREACH OF FIDUCIARY DUTY FOR THE $600,000
                    PAID TO THE HLR EXECUTIVES IN APRIL 2001
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         366. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 365 as though fully set forth herein.

         367. In or about April 2001, the Company paid $600,000 to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of its U.S. community newspapers.

         368. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders.

         369. By causing the Company to pay $600,000 in "non-compete" styled payments, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $600,000, plus interest from April 2001.

         370. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $600,000 in "non-compete" payments.

         371. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this $600,000 in "non-compete" payments.


                                    COUNT VII

            BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" AND OTHER
       RELATED-PARTY PAYMENTS MADE TO RAVELSTON AND THE HLR EXECUTIVES IN
                      CONNECTION WITH THE SALE TO CANWEST
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         372. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 371 as though fully set forth herein.

         373. In or about November 2000, HLR paid $52.9 million to Defendants Ravelston, Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain Canadian newspaper assets to CanWest.

         374. Also in or about November 2000, Defendants executed a management services agreement with CanWest that provided for an annual in perpetuity $3.9 million management services fee to Ravelston, thereby reducing the consideration to the Company, and lucrative termination fees. These payments to Ravelston resulted in a reduction of the consideration received by the Company for the sale of its own properties.

         375. These payments and usurped opportunities were unfair to the Company's shareholders and were obtained through misrepresentations and material omissions. Defendants cannot sustain their burden of proving the "entire fairness" of these payments.

         376. By causing the Company to pay Defendants Ravelston, Black, Radler, and Boultbee and Atkinson $52.9 million, and by usurping the opportunities in the CanWest-Ravelston management services agreement, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of: (i) $52.9 million, plus interest from November

2000; and (ii) the reduction in purchase price resulting from the consideration paid in the CanWest-Ravelston management services agreement, plus interest.

         377. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $52.9 million and in usurping the opportunities in the CanWest-Ravelston management services agreement.

378. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this payment of $52.9 million and the usurping of the opportunities in the CanWest-Ravelston management services agreement.


                                   COUNT VIII

          BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE TO THE HLR EXECUTIVES IN CONNECTION WITH THE SALES TO OSPREY
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         379. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 378 as though fully set forth herein.

         380. In 2001, the Company paid approximately $5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain Canadian newspaper assets to Osprey.

         381. These payments were unfair to the Company's shareholders, were obtained without board pre-approval, and were "ratified" based on incomplete and false information. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         382. By causing the Company to pay Defendants Black, Radler, and Boultbee and Atkinson approximately $5 million, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of approximately $5 million, plus interest from 2001.

         383. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this payment of approximately $5 million.

384. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this payment of approximately $5 million.


                                    COUNT IX

         BREACH OF FIDUCIARY DUTY FOR THE MORE THAN $200 MILLION PAID TO
     HLG AND RAVELSTON IN CONNECTION WITH THE MANAGEMENT SERVICES AGREEMENTS (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, BOULTBEE, AND COLSON)

         385. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 384 as though fully set forth herein.

         386. From 1996 to 2003, the Company paid approximately $226.4 million to HLG and Ravelston under the management services agreements.

         387. These payments to the Company's controlling shareholders were grossly excessive and unfair to the Company's other shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         388. By causing the Company to pay HLG and Ravelston a sum that far exceeds a fair price for the services HLG and Ravelston provided to the Company, all of the Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         389. Defendants HLG and Ravelston are also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, Boultbee, and Colson in extracting excessive management fees from the Company under the management services agreements.

         390. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses the payment by the Company of excessive management fees to HLG and Ravelston.


                                     COUNT X

   BREACH OF FIDUCIARY DUTY RELATED TO AT LEAST $900,000 IN SHAM "BROKER" FEES
       (AGAINST DEFENDANTS RAVELSTON, BLACK, BLACK, RADLER, AND BOULTBEE)

         391. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 390 as though fully set forth herein.

         392. In or about August 1999, Defendants Black, Radler, and Boultbee caused the Company to pay Moffat Management $900,000 as a "broker" fee.

         393. On information and belief, Defendants caused the Company to pay Moffat Management and/or Ravelston other "broker" fees.

         394. These payments, made at the behest of Defendants Black, the Company's controlling shareholder, and the other Defendants in this Count, were shams, unauthorized by the HLR board, without legitimate business justification, and unfair to the Company's public majority non-controlling shareholders

         395. By causing the Company to pay those unauthorized sham "broker" fees, Defendants Black, Radler, and Boultbee violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proved at trial, but in no event less than $900,000, plus interest.

         396. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay the unauthorized sham "broker" fees.

         397. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses these unauthorized sham "broker" fees.


                                    COUNT XI

    BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $5 MILLION PAID TO BLACK, RADLER, COLSON AND BOULTBEE UNDER THE HOLLINGER DIGITAL MANAGEMENT INCENTIVE
    PLAN (AGAINST DEFENDANTS RAVELSTON, BLACK, RADLER, BOULTBEE, AND COLSON)

         398. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 397 as though fully set forth herein.

         399. In 2000 and 2001, the Company paid Defendants Black, Radler, Boultbee, and Colson approximately $5,021,238 under the Hollinger Digital Management Incentive Plan.

         400. These payments made at the behest of Defendant Black, the Company's controlling shareholder, were grossly excessive and unfair to the Company's other shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         401. By causing the Company to pay them these unfair and excessive incentive payments, Defendants Black, Radler, Boultbee, and Colson violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $5,021,238, plus interest.

         402. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, Boultbee, and Colson in causing the Company to make this $5,021,238 in unfair, excessive incentive payments.

         403. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this $5,021,238 in unfair, excessive incentive payments to Black, Radler, Boultbee, and Colson.

                                    COUNT XII

             BREACH OF FIDUCIARY DUTY FOR THE COMPANY'S $3.1 MILLION INVESTMENT TRANSACTION IN WHICH RADLER HAD AN UNDISCLOSED FINANCIAL INTEREST
                    (AGAINST DEFENDANTS RAVELSTON AND RADLER)

         404. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 403 as though fully set forth herein.

         405. In or about 1999, the Company invested approximately $3.1 million in a transaction in which Defendant Radler had an undisclosed financial interest. While Defendant Radler benefited as a result of the Company's investments in that company because of his approximately 15% equity interest in the financial services firm that placed the securities, the Company lost its entire investment in that company.

         406. Defendant Radler breached his fiduciary duty to the Company by failing to disclose the self-dealing nature of this transaction and failing to obtain the approval of the Company's independent directors before causing the Company to make this investment.

         407. By using Company funds to engage in this self-dealing transaction, Defendant Radler violated his fiduciary duties and caused damage to the Company in the amount of $3,063,889, plus interest.

         408. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Radler in causing the Company to enter into this self-dealing transaction that resulted in losses to the Company in the amount of $3,063,889.


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                                   COUNT XIII

          BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $1.14 MILLION
                  PAID TO AMIEL-BLACK IN EXCESSIVE COMPENSATION
             (AGAINST DEFENDANTS RAVELSTON, BLACK, AND AMIEL-BLACK)

         409. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 408 as though fully set forth herein.

         410. From 1999 through 2003, Defendant Black caused the Company to pay Defendant Amiel-Black approximately $1,141,557 in "salary" and "bonus" purportedly for serving as a Vice President of the Company.

         411. Particularly in light of Amiel-Black's substantial additional compensation from the Company, and the little if any work she performed as an HLR "Vice President," these "salary" and "bonus" payments made at the behest of Defendant Black, the Company's controlling shareholder, were grossly excessive and unfair to the Company's public majority non-controlling shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         412. The "salary" and "bonus" payments to Defendant Amiel-Black also constituted corporate waste.

         413. By causing the Company to pay, and by taking, these unfair, excessive, and wasteful "salary" and "bonus" amounts, Defendants Black and Amiel-Black violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $1,141,557, plus interest.

         414. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black in causing the Company to pay this $1,141,557 in unfair, excessive salary and bonus payments to Defendant Amiel-Black.


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         415.  Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses these payments to Defendant Amiel-Black.


                                    COUNT XIV

                 BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY
                 $1 MILLION UNAUTHORIZED "BONUS" PAID TO COLSON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND COLSON)

         416. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 415 as though fully set forth herein.

         417. In or around September 2001, Defendant Colson took from the Company a "bonus" of $1,073,719.

         418.  This "bonus" was not authorized by the HLR independent directors.

         419. This "bonus" payment to Defendant Colson constituted corporate waste.

         420. By causing the Company to pay, and by taking, this unfair, excessive, and wasteful "bonus" payment, Defendants Black and Colson violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $1,073,719, plus interest from September 2001.

         421. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Colson in causing the Company to pay and taking from the Company this unfair, excessive bonus payment of $1,073,719.

         422. Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this "bonus" payment to Defendant Colson.




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                                    COUNT XV

                   BREACH OF FIDUCIARY DUTY FOR THE MARCH 1999
           HLR-FINANCED SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         423. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 422 as though fully set forth herein.

         424. The Horizon I Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         425. The price and terms of the Horizon I Transaction and the process for determining and disclosing those terms were unfair to the Company's public shareholders.

         426. By causing the Company to execute the Horizon I Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company.

         427. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon I Transaction on terms unfair to the Company and its shareholders.

428. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Horizon.

                                    COUNT XVI

         AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE MARCH 1999
           HLR-FINANCED SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
                           (AGAINST DEFENDANT HORIZON)

         429. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 428 as though fully set forth herein.


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         430.  The Horizon I Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         431. The price and terms of the Horizon I Transaction and the process for determining and disclosing those terms were unfair to the Company's public shareholders.

         432. By causing the Company to execute the Horizon I Transaction, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.

         433. Defendant Horizon aided and abetted Black's and Radler's breaches of fiduciary duties to the Company and its shareholders and caused damage to the Company.

                                   COUNT XVII

     BREACH OF FIDUCIARY DUTY FOR THE APRIL 2000 ASSET EXCHANGE WITH HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         434. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 433 as though fully set forth herein.

         435. The Horizon II Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         436. The price and terms of the Horizon II Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         437. By causing the Company to execute the Horizon II Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company.

         438. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon II Transaction on terms unfair to the Company and its shareholders.


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         439.  The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Horizon, Horizon Illinois, and Horizon Hawaii.

                                   COUNT XVIII

                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
                 FOR THE APRIL 2000 ASSET EXCHANGE WITH HORIZON
       (AGAINST DEFENDANTS HORIZON, HORIZON ILLINOIS, AND HORIZON HAWAII)

         440. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 439 as though fully set forth herein.

         441. The Horizon II Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         442. The price and terms of the Horizon II Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         443. By causing the Company to execute the Horizon II Transaction, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.

         444. Defendants Horizon, Horizon Illinois, and Horizon Hawaii aided and abetted Defendant Black's and Defendant Radler's breaches of fiduciary duties to the Company and its shareholders and caused damage to the Company.

                                   COUNT XIX

             BREACH OF FIDUCIARY DUTY FOR THE MAY 2000 SALE OF THE
     SKAGIT VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON
               (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         445. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 444 as though fully set forth herein.

         446. The Horizon III Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.


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

         447. The price and terms of the Horizon III Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         448. By causing the Company to execute the Horizon III Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company.

         449. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon III Transaction on terms unfair to the Company and its shareholders.

         450. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Horizon and Horizon USA.

                                    COUNT XX

    AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR THE MAY 2000 SALE OF THE
     SKAGIT VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON
                  (AGAINST DEFENDANTS HORIZON AND HORIZON USA)

         451. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 450 as though fully set forth herein.

         452. The Horizon III Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         453. The price and terms of the Horizon III Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         454. By causing the Company to execute the Horizon III Transaction, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.


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

         455. Defendants Horizon and Horizon USA aided and abetted Defendant Black's and Defendant Radler's breaches of fiduciary duties to the Company and its shareholders and caused damage to the Company.

                                    COUNT XXI

                          BREACH OF FIDUCIARY DUTY FOR
              THE JULY 2000 SALE OF FOUR PUBLICATIONS TO BRADFORD
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         456. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 455 as though fully set forth herein.

         457. The Bradford Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         458. The price and terms of the Bradford Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         459. By causing the Company to execute the Bradford Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duty to the Company and its shareholders and caused damage to the Company.

         460. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Bradford Transaction on terms unfair to the Company and its shareholders.

         461. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Bradford.



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

                                   COUNT XXII

                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
             FOR THE JULY 2000 SALE OF FOUR PUBLICATIONS TO BRADFORD
                          (AGAINST DEFENDANT BRADFORD)

         462. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 461 as though fully set forth herein.

         463. The Bradford Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         464. The price and terms of the Bradford Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         465. By causing the Company to execute the Bradford Transaction, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.

         466. Defendant Bradford aided and abetted Black's and Radler's breaches of fiduciary duties to the Company and its shareholders and caused damage to the Company.

                                   COUNT XXIII

                        BREACH OF FIDUCIARY DUTY FOR THE
             NOVEMBER 2000 SALE OF BISHOP AND BLACKFOOT TO HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         467. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 466 as though fully set forth herein.

         468. The Horizon IV Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         469. The price and terms of the Horizon IV Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         470. The Horizon IV Transaction is a related-party transaction that was never authorized by the Company's audit committee or independent directors.


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         471.  By causing the Company to execute the Horizon IV Transaction,
Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company.

         472. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon IV Transaction on terms unfair to the Company and its shareholders.

         473. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Horizon.

                                   COUNT XXIV

                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
          FOR THE NOVEMBER 2000 SALE OF BISHOP AND BLACKFOOT TO HORIZON
                           (AGAINST DEFENDANT HORIZON)

         474. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 473 as though fully set forth herein.

         475. The Horizon IV Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         476. The price and terms of the Horizon IV Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         477. The Horizon IV Transaction is a related-party transaction that was never authorized by the Company's audit committee or independent directors.

         478. By causing the Company to execute the Horizon IV Transaction, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.


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

         479. Defendant Horizon aided and abetted Defendant Black's and Defendant Radler's breaches of fiduciary duty to the Company and its shareholders and caused damage to the Company.

                                    COUNT XXV

                          BREACH OF FIDUCIARY DUTY FOR
              THE AUGUST 2001 SALE OF THE MAMMOTH TIMES TO HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         480. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 479 as though fully set forth herein.

         481. The Horizon V Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         482. The price and terms of the Horizon V Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         483. By causing the Company to execute this transaction on these unfair terms, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company.

         484. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon V Transaction on terms unfair to the Company and its shareholders.

         485. The Defendants' conspiracy alleged in paragraphs 275 through 278 above encompasses this unfair transaction with Horizon and Horizon California.



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                                   COUNT XXVI

                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
            FOR THE AUGUST 2001 SALE OF THE MAMMOTH TIMES TO HORIZON
               (AGAINST DEFENDANTS HORIZON AND HORIZON CALIFORNIA)

         486. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 485 as though fully set forth herein.

         487. The Horizon V Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         488. The price and terms of the Horizon V Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         489. By causing the Company to execute this transaction on these unfair terms, Defendants Black and Radler violated their fiduciary duties to the Company and its shareholders.

         490. Defendants Horizon and Horizon California aided and abetted Black's and Radler's breaches of fiduciary duties to the Company and its shareholders and caused damage to the Company.

                                   COUNT XXVII

               BREACH OF FIDUCIARY DUTY FOR CAUSING THE COMPANY TO
           MAKE MISLEADING AND INADEQUATE DISCLOSURES TO SHAREHOLDERS
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         491. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 490 as though fully set forth herein.

         492. As described herein, Defendants Ravelston, HLG, Black, Radler, and Boultbee deliberately misinformed and deliberately caused the Company to misinform its stockholders about the transactions set forth in this Complaint.



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

         493. By causing the Company to misinform its stockholders, Defendants Ravelston, HLG, Black, Radler, and Boultbee violated their fiduciary duties of loyalty and good faith to provide shareholders with accurate and complete information about the Company.

         494.  Those breaches of fiduciary duty caused damage to the Company.

                                  COUNT XXVIII

                                UNJUST ENRICHMENT
                       (AGAINST DEFENDANTS RAVELSTON, HLG,
               BLACK, RADLER, COLSON, BOULTBEE, AND AMIEL-BLACK)

         495. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 494 as though fully set forth herein.

         496. The Defendants did not own the assets that the Company was divesting and did not deserve any of the proceeds from their sale.

         497. Denominating payments as "non-compete fees" does not render them legitimate. The Defendants do not deserve any compensation for their putative agreements not to compete.

         498. It would be inequitable for the Defendants to retain the non-compete payments they received from the Company.

         499. The Defendants did not earn the excessive management fees they charged.

         500. It would be inequitable for the Defendants to retain the excessive management fees they received from the Company.

         501. The Defendants did not earn the excessive "incentive" fees and "bonuses" they obtained from the Company.

         502. It would be inequitable for the Defendants to retain the excessive "incentive" fees and "bonuses" they obtained from the Company.



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

         503. The Defendants did not earn the sham "broker" fees they obtained from the Company.

         504. It would be inequitable for the Defendants to retain the sham "broker" fees they obtained from the Company.

         505. Defendant Amiel-Black did not earn the excessive "salary" and "bonus" she obtained from the Company.

         506. It would be inequitable for Defendant Amiel-Black to retain the excessive "salary" and "bonus" she obtained from the Company.

                                   COUNT XXIX

                                UNJUST ENRICHMENT
                 (AGAINST DEFENDANTS HORIZON, HORIZON ILLINOIS,
         HORIZON HAWAII, HORIZON USA, HORIZON CALIFORNIA, AND BRADFORD)

         507. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 506 as though fully set forth herein.

         508. Bradford and the Horizon Defendants did not pay a fair price for the assets they received from the Company.

         509. It would be inequitable for Bradford and the Horizon Defendants to retain the assets they received from the Company without paying fair compensation to the Company for them.

                                    COUNT XXX

                            ILLINOIS CIVIL CONSPIRACY
                       (AGAINST DEFENDANTS RAVELSTON, HLG,
               BLACK, RADLER, COLSON, BOULTBEE, AND AMIEL-BLACK)

         510. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraphs 1 through 509 as though fully set forth herein.


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

         511. The Defendants, and each of them, agreed to and did engage in a common scheme designed to improperly enrich themselves at the Company's expense, specifically by causing the Company to pay various Defendants unwarranted, unfair, and unauthorized "non-compete" payments, by causing the Company to pay to Defendants HLG and Ravelston excessive management fees, by causing the Company to pay excessive "incentive" fees, by causing the Company to pay sham "broker" fees, by causing the Company to pay excessive "salary" and "bonus," and by causing the Company to divert newspaper assets at unfair prices and terms.

         512. Pursuant to and in furtherance of this common scheme, the Defendants breached their fiduciary duties owed to the Company and committed numerous tortious or unlawful overt acts in this judicial district.

         513. These tortious or unlawful overt acts caused injury to the Company, including, without limitation, the damages caused as a result of the Company's payment of the above described fees and diversions.

         514. As a result of their participation in the conspiracy, each of the Defendants is jointly and severally liable for all such injury and damages.

                                PRAYER FOR RELIEF

         WHEREFORE, Plaintiff requests judgment awarding it:

         (a) compensatory damages and disgorgement in an amount to be proven at trial plus prejudgment interest;

         (b) an order disgorging to HLR the benefits of the CanWest-Ravelston management services agreement;

         (c) an order disgorging to HLR Defendant Black's, Defendant Radler's, Defendant Boultbee's, Defendant Colson's, and Defendant Amiel-Black's compensation as HLR officers and directors during the period of their fiduciary duty breaches and/or racketeering activities;


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

         (d) an order disgorging to HLR Defendant HLG's dividends from HLR during the period of HLG's fiduciary duty breaches and/or racketeering activities;

         (e) an order disgorging to HLR Defendant Ravelston's management services fees during the period of Ravelston's fiduciary duty breaches and/or racketeering activities;

         (f) an order disgorging to HLR Defendant HLG's management services fees during the period of HLG's fiduciary duty breaches;

         (g) an order rescinding the Horizon I, Horizon III, Bradford, Horizon IV, and Horizon V Transactions or, in the alternative, rescissory damages on all Horizon and Bradford transactions;

         (h) an order granting a constructive trust on the profits of Black, Radler, the Horizon Defendants, and Bradford arising from their acquisitions of HLR properties as described in this Complaint;

         (i) an order disgorging Horizon's and Bradford's operating profits and proceeds of resulting HLR's properties;

         (j) an order granting a constructive trust on Black's stock in Horizon and Bradford and on Radler's stock in Horizon and Bradford;

         (k) an order granting restitution and compensatory damages for all of HLR's costs, expenses, and damages associated with and arising out of the asset sales to Horizon and Bradford;

         (l)   treble damages and attorneys' fees pursuant to 18 U.S.C. ss.
               1964(c);

         (m) an order pursuant to 18 U.S.C. ss. 1964(a) prohibiting Defendants HLG, Ravelston, Black, Radler, and Boultbee from conducting or participating in the conduct of the affairs of HLR; and

         (n)   such further relief as may be appropriate.


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

Dated:   May 7, 2004

                                         JOHNSON AND COLMAR


                                         /s/ Mark V. Chester
                                         -------------------------------
                                         Mark V. Chester


                                         /s/ Joan M. Meyers
                                         -------------------------------
                                         Joan M. Meyers

                                         300 South Wacker Drive, Suite 1000
                                         Chicago, IL 60606
                                         Telephone:  (312) 922-1980
                                         Facsimile:  (312) 922-9283

                                         Attorneys for Plaintiff
                                         The Hollinger International Inc.
                                           Board of Directors Special Committee



Of Counsel:

Jonathan Rosenberg, Esq.
Andrew Geist, Esq.
O'MELVENY & MYERS LLP
Times Square Towers
7 Times Square
New York, NY 10036
(212) 326-2000


Henry C. Thumann, Esq.
Ira H. Raphaelson, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, D.C.  20006-4001
(202) 383-5300


Robert Schwartz, Esq.
O'MELVENY & MYERS LLP
1999 Avenue of the Stars
Los Angeles, CA  90067-6035
(310) 553-6700



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